UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESCORP ENERGY INC.
(Name of small business issuer in its charter)

Delaware	1389	33-0921967
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or organization)	Classification Code Number)	Number)

Suite 770, 435 – 4th Avenue S.W.
Calgary, Alberta, Canada T2P 3A8
(Address and telephone number of principal executive offices)

Doug Biles
Chief Executive Officer
Suite 770, 435 – 4th Avenue S.W.
Calgary, Alberta, Canada T2P 3A8
(403) 206-3990
(Name, address and telephone number of agent for service)

Copy of all communications to:
Alan Talesnick, Esq.
Melissa L. Mong, Esq.
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
(303) 830-1776

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, 0.001 par value (4)	12,553,868	$0.44	$5,523,702	$169.58
Shares of Common Stock underlying Selling Stockholder Warrants (5)	9,346,451	$0.75 (5)	$7,009,838	$215.20
Shares of Common Stock underlying Selling Stockholder Debenture (6)	2,250,000	$0.44	$990,000	$30.40
Shares of Common Stock underlying Selling Stockholder Warrants under Debenture (7)	1,125,000	$3.00 (7)	$3,375,000	$103.61
TOTAL	25,275,319	$0.67	$16,898,540	$518.79

(1)	Consists of shares held by certain Selling Stockholders being registered by the Registrant on behalf of such Selling Stockholders.
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends and combinations.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price of each share of the Registrant’s common stock is estimated to be the average of the high and low sales price of a share as of a date no later than five business days before the filing of this registration statement. Accordingly, the Registrant has used $0.44 as such price per share, which is the price reported by the OTC Bulletin Board on November 8, 2007.

(4)	Represents shares of the Registrant’s common stock held by certain Selling Stockholders.
(5)

Represents shares of the Registrant’s common stock issuable upon the exercise of warrants held by certain Selling Stockholders at an exercise price of $.75 per share, calculated in accordance with Rule 457(i).

(6)	Represents shares of the Registrant’s common stock issuable upon the conversion of a debenture held by a Selling Stockholder.
(7)

Represents shares of the Registrant’s common stock issuable upon the exercise of warrants issued in connection with a debenture held by a Selling Stockholder at an exercise price of $3.00 per share, calculated in accordance with Rule 457(i).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED NOVEMBER 13, 2007
SUBJECT TO COMPLETION

WESCORP ENERGY INC.

25,275,319 Shares of Common Stock

This prospectus relates to the sale of up to an aggregate of 25,275,319 shares of common stock (including 9,346,451 shares to be issued upon exercise of warrants, 2,250,000 shares to be issued upon conversion of a debenture, and 1,125,000 shares to be issued upon exercise of warrants issued in connection with the debenture) by certain of our stockholders referred to as the “Selling Stockholders”. These shares, warrants and the debenture were issued to the Selling Stockholders in private transactions. We will not receive any proceeds from the sale of any shares sold by the Selling Stockholders.

The Selling Stockholders have not entered into any underwriting arrangements regarding the shares.

Our common shares trade on the NASD Over-the-Counter Bulletin Board (OTCBB) under the symbol “WSCE”. On November 8, 2007, the last sales price of our common stock as reported on the OTCBB was $0.44 per share.

These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 5 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to “Wescorp”, the “Company”, “our Company”, “we”, “us” or “our” refer to Wescorp Energy Inc., a Delaware corporation, and its subsidiaries.

i

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus. In addition to this summary, you should read this entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. All information in this prospectus should be considered before investing in our common stock.

Wescorp Energy Inc.

We are an oil and gas operations solution and engineering company committed to acquiring, developing and commercializing technologies that are designed to improve the management, environmental and economic performance of field operations for oil and gas producers and to provide solutions to help them overcome the tough operational challenges they face. To this end, our primary business strategy is to acquire, fund and develop new systems and technologies in our field through investments in companies or products for which early stage product development has been completed, and to provide consulting services with respect to these systems and technologies. We prefer investments for which we can control the intellectual property of technologies that have emerged from research and initial development and are essentially market-ready. We also acquire companies with one or more technology products being developed that can benefit from the financial, technical and business development experience of our management to bring those products to market in a meaningful manner after they have been fully developed. Among other strategies, we may attempt to license or form third-party commercial partnerships based on these acquired technologies.

In short, our goal is to generate enhanced capital appreciation for our shareholders by continuing to acquire, develop, and commercialize timely effective product solutions or strategic investment opportunities for energy-related applications that generate real returns with above-average cash flow and margins. To this end, we currently operate through three Strategic Business Units, or SBUs, including (i) our subsidiary, Flowstar; (ii) our joint venture with Ellycrack; and (iii) our subsidiary, Strategic Decision Sciences USA Inc. (“SDS”). We also hold shares of common stock in a publicly-traded Canadian tar sands exploration company, Oilsands Quest Inc. (“Oilsands”). We have entered into two non-binding letters of intent to acquire certain water technologies and businesses related to water remediation and purification. A portion of the purchase price to acquire these businesses includes the distribution of all of our shares of Oilsands to the sellers. A short synopsis of each business unit and the Oilsands investment follows.

Flowstar Technologies, Inc.

In June 2003, we entered into an agreement to purchase 100% of the outstanding shares of two companies, Flowstar and Flowray, which was subsequently amended in January 2004. On March 31, 2004, Wescorp, through our Alberta subsidiary 1049265 Alberta Ltd., completed the acquisition of 100% of the outstanding shares of Flowstar and Flowray. Flowstar and Flowray were legally amalgamated on December 31, 2004 into one company that continued under the name Flowstar Technologies Inc.

As part of the acquisition of Flowstar, the Company concluded the acquisition of 100% of the outstanding shares of Vasjar Trading Ltd. (“Vasjar”) on August 19, 2004. Vasjar in turn owns five Barbadian subsidiaries including 100% of the outstanding shares of Quadra Products International, Inc. (“Quadra”). Quadra owns the rights to the technology related to the DCR system described below. Flowstar, Flowray, Vasjar and its subsidiaries (“Flowstar Group”) are involved in the natural gas flow measurement and service industry in North America.

Based on preliminary and ongoing sales of Flowstar’s principal product, we believe there are significant additional sales opportunities for Flowstar products, or a combined solution including Flowstar’s products, worldwide.

Flowstar’s principal product is the Digital Chart Recorder (DCR) gas flow measurement and well monitoring system that have proven to be very effective in several applications, including those for:

  Coal bed methane production – low pressure well monitoring and gas metering;

  Wet gas production – as stand-alone units without heated shelters or added infrastructure;
  Plunger lifts – to monitor and measure highly variable gas flows;
  Test separators – eliminating the need to change orifice plates; and
  Fuel gas – to measure gas consumption of pipeline compressors.

Ellycrack

During 2003 and 2004, we purchased 259,000 shares of Ellycrack AS, a private technology research and development company based in Norway. In September 2004, we purchased an additional 400,000 treasury shares of Ellycrack by issuing 300,000 shares of Wescorp common stock to Ellycrack resulting in our equity interest in Ellycrack rising to 12.90% . In January 2006, we purchased an additional 65,000 shares of Ellycrack bringing our current equity interest in Ellycrack to approximately 13%.

Also in 2004, we entered into a Memorandum of Understanding (“MOU”) to form a 50/50 joint venture (“JV”) with Ellycrack. At the time of this filing we are in the process of preparing a formal joint venture agreement that is based on the terms and conditions outlined within the MOU. The joint venture agreement will provide Wescorp a 50% interest in the worldwide rights to use and benefit from the commercial application of Ellycrack’s VISCOSITOR technology and intellectual property.

The VISCOSITOR is a low energy (low cost) heavy oil upgrading process that is self sustained by fuel produced by the process itself. This technology primarily upgrades the quality of heavy oil by producing lighter, more valuable synthetic grades of crude oil that dramatically improves the economics of heavy-oil production and transportation projects. It also has various environmental benefits, is a low cost alternative for small and mid-sized heavy oil field production and provides enhanced economies of scale for larger heavy oil production and processing projects. All research and development for the VISCOSITOR was carried out in cooperation with Norway’s biggest research organization, SINTEF ENERGY RESEARCH A/S at the Norwegian Institute of Technology in Trondheim, Norway. Subsequent improvements to optimize the process were contributed by Wescorp, Ellycrack and an engineering firm engaged to provide design and engineering services to the pending joint venture.

Primary principals and benefits of this technology include, but are not limited to:

  Converting kinetic energy to required temperatures at the molecular level to crack heavy oil – requires lower ambient temperature and atmospheric pressure to significantly reduce capital and energy costs.
  Colliding atomized oil and active steam with fluidized sand at high velocity to crack oil without additional catalysts or hydrogenation – output remains stable and does not re-polymerize to retain value-added without further processing.
  Generating coke by-product from cracking as the primary fuel for all unit operations – process requires very little energy input and generates significantly more energy than is required to potentially drive onsite electricity or steam co- generating capacity.
  Raising the API of processed oil from 6° to 28° in a single pass and over 30° with medium grade feedstock – raising significantly the value of processed oil and reducing heavy oil differentials of pricing relative to world benchmarks.

As part of the existing MOU, Wescorp must pay for the design modifications, construction, and field testing of a pilot plant to be fabricated in Canada. Subsequent to that benchmark being achieved, all future costs associated with commercial applications of VISCOSITOR technology will be shared equally by Wescorp and Ellycrack AS. We expect to substantially increase our investment in developing this technology for commercial launch throughout 2007 and 2008.

On February 16, 2006, we announced that the engineering phase of the patented Ellycrack heavy oil upgrader pilot plant had been completed and that we would now move immediately to fabrication of the plant in Canada (see below). Final design contributions and engineering services were provided by a major international engineering company with over 40 years of combined tar-sands, heavy oil and upgrader project experience. Completion of this engineering stage is the direct result of having undertaken an extended period of testing through the latter half of

2005, which resulted in design modifications that allowed us to significantly improve the upgrading capabilities of the Ellycrack process as outlined above. The extended design and testing period allowed us to optimize the process to where it can now upgrade heavy oil to over 30° API. That enhanced upgrading capacity has in turn also expanded the scope of commercial applications being considered for the process that we demonstrated for several major energy producers in that testing period, with particular attention paid to demonstrating:

  How the innovative process can upgrade heavy oil in a more cost-effective manner than most other known field up-grader or primary cracking technologies currently in use.
  How the process can upgrade oil without specialized catalysts, custom infrastructure or emulsifying feedstock.
  Why the process can scale with enhanced efficiencies to larger pilot-plants and commercial units.
  The range, consistency and stability of output from a wide range of native feedstock.
  How the technology can be configured for specific applications being considered by each producer.

Some further testing was done with the test rig at SINTEF in Norway until May 2006. In June 2006, a decision was made by Wescorp and Ellycrack to move the VISCOSITOR test rig to Canada in order to automate it as an approximately 20-50 barrel-per-day pilot plant and “prove out” longer term operation. Then the test rig was disassembled and shipped to Canada.

Negotiations were conducted with three western Canadian research facilities and an agreement was reached with the organization that had the best combination of factors associated with them. The pilot plant is to be housed at a major Canadian research and development organization test facility with proximity to numerous potential clients. Canadian expertise in heavy oil upgrading is known to be world class. Testing and automation are scheduled to start in the fourth quarter of 2007 or first quarter of 2008.

Another agreement was made with a bitumen chemistry expert from a local university, to consult on the process.

The Company has been approved to receive a grant administered by a Canadian Federal government agency. Under the terms of the agreement, the Company may receive up to CAD $290,000 (approximately $249,400) for costs incurred and paid in direct performance of testing of the pilot plant.

Subsequent to fabrication, the VISCOSITOR pilot plant will undergo a period of continuous field testing to further define performance parameters beyond API uplift including details related to material balance, energy balance, and composition of processed output to determine final capital and operating costs for commercial users.

As part of the agreement with the above mentioned research organization, a building to house the test rig has been designed and construction started. Completion of this building is scheduled for the third quarter of 2007. Reassembly of the test rig and upgrading to required Canadian electrical code was started at a major fabrication shop in Manitoba. Plans to convert the test rig into a continuous operation are being formulated.

Strategic Decision Sciences USA Inc.

On September 11, 2007, we effectively completed an Agreement and Plan of Merger (the “Merger Agreement”) with Strategic Decisions Sciences USA Inc. (“SDS”) and Scott Shemwell, who was the sole shareholder of SDS and who is our current Chief Operating Officer. The transaction was structured as a merger of SDS into Wescorp in accordance with the applicable provisions of the Delaware General Corporation Law (the “Merger”), with Wescorp remaining as the surviving entity following the Merger. Under the terms of the Merger Agreement, all shares of SDS common stock issued and outstanding immediately prior to the effective time of the Merger were converted into, and exchanged for, the right to receive 2,000,000 shares of our common stock.

SDS, now a division of Wescorp, was a Houston-based engineering firm focused on providing process-driven consulting and services to help oil and gas operators improve the management, economics and environmental performance of field operations. In connection with our acquisition of SDS, we acquired the NAVIGATOR Process Management Solution, a collaborative solution that manages the interactions of people, processes and equipment in complex oil and gas field operations. We believe that the Wescorp NAVIGATOR provides a powerful, integrated field operations capability that we intend to use to drive the development, commercialization and management of our client offerings. We also intend to make the Wescorp NAVIGATOR available to our clients to manage field complexities, especially in the areas of oil and gas flow measurement and metering, environmental remediation and compliance, enhanced oil recovery, unconventional oil and gas production, and field intelligence, including radio frequency identification (“RFID”) tagging and implementation.

Investment in Synenco and Oilsands

In early 2003, Wescorp acquired 170,000 shares of Synenco Energy, Inc. (“Synenco”), which at that time was a private tar-sands exploration company with undeveloped heavy oil and bitumen reserves in the Athabasca region of Northern Alberta, Canada. In November 2005, Synenco completed its initial public offering. Synenco stock now trades on the Toronto Stock Exchange under the symbol “SYN”.

On March 23, 2007, we exchanged the 170,000 shares of Synenco for 470,143 shares of Oilsands Quest Inc. (“Oilsands”), a company publicly traded on the American Stock Exchange under the symbol “BQI”. At March 23, 2007, the closing share price of Oilsands was $4.00 representing a fair value of $1,880,572. On the same date, the closing share price of Synenco was approximately $10.13 (CAD $11.72) representing a fair value of $1,722,370. The closing share price of Oilsands as of September 10, 2007 was $4.98. ”). In addition, we have entered into two non-binding letters of intent, which are described below under “Recent Letters of Intent”, to acquire certain water technologies and businesses related to water remediation and purification. A portion of the purchase price to acquire these businesses includes the distribution of all of our shares of Oilsands to the sellers.

Recent Letters of Intent

In May 2007, we entered into a non-binding Letter of Intent (“LOI”) with a private Canadian corporation to acquire certain North American technology rights relating to a water purification system. The transaction is subject to due diligence, the usual and customary conditions, and entering into a definitive agreement. In accordance with the terms of the LOI, we would purchase the right to manufacture, market and service the seller’s proprietary water purification system. The system, currently in use in Europe, was created and commercialized using Swiss, German, Italian and Canadian engineering. The portable facility uses waste heat to flash distill oilfield reclamation water, mining leachates, landfill and factory wastewater, and seawater resulting in potable water and mineable brines. Assuming the completion of the transaction, we believe we will use the system independently or in conjunction with other water remediation technologies to address the critical water issues facing the oil and gas industry today.

Also in May 2007, we entered into a second non-binding LOI with another private Canadian corporation to acquire two of its operating business units. The transaction is subject to due diligence, the usual and customary conditions, and entering into a definitive agreement. In accordance with the terms of the LOI, we would purchase the business units, which would provide us with full ownership of the technologies. The first business unit supplies process-driven solutions that we believe can substantially reduce direct and indirect operating costs for oil and gas producers. A typical solution involves a field re-engineering process that is expected to deliver 40 – 60 percent reduction in costs while providing better decision-making support. Currently, this business unit is involved with projects in the deepwater Gulf of Mexico, Alberta, Canada, and Alaska. The second business unit is involved in the remediation of water contaminated during the exploration and production of oil and gas. This technology was designed to remove residual oil found in water with the expectation of having a significant economic and environmental impact. During the water flood process that is common throughout the world as part of enhanced oil recovery, approximately 0.5 – 3% residual oil remains in the water using current practices.

We expect that a portion of the purchase price to acquire each of the foregoing businesses, if completed in accordance with the LOIs, will include the distribution of all of our shares of Oilsands to the sellers.

Our Strategy

We intend to be a major provider of technology based solutions to the global oil & gas industry. To pursue our business objectives, we intend to undertake the following:

  continue to improve, upgrade and expand business infrastructure supporting operations;
  continue to hire, train and retain key management within Wescorp, our subsidiaries and any target company we may acquire;
  continue to advance commercialization development programs to generate positive cash flow and earnings as soon as is practically possible; and
  continue to maintain adequate financial resources and raise additional capital to fund our planned expansion, technology development and acquisition initiatives.

Corporate History and Information

On August 11, 1998, we were formed as a Delaware corporation with the name “Unique Bagel Co., Inc.” and operated in the business of developing, producing and marketing a line of bagels and other bread products. On January 10, 2001, we changed our name to “CTI Diversified Holdings, Inc.” and changed our business to providing North American IT, ISP, and ASP products and services for introduction and distribution into the Asian e-security, e-business and e-financial markets as well as providing consulting services for IT security. Effective December 22, 2003, we changed our name to “Wescorp Energy Inc.” and adopted a new business plan to incorporate the business and technologies of Flowstar and Flowray.

Our principal offices are located at Suite 770, 435 – 4th Ave. S.W. Calgary, Alberta, Canada T2P3A8. We currently maintain a website at www.wescorpenergy.com.

Key Terms of the Offering

By means of this prospectus, a number of our stockholders, warrant holders and debenture holder are offering to sell up to an aggregate of 25,275,319 shares of our common stock, including 9,346,451 shares to be issued upon exercise of warrants, 2,250,000 shares to be issued upon conversion of a debenture, and 1,125,000 shares to be issued upon exercise of warrants underlying the debenture. In this prospectus, we refer to these persons as the “Selling Stockholders”. We will not receive any of the proceeds from the sales of shares by these Selling Stockholders. We refer to this offering by the Selling Stockholders in this prospectus as the “Offering” and we refer to the shares to be offered and sold pursuant to the Offering as the “Stockholders’ Shares”. We will pay for the cost of registering the Stockholders’ Shares being offered in the Offering.

Summary Financial Data

The following table presents summary financial information for the years ended December 31, 2006 and December 31, 2005, and for the six months ended June 30, 2007 and June 30, 2006.

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2006	December 31, 2005	June 30, 2007	June 30, 2006
	(audited)	(audited)	(unaudited)	(unaudited)

Revenue	$3,184,461	$2,323,589	$1,311,604	$2,060,790
Operating Expenses	5,529,042	5,465,699	3,073,635	2,369,821
Net Loss	(4,371,642)	(4,553,118)	(3,668,506)	(1,496,854)
Current Assets	2,922,200	2,193,580	3,897,536	2,531,822
Total Assets	8,482,960	8,505,695	8,273,596	9,677,101
Current Liabilities	5,225,358	5,457,873	6,052,570	6,581,724
Total Liabilities	5,301,487	5,968,273	8,365,860	6,678,946
Stockholders’ Equity	3,181,473	2,537,422	(92,364)	2,998,155

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus and attached hereto before purchasing our common stock. The risks described below are those we currently believe may materially affect us. Our future development is and will continue to be dependent upon a number of factors. You should carefully consider the following information, as well as the more detailed information concerning our Company contained elsewhere in this prospectus, before making any investment. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford to lose the entire amount of their investment.

Risk factors relating to our Company, business plan, operations and financial condition.

Expansion of our operations will require significant capital expenditures for which we may be unable to provide sufficient financing. Our need for additional capital may harm our financial condition.

We will be required to make substantial capital expenditures beyond our existing capital resources to continue our development and operational plans. Historically, we have relied, and continue to rely, on external sources of financing to meet our capital requirements to implement our corporate development and investment strategies. We have, in the past, relied upon equity and debt capital as our principal source of funding. In the event we do not achieve positive cash flow, we will need to obtain future funding through debt and equity markets or through project participation arrangements with third parties, but we cannot assure you that we will be able to obtain additional funding when it is required and whether it will be available on commercially acceptable terms. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities, which may significantly affect our financial condition and ability to effectively implement the proposed business plans.

If we are not able to successfully identify and complete acquisitions or successfully integrate any new or previous acquisitions, it could have a material adverse effect on our business.

Our business strategy includes the acquisition of technologies and businesses that complement or augment our existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers, finding the right sellers to fit our needs and the need for regulatory approvals. We may not be able to identify and successfully complete transactions. Any acquisition we may complete may be made at a substantial premium over the fair value of the net assets of the acquired company. Further, we may not be able to integrate any acquired businesses successfully into our existing business, make the acquired businesses profitable, or realize anticipated cost savings or synergies, if any, from these acquisitions, which could adversely affect our business.

Moreover, we have acquired several companies or interests in companies in the recent past. As a result of these acquisitions, we recorded significant intangible assets on our balance sheet, which has a carrying value of approximately $2.7 million as of December 31, 2006, which is amortized on a straight-line basis over its useful life of approximately eight years, and is expected to expire in March 2012. We periodically assess these assets to determine any impairment. Our ability to realize the value of these assets will depend on the future cash flows of the corresponding acquired businesses. These cash flows in turn depend in part on how well we have integrated these businesses. If we are not able to realize the value of these assets, we may be required to incur material charges relating to their impairment.

We have a limited operating history and have incurred losses since we began operating. We must generate greater revenue to achieve profitability.

We commenced our current operations in 2004 and have incurred losses before and after we began our operations. Our current cash flows alone are insufficient to fund our business plan, necessitating further growth and funding for implementation. We may be unable to achieve the needed growth to attain profitability and may fail to obtain the funding that we need when it is required. An investment in our securities is subject to all of the risks involved in a newly established business venture, including unanticipated problems, delays, expenses and other difficulties. The further development of our business plan will require substantial capital expenditures. Our future financial results will depend primarily on our ability to locate profitable assets and business opportunities, which in turn will be dependent on our ability to manage those activities profitably, on the market for our products and on general economic conditions. There can be no assurance that we will achieve or sustain profitability or positive cash flows from our operating activities.

If we are not able to protect our intellectual property, it could have a material adverse effect on our business.

Third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result. Part of our current business plan is to increase our emphasis on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and into the marketplace. Our success depends in part on our ability to develop patentable products and obtain and enforce patent protection for our products in Canada, the United States and other countries. We currently own one U.S. patent, and we intend to file additional applications, as appropriate, for patents covering our products. Patents may not be issued for any pending or future patent applications owned by or licensed to us, and the claims allowed under any issued patents may not be sufficiently broad to protect our technology. Any issued patents owned by or licensed to us may be challenged, invalidated, or circumvented, and the rights under these patents may not provide us with competitive advantages. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. We could incur substantial costs to defend ourselves in suits brought against us or in suits in which we may assert our patent rights against others. An unfavorable outcome of any such litigation could materially adversely affect our business and results of operations.

We also rely on trade secrets and proprietary know-how with which we seek to protect our products, in part, by confidentiality agreements with our collaborators, employees, and consultants. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors.

Third parties may assert claims against us to the effect that we are infringing on their intellectual property rights. We could incur substantial costs and diversion of management resources in defending these claims, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute, or market our products and services in Canada, the United States or abroad. In the event that a claim relating to intellectual property is asserted against us, or third parties not affiliated with us hold pending or issued patents that relate to our products or technology, we may seek licenses to such intellectual property or challenge those patents. However, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge of the patents may be unsuccessful. Our failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of our products and, therefore, could have a material adverse effect on our business, financial condition, and results of operations.

We could lose our ownership of Vasjar and the intellectual property owned by Vasjar's subsidiary, Quadra.

Under our share purchase agreements with the two former shareholders of Vasjar, on each of April 1, 2005, April 1, 2006 and April 2007, we are required to deliver shares of our common stock that have been registered for resale under the Securities Act to each of the former Vasjar shareholders. If these shares have not been delivered to the former shareholders of Vasjar within 182 days after the due date (which is October 1 of each period), the former shareholders may at their option terminate their respective share purchase agreements with us, without notice or prior opportunity to cure. As of November 1, 2007, we had not delivered the Wescorp shares owed to the former Vasjar shareholders as required by April 1, 2007. Because we were unable to deliver these shares, plus any penalty shares, by October 1, 2007, the former Vasjar shareholders currently have the right to terminate their respective share purchase agreements with us. If the former Vasjar shareholders terminate the share purchase agreements, we would no longer own Vasjar or its subsidiary Quadra, including the intellectual property rights owned by Quadra.

This registration statement is intended to register the required shares, however, because it we have not delivered the required shares as of October 1, 2007, we may lose our ownership of Vasjar and the intellectual property owned by the Vasjar’s subsidiary, Quadra.

We expect to experience rapid growth. If this happens and we are not able to manage this growth successfully, this inability to manage the growth could adversely affect our business, financial condition, and results of operations.

Rapid growth places a significant strain on our financial, operational, and managerial resources. While we engage in strategic and operational planning to adequately manage anticipated growth, there can be no assurance that we will be able to implement and subsequently improve operations and financial systems successfully and in a timely manner to fully manage our growth. There can be no assurance that we will be able to manage our growth and any inability to successfully manage growth could materially adversely affect our business, financial condition, and results of operation.

We must continue to develop or acquire new products, adapt to rapid and significant technological change, and respond to introductions of new products in order to be competitive.

Our growth strategy includes significant investment in and expenditures for product development. We sell our products primarily in energy or energy-related industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, our products and services may become technologically obsolete over time, in which case our revenue and operating results would suffer.

In addition, our competitors may adapt more quickly to new technologies and changes in customers’ requirements than we can. The products that we are currently developing, or those we will develop in the future, may not be technologically feasible, or accepted by the marketplace, and our products or technologies could become uncompetitive or obsolete.

Our success depends on the performance of our executive management and key personnel.

The success of our Company is dependent on the performance of executive management and key personnel in the areas of finance, product development, sales, and marketing. Moreover, our anticipated growth will require us to recruit and hire additional new managerial personnel. There is intense competition for qualified personnel and there can be no assurance that we will be able to attract and retain qualified personnel to execute our business plan. The failure to attract or the loss of any qualified personnel could adversely affect the success of our business for the period of time required to recruit any replacement.

The market for our products is highly competitive, and we may not be able to keep up with the development and technology advancements of our competitors.

The market for flow metering devices and heavy-oil upgrading technology is expected to remain highly competitive. While we believe our products are unique and have adequate patent protection for the underlying technologies, there can be no assurance that competitors will not emerge in the near to medium term with comparable products or technologies. There are several large companies involved in gas flow metering and heavy oil upgrading technology with larger more established sales and marketing organizations, technical staff and financial resources. We intend to establish marketing and distribution partnerships or alliances with several of these companies but there can be no assurance that such alliances will be formed.

We primarily sell products and services to companies in energy or energy-related industries, which tend to be extremely cyclical; downturns in those industries would adversely affect our results of operations.

The growth and profitability of our business depends primarily on sales to energy and energy-related industries that are subject to cyclical downturns. Slowdowns in these industries would adversely affect sales by our businesses, which in turn would adversely affect our revenues and results of operations. In particular, our products are primarily sold into the oil and gas industry that historically has realized significant shifts in activity and spending due to fluctuations in commodity prices. Our revenues are primarily dependant upon spending by oil and gas producers, therefore a reduction in spending by producers can have a materially adverse effect on our business, financial conditions, and results of operations.

The industries in which we primarily sell our products are heavily regulated and costs associated with such regulation could reduce our profitability.

Federal, state, and local authorities extensively regulate the oil and gas industry, which is the primary industry in which we sell our products. Legislation and regulations affecting the industry are under constant review for amendment or expansion. State and local authorities regulate various aspects of oil and gas drilling and production activities that ultimately affect how customers use our products and how we develop and market our products. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.

Our international sales are also subject to rules and regulations promulgated by regulatory bodies within foreign jurisdictions, and there can be no assurance that such foreign regulatory bodies will not adopt laws or regulatory requirements that could adversely affect our Company.

As a multinational corporation, we are exposed to fluctuations in currency exchange rates, which could adversely affect our cash flows and results of operations.

Our current reporting currency is the United States dollar; however, the functional currency for our subsidiary, Flowstar, is the Canadian dollar. We do not use derivative instruments to mitigate the effects of foreign exchange changes between the recording date of accounts receivable and accounts payable denominated in Canadian dollars and the settlement date of those transactions. These transactions are short-term in nature and therefore the effect of the foreign exchange changes has not been significant in the past. We can not predict, however, if foreign exchange rate fluctuations could have a more significant impact on our financial condition in the future.

In addition, we currently intend to continue expanding our presence in international markets. International revenues are subject to the risk that fluctuations in exchange rates could adversely affect product demand and the profitability in U.S. dollars of products and services provided by us in international markets, where payment for our products and services is made in the local currency. In addition, reported sales made in non-U.S. currencies, when translated into U.S. dollars for financial reporting purposes, will fluctuate due to exchange rate movement. Should our international sales grow, exposure to fluctuations in currency exchange rates could have a larger effect on our financial results.

We could face significant liabilities in connection with our technology and business operations, which if incurred beyond any insurance limits, would adversely affect our business and financial condition.

We are subject to a variety of potential liabilities connected to our technology development and business operations, such as potential liabilities related to environmental risks. Although we have obtained insurance against certain of these risks, no assurance can be given that such insurance will be adequate to cover related liabilities or will be available in the future or, if available, that premiums will be commercially justifiable. If we were to incur any substantial liability and related damages were not covered by our insurance or exceeded policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, financial conditions and results of operations could be materially adversely affected.

Information in this document regarding our future plans reflects our current intent and is subject to change.

We describe our current business plans and strategies in this document. Whether we ultimately implement our plans will depend on availability and cost of capital; acquisition of additional products and technologies; integration of purchased products and technologies into our business; and key personnel. You should understand that our plans regarding our business might change.

Risks related to our common stock.

Our common stock is illiquid, so investors may not be able to sell any significant number of shares of our stock at prevailing market prices.

The average daily trading volume of our common stock was approximately 91,384 shares per day over the 90-day period ended June 30, 2007. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Sales of a substantial number of shares in the Stockholders Offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

As of June 30, 2007, approximately 37,780,370 shares of common stock that are currently outstanding are considered “restricted securities” as that term is defined under the Securities Act of 1933, as amended, or the Securities Act. Though not currently registered, these restricted securities may be sold in the future, in compliance with Rule 144 promulgated under the Securities Act or pursuant to a future registration statement. Rule 144 provides that a person holding restricted securities for a period of one year or more may sell those securities in accordance with the volume limitations and other conditions of the rule. Sales made pursuant to Rule 144 or 144(k), or pursuant to a registration statement filed under the Securities Act, could result in significant downward pressure on the market price for our common stock.

Sales of a substantial number of shares in the Offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

This registration statement covers the resale of 25,275,319 shares of common stock that were previously restricted. As a result, assuming the exercise of all warrants and conversion of the debenture, the number of shares of our common stock eligible to be immediately sold in the market will increase approximately from 37,780,370 to 63,055,689 upon the effectiveness of this registration statement. If the Selling Stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that the Selling Stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.

Our Board of Directors can cause us to issue preferred stock with rights that are preferential to, and could cause a decrease in the value of, our common stock.

Our Board of Directors may issue up to 50 million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:

  The establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;
  Greater or preferential liquidation rights which could negatively affect the rights of common stockholders; and
  The right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

In addition, any preferred stock that is issued may have rights, including as to dividends, liquidation preferences and voting, that are superior to those of holders of common stock.

Our common stock is subject to penny stock regulation.

Our common stock is subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The Securities and Exchange Commission (the “SEC”) regulations generally define a penny stock to be an equity security that is not traded on a national market and has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3a51-1 definition of a penny stock and have our common stock considered to be a “penny stock,” with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to a sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will not be considered a “penny stock” if our net tangible assets exceed $2,000,000 or our average revenue is at least $6,000,000 for the previous three years.

We have not anticipated and do not anticipate paying dividends on our common stock.

We have not paid any cash dividends to date with respect to our common stock. We do not anticipate paying dividends on our common stock in the foreseeable future since we will use all of our earnings, if any, to finance expansion of our operations. We are authorized to issue preferred stock, however, and may in the future pay dividends on our preferred stock that may be issued.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

Some of the information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, “may”, “will”, “expect”, “intend”, “project”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or similar terminology. They include statements regarding our:

  financial position;
  business strategy;
  budgets;
  amount, nature and timing of capital expenditures;
  acquisition risks;
  operating costs and other expenses; and
  cash flow and anticipated liquidity.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

  general economic conditions;
  currency exchange volatility;
  the risks associated with acquiring and integrating new businesses;
  our ability to generate sufficient cash flows to operate;
  availability of capital;
  the strength and financial resources of our competitors;
  regulatory risks and developments;
  our ability to find and retain skilled personnel; and
  the lack of liquidity of our common stock.

Any of the factors listed above and other factors contained in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

USE OF PROCEEDS

The Selling Stockholders will be selling Stockholders’ Shares in the Offering. The proceeds from the sale of Stockholders’ Shares will be received directly by the Selling Stockholders. We will receive no proceeds from the sale of the Stockholders’ Shares offered by Selling Stockholders under this prospectus.

DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

DILUTION

The common stock to be sold by the Selling Stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders upon a sale of any Stockholders’ Shares.

SELLING SECURITY HOLDERS

The Stockholders’ Shares are being offered by the named Selling Stockholders below. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 25,275,319 shares of our common stock now owned by them. The Selling Stockholders may, from time to time, offer and sell any or all of the Stockholders’ Shares that are registered under this prospectus.

The individuals and/or entities listed below received the Stockholders’ Shares offered hereby in connection with either (i) our purchase of Flowstar and Flowray or (ii) our recent private placement of common stock pursuant to an exemption under Regulation D of the Securities Act. In connection with the Flowstar and Flowray acquisition, we agreed to pay a portion of the purchase price with registered shares.

The following table sets forth, with respect to the Selling Stockholders:

  the number of shares of common stock beneficially owned as of November 1, 2007 and prior to the offering contemplated hereby;
  the number of shares of common stock eligible for resale and to be offered by each Selling Stockholder pursuant to this prospectus;
  the number of shares owned by each Selling Stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold;
  the percentage of shares of common stock beneficially owned by each Selling Stockholder after the offering contemplated hereby assuming 57,517,120 shares of common stock outstanding as of November 1, 2007; and
  in notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that a Selling Stockholder had during the past three years with the registrant or any of its predecessors or affiliates, and any additional information concerning the Selling Stockholders’ affiliations or relationships with the NASD.
Selling Stockholders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Anderson, Rick C. and Janis A. (1)	110,000	110,000	-	0%
Badde-Graves, Jennifer (2)	220,000	220,000	-	0%
Belke, Brad (3)	321,059	321,059	-	0%
Broche, Seth and Rebecca (4)	154,000	154,000	-	0%
Chandler, Jr., Frank C. (5)	110,000	110,000	-	0%
Charbonneau, Andre (6)	69,000	44,000	25,000.04%

Selling Stockholders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Cheng, Linda (7)	220,000	220,000	-	0%
Chinook Engineering Ltd., c/o Belmont Trust Limited (8)	483,858	322,572	161,286.28%
D’Agostino, C. J. (9)	72,600	48,400	24,200.04%
Doan, Leland W. (10)	440,000	440,000	-	0%
Dunn, Roger Clive and Anne V. (11)	330,000	330,000	-	0%
Dunphy, Daniel J. and Linda Heller- Dunphy (12)	132,000	132,000	-	0%
Duus, Gabe and Rene (13)	1,100,000	1,100,000	-	0%
Eichorn, Moshe (14)	183,600	83,600	100,000.17%
Farbairn, Bruce J. (15)	44,000	44,000	-	0%
Farella, Ben (16)	138,500	88,000	50,500.09%
Freewater, Frances (17)	220,000	220,000	-	0%
Glass, Dale (18)	1.357,600	457,600	900,000	1.56%
Goldfarb, Bernard (19)	814,200	464,200	350,000.61%
Goulet, Paul (20)	214,000	176,000	38,000.07%
Harbin, Paulette (21)	158,400	158,400	-	0%
Huber, Jack (22)	7,502,347	7,298,800	203,547.35%
Huber, Timothy (23)	528,000	396,000	132,000.23%
Hunter, Stephen (24)	248,000	198,000	50,000.09%
Huywan, Audette (25)	49,600	39,600	10,000.02%
Jordan, Elizabeth R. (26)	440,000	440,000	-	0%
Kilambi, Raghnath (27)	396,000	396,000	-	0%
Kizell, Steven (28)	2,332,000	682,000	1,650,000	2.87%
Kondo, Allan and Eileen (29)	769,200	519,200	250,000.43%
Larkin, Marcia Oliva (30)	440,000	440,000	-	0%
Larochelle, Raymonde (31)	110,000	110,000	-	0%
Lavinge-Renaud, Joanne (32)	258,400	158,400	100,000.17%
Liddle, David B. (33)	110,000	110,000	-	0%
Maille, Roger (34)	77,520	47,520	30,000.05%
Margoles, Michelle (35)	264,000	264,000	-	0%
Mascioli, Leo (36)	103,400	26,400	77,000.13%
McGuinty, Gordon E. (37)	440,000	440,000	-	0%
McNaughton Consulting Inc. (38)	849,200	849,200	-	0%
Morgan Stanley FBO Leighton H. McIlvaine and Karin R. McIlvaine, Jt WROS (39)	312,000	220,000	92,000	0%
Morgan Stanley Trust N.A. as Co- Trustee of Leo Pillar Trust (40)	540,000	440,000	100,000.17%
Morgan Stanley Trust N.A. as Co- Trustee of Lucas Wegmann, Charitable Remainder Unitrust (41)	220,000	220,000	-	0%
Multi Ad Media Inc. (42)	211,200	211,200	-	0%
Nuttall, Greg (43)	210,000	110,000	100,000.17%

Selling Stockholders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering

Oliva, Paul D. (44)	330,000	330,000	-	0%
Pelletier, Dennis (45)	408,000	308,000	100,000.17%
Pflueger & Baerwald Inc. Custodian Frederick O. Wooley, Jr., IRA UA Dtd 4-25-02 (46)	198,000	198,000	-	0%
R&M Holding 2000 Inc. (47)	88,000	88,000	-	0%
Rancourt, Marc (48)	44,000	44,000	-	0%
Reed, Judy (49)	74,800	74,800	-	0%
Renaud, Christine (50)	11,880	11,880	-	0%
Schaefer, Paul A. (51)	3,840,000	2,640,000	1,200,000	2.09%
Schubert, Rick (52)	110,000	110,000	-	0%
Shaefer, Steven P. (53)	440,000	440,000	-	0%
Susan G. Snow Trust (54)	220,000	220,000	-	0%
Talesnick, Alan (55)	110,000	110,000	-	0%
Thatcher, David (56)	220,000	220,000	-	0%
The Robert and Shirley Harris Family Foundation (57)	110,000	110,000	-	0%
Verdecchia, Gerald (58)	44,000	44,000	-	0%
Verdecchia, Michael (59)	374,000	374,000	-	0%
Vogel, John H. (60)	128,000	88,000	40,000.07%
Wasson Capital Advisors Ltd. (61)	1,100,030	800,030	300,000.52%
Wegmann, Lucas (62)	2,186,000	660,000	1,526,000	2.65%
Wengert, Stanley A. and Elizabeth F. (63)	381,400	26,400	355,000.62%
Wheeler, James D. (64)	110,000	110,000	-	0%
Yeates, Alan (65)	1,245,500	445,500	800,000	1.39%
Abuelo Trust (66)	1,886,358	943,179	943,179	1.64%
Epithia Trust (67)	1,886,358	943,179	943,179	1.64%
				_______________
TOTALS :	38,850,410	25,275,319	10,650,891

(A)

It is our understanding that any Selling Stockholder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business and, at the time of purchase, had no agreement or understanding to distribute any of the securities.

(B)

Includes all shares of common stock owned, regardless of whether they are covered by this prospectus, together with shares underlying warrants or a debenture held by the Selling Stockholder that are covered by this prospectus as described in the applicable footnote.

(C)

The number of shares of common stock to be offered assumes that the Selling Stockholder elects to offer for sale all of the shares of common stock (including shares underlying warrants or the debenture, as applicable) held by the Selling Stockholder that are covered by this prospectus as described in the applicable footnote.

(1)	Includes 55,000 shares of common stock underlying warrants.
(2)	Includes 110,000 shares of common stock underlying warrants.
(3)	Consists of common stock.
(4)	Includes 77,000 shares of common stock underlying warrants.
(5)	Includes 55,000 shares of common stock underlying warrants.
(6)	Includes 22,000 shares of common stock underlying warrants.
(7)	Includes 110,000 shares of common stock underlying warrants.
(8)	Includes 161,286 shares of common stock underlying warrants. Chinook Engineering Ltd. is controlled by Mr. Gary Howell.
(9)	Includes 24,200 shares of common stock underlying warrants.
(10)	Includes 220,000 shares of common stock underlying warrants.
(11)	Includes 165,000 shares of common stock underlying warrants.
(12)	Includes 66,000 shares of common stock underlying warrants.
(13)	Includes 550,000 shares of common stock underlying warrants.
(14)	Includes 41,800 shares of common stock underlying warrants.
(15)	Includes 22,000 shares of common stock underlying warrants.
(16)	Includes 44,000 shares of common stock underlying warrants.
(17)	Includes 110,000 shares of common stock underlying warrants.
(18)	Includes 228,000 shares of common stock underlying warrants.
(19)	Includes 232,100 shares of common stock underlying warrants.
(20)	Includes 88,000 shares of common stock underlying warrants.
(21)	Includes 79,200 shares of common stock underlying warrants.
(22)

Includes 2,250,000 shares of common stock issuable upon the conversion of a debenture, 1,125,000 shares of common stock underlying warrants issuable upon the conversion of the debenture, and 2,923,800 shares to be issued by the Company to Mr. Huber in connection with the purchase of Vasjar Trading Ltd. and its subsidiaries.

(23)	Includes 198,000 shares of common stock underlying warrants.
(24)	Includes 99,000 shares of common stock underlying warrants.
(25)	Includes 19,800 shares of common stock underlying warrants.
(26)	Includes 220,000 shares of common stock underlying warrants.
(27)	Includes 198,000 shares of common stock underlying warrants.
(28)	Includes 341,000 shares of common stock underlying warrants.
(29)	Includes 259,600 shares of common stock underlying warrants.
(30)	Includes 220,000 shares of common stock underlying warrants.
(31)	Includes 55,000 shares of common stock underlying warrants.
(32)	Includes 79,200 shares of common stock underlying warrants.
(33)	Includes 55,000 shares of common stock underlying warrants.
(34)	Includes 23,760 shares of common stock underlying warrants.
(35)	Includes 132,000 shares of common stock underlying warrants.
(36)	Includes 13,200 shares of common stock underlying warrants.
(37)	Includes 220,000 shares of common stock underlying warrants.
(38)	Includes 424,600 shares of common stock underlying warrants. McNaughton Consulting Inc. is controlled by Mr. Paul Schaefer.
(39)	Includes 110,000 shares of common stock underlying warrants. The Morgan Stanley FBO Leighton H. McIlvain and Karen R. McIlvaine, JT WROS is controlled by Ms. Karen R. McIlvaine.
(40)	Includes 220,000 shares of common stock underlying warrants. The Morgan Stanley Trust N.A. as Co-Trustee of Lee Pillar Trust is controlled by Mr. Robert M. Randone.
(41)	Includes 110,000 shares of common stock underlying warrants. The Morgan Stanley Trust N.A. as Co-Trustee of Lucas Wegmann, Charitable Remainder Unitrust is controlled by Mr. Robert M. Randone.
(42)	Includes 105,600 shares of common stock underlying warrants. Multi Ad Media Inc. is controlled by Moshe Eichorn.
(43)	Includes 55,000 shares of common stock underlying warrants.

(44)	Includes 165,000 shares of common stock underlying warrants.
(45)	Includes 154,000 shares of common stock underlying warrants.
(46)	Includes 99,000 shares of common stock underlying warrants. The Pflueger & Baerwald Inc. Custodian Frederick O. Wooley, Jr. IRA UA Dtd is controlled by Patricia M. Neys.
(47)	Includes 44,000 shares of common stock underlying warrants. R&M Holding 2000 Inc. is controlled by Ron Hedlund.
(48)	Includes 22,000 shares of common stock underlying warrants.
(49)	Includes 37,400 shares of common stock underlying warrants.
(50)	Includes 5,940 shares of common stock underlying warrants.
(51)	Includes 1,320,000 shares of common stock underlying warrants.
(52)	Includes 55,000 shares of common stock underlying warrants.
(53)	Includes 220,000 shares of common stock underlying warrants.
(54)	Includes 110,000 shares of common stock underlying warrants. The Susan G. Snow Trust is controlled by Susan G. Snow.
(55)	Includes 55,000 shares of common stock underlying warrants. Mr. Talesnick is a partner at Patton Boggs LLP, our legal counsel.
(56)	Includes 110,000 shares of common stock underlying warrants.
(57)	Includes 55,000 shares of common stock underlying warrants. The Robert and Shirley Harris Family Foundation is controlled by Robert Harris.
(58)	Includes 22,000 shares of common stock underlying warrants.
(59)	Includes 187,000 shares of common stock underlying warrants.
(60)	Includes 44,000 shares of common stock underlying warrants.
(61)	Includes 400,015 shares of common stock underlying warrants. Wasson Capital Advisors Ltd. is controlled by Anand Sekaran.
(62)	Includes 330,000 shares of common stock underlying warrants.
(63)	Includes 13,200 shares of common stock underlying warrants.
(64)	Includes 55,000 shares of common stock underlying warrants.
(65)	Includes 222,750 shares of common stock underlying warrants.
(66)

Includes 943,179 shares of common stock to be issued to Abuelo Trust in connection with the Company’s purchase of Vasjar Trading Ltd. and its subsidiaries. The Abuelo Trust is controlled by Penny Ettinger, Bayshore Bank & Trust.

(67)

Includes 943,179 shares of common stock to be issued to Epithia Trust in connection with the Company’s purchase of Vasjar Trading Ltd. and its subsidiaries. The Epithia Trust is controlled by Penny Ettinger, Bayshore Bank & Trust.

Each Selling Stockholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price.

PLAN OF DISTRIBUTION

The Selling Stockholders are offering up to 25,275,319 shares in the Offering, including 12,553,868 shares of common stock, 9,346,451 shares of common stock to be issued upon exercise of warrants, 2,250,000 shares of common stock to be issued upon conversion of a debenture, and 1,125,000 shares of common stock to be issued upon exercise of warrants issued in connection with the debenture. The Offering could have a substantial negative effect on the price of our shares. The increase in shares in the market likely will have a negative effect on the resale price of our shares and may make it difficult for purchasers in the Offering to resell the shares at a profit or at all. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Stockholders’ Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions, provided these stockholders are not “affiliates” of the Company, as defined by the Securities Act. These sales may be at fixed or negotiated prices.

The Selling Stockholders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from either the Selling Stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required, or have elected, to pay all fees and expenses incident to the registration of the Stockholders’ Shares being registered herein. We are not required to pay commissions and other selling expenses.

Each Selling Stockholder will act independently in making decisions with respect to the timing, manner and size of each sale. Each Selling Stockholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Stockholders may also make sales in negotiated transactions, including one or more of the following methods:

  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account under this prospectus;
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board; and
  in privately negotiated transactions.

To comply with the securities laws of some states, the Selling Stockholders must sell the Stockholders’ Shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may sell the Stockholders’ Shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Stockholder complies with the exemption.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

At the time a Selling Stockholder makes a particular offer of his or her Stockholders’ Shares, we will, if required, file a post-effective amendment to the registration statement covering those shares and/or distribute a prospectus supplement that will set forth:

  the number of Stockholders’ Shares that the Selling Stockholder is offering;
  the terms of the offering, including the name of any underwriter, dealer or agent;
  the purchase price paid by any underwriter;
  any discount, commission and other underwriter compensation;
  any discount, commission or concession allowed or re-allowed or paid to any dealer; and
  the proposed selling price to the public.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical financial data as of and for each of the periods indicated. The data as of and for the years ended December 31, 2006, 2005 and 2004 is derived from our historical audited consolidated financial statements for the periods indicated. The table sets forth, in U.S. dollars, the selected financial data as prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). You should review this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated historical financial statements and related notes included elsewhere in this registration statement.

	Year Ended December 31,			Six Months Ended June 30,
Statement of Operations	2006	2005	2004	2007	2006
Revenue	$3,184,461	$2,323,589	$1,228,531	$1,311,604	$2,060,790
Operating expenses	5,529,042	5,465,699	4,010,448	3,073,635	2,369,821
Loss from operations	(4,045,131)	(4,391,241)	(3,524,244)	(2,490,559)	(1,379,987)
Net loss for the period	(4,371,642)	(4,553,118)	(3,976,610)	(3,668,506)	(1,496,854)
Weighted average shares	42,278,906	36,606,310	32,601,255	52,788,687	40,675,097

Outstanding
Loss from operations per share	$(0.10)	$(0.12)	$(0.11)	$(0.05)	$(0.03)
Net loss per share	$(0.10)	$(0.12)	$(0.12)	$(0.07)	$(0.04)

Balance Sheet	2006	2005	2004	2007	2006
Total assets	$8,482,960	$8,505,695	$5,986,777	$8,273,596	$9,677,101
Current liabilities	5,225,358	5,457,873	3,204,843	6,052,570	6,581,724
Long term liabilities	76,129	510,400	851,572	2,313,390	97,222
Total stockholders equity	3,181,473	2,537,422	1,930,362	(92,364)	2,998,155
(deficiency)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Report on Form 10-QSB. This discussion contains forward-looking statements reflecting our current expectations and estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the “Cautionary Note Regarding Forward-Looking Statements” set forth above.

Overview

We are an oil and gas operations solution and engineering company committed to acquiring, developing, and commercializing technologies that are designed to improve the management, environmental, and economic performance of field operations for energy producers. To this end, our primary business strategy is to acquire, fund and develop new systems and technologies in our field through investments in companies or products for which early stage product development has been completed, and to provide consulting services with respect to these systems and technologies. We prefer investments for which we can control the intellectual property of technologies that have emerged from research and initial development and are essentially market-ready. We also acquire companies with one or more technology products being developed that can benefit from the financial, technical, and business development experience of our management to bring those products to market in a meaningful manner after they have been fully developed. Among other strategies, we may attempt to license or form joint ventures or third-party commercial partnerships based on these acquired technologies. In short, our goal is to generate enhanced capital appreciation for our shareholders by continuing to acquire, develop, and commercialize timely effective product solutions or strategic investment opportunities that generate real returns with above-average cash flow and margins.

Company Background

In 2004 and 2005, the Company recorded its first operating revenue from the acquired operating businesses of Flowstar Technologies Inc, Flowray and their affiliated companies.

Currently our sole source of revenue is from our subsidiary, Flowstar Technologies Inc., which produces advanced natural gas and gas liquids measurement devices based on a proprietary Digital Chart Recorder (DCR) and advanced turbine measurement technology. Flowstar DCR-based devices are self-contained, energy-efficient flow computers with turndown ratios of 40:1 or more for more precise flow measurements and volume calculations that are installed directly to the well-head. Currently, these products carry a one-year warranty and have no right of return. There is no price protection plan in place. During the quarter ended June 30, 2007, Flowstar sold approximately 67 % fewer DCR units than the quarter ended June 30, 2006, while the average selling price per unit increased by about 13% versus the same quarter in 2006. Higher per unit selling prices in 2007 reflect an increase in the number of higher priced products we sold rather than an increase in sales prices of similar products sold in 2006.

Revenue from operations for the quarter ended June 30, 2007 totaled $493,622 compared to $981,447 for the quarter ended June 30, 2006. This decrease in revenue is primarily the result of reductions in well licensing, drilling activities, and capital spending. Based on information published by the Canadian Association of Petroleum Producers, well licensing is down 55% and well completions are down 44% for gas wells in the second quarter of 2007 when compared to the same period for 2006. These current declines are directly attributable to the decrease in natural gas prices and the corresponding reduction in new natural gas wells being brought into production. The result of the decreases in these activities has had a negative impact on market demand for providing Flowstar’s gas flow measurement solutions. In addition, the normal seasonal downturn in Canadian natural gas drilling was longer than normal due to the early “spring breakup” and a wetter than normal spring and early summer. This further depressed the market for Flowstar products.

Although our Flowstar division enjoyed encouraging sales growth through 2006, results for the first six months of 2007 have not been as encouraging. The Company as a whole has yet to reach profitability and during the six months ended June 30, 2007, we experienced negative cash flows. If we continue to experience negative cash flows, then we will have to continue to fund our operations by the issuance of new equity and/or the assumption of debt.

Although we expect that sales will increase over the remainder of 2007, cash will be required to fund the manufacture of sufficient inventory and to finance the build up of trade accounts receivable that will increase alongside sales. Consequently, forecasting our total cash requirement is difficult at this time due to the contingent nature of the timing and volume of sales we expect over that same period. In the near future, we intend to raise additional capital by selling new equity, incurring short-term debt, or selling part or all of our investment in shares of Oilsands common stock in 2007 to finance:

  The continued expansion of Flowstar operations within our current markets and into the United States;
  The continuing development, pilot plant fabrication and field-testing of the Ellycrack technology (see below);
  The potential acquisition of new technologies and related businesses, including the possible completion of the acquisitions set forth in the two non-binding letters of intent to acquire certain water technologies and businesses related to water remediation and purification; and
  Any negative cash flow resulting from operations.

If we complete the business acquisitions to acquire the water technologies and businesses related to water remediation and purification as set forth in our two non-binding letters of intent, we would expect that all of our shares of Oilsands common stock would be used as part of the consideration paid to the sellers. As a result, if these acquisitions are completed as currently contemplated, the liquidation of our shares of Oilsands common stock would not be available for other business or financial purposes.

Over the past year we have developed a business plan and strategy to develop and expand our operations. The rapid growth we intend to experience in connection with this plan will likely place considerable operational, managerial and financial strain on our Company. To enhance our ability to succeed with our new business plan, we intend to proactively adhere to the following:

1.

Continue to improve, upgrade, and expand business infrastructure supporting operations – We have completed our evaluation of Enterprise Resource Planning (ERP) software and selected a vendor. It is anticipated that the new system will be implemented in the first quarter of 2008. We expect this initiative will improve the quality of information available to management and staff.

2.

Continue to hire, train and retain key management within Wescorp, our subsidiaries and any target companies we may acquire – We intend to continue to actively recruit personnel for key executive positions within Flowstar and Wescorp.

3.

Continue to advance commercialization development programs to generate positive cash flow and earnings as soon as is practically possible – We are actively assessing value-added acquisition candidates at or near revenue generation that extend our reach into large high-growth and focused market segments. We are also accelerating commercialization of our Ellycrack joint venture and technology and have negotiated an agreement with Ellycrack A/S which has allowed the transfer of the VISCOSITOR test-rig from Norway to Canada.

4.

Maintain adequate financial resources – As noted above, we intend to raise additional capital during the second half of 2007 to fund planned expansion, technology development and acquisition initiatives being considered. We are currently evaluating sources of capital that might be available to us for funding as needed. Our current and future opportunities for success depend to a great extent on the continued employment of and performance by senior management and key personnel in our existing operations and at potential target companies.

5.	In the first quarter of 2007, Flowstar hired an additional technical sales professional to support vertical markets. Plans for 2007 include the expansion of our direct sales force and expansion of our services network particularly into the US Market.

Plan of Operation for the Next Twelve Months

The normal seasonal downturn in Canadian natural gas drilling was longer than normal due to the early “spring breakup” and a wetter than normal spring and early summer. This situation was further accentuated by a lower price point for natural gas. Many observers believe that natural gas is trading at the lower end of its range and that demand will increase as the northern hemisphere winter approaches.

Despite the downturn in the natural gas market and the decrease in sales generated by our Flowstar product line in the first half of 2007, we think that the downturn in the price of natural gas is a temporary situation. Once natural gas prices recover, we believe that Flowstar sales also will increase. We also intend to seek alternative product offerings that are not as susceptible to market fluctuations in the price of natural gas.

Our future operations and expansion are dependent on identifying and securing additional long-term or permanent equity financing; identifying potential sources of short and/or long-term debt financing; enjoying the continued support of creditors and shareholders; and ultimately achieving profitability in all facets of our operations. There can be no assurances that we will be successful in these regards, which would significantly affect our ability to execute our business plan. We will continue to evaluate projected expenditures relative to available cash and seek additional means to finance operations to meet our internal and external growth as new capital is required.

Over the next several months, the leadership team will finalize a plan of action to enhance the current manufacturing process, and implement the distribution of our solutions throughout the United States market. During the first quarter of 2007, we engaged our US service providers to assist us in this planning process. Now that the initial element has been completed, we are working on establishing a sales and technical support infrastructure within each state or region being targeted for DCR sales. The current business plan to penetrate this market is based on having a direct sales force distribute our solutions within defined territories and by contracting qualifying third-parties for technical support.

Our new Houston, Texas office is staffed and fully functioning. We are aggressively addressing the US markets for our solutions. While there is a start up period associated with a new office, we expect to build from our Canadian installed base and reputation to shorten this start up cycle.

In 2006, Flowstar completed implementation of an on-demand Customer Relationship Management (CRM) system provided by a proven CRM industry leader. This CRM system delivers innovative technology that makes it easier to share and manage business information, sales processes, and customer strategies, as well as products and services life cycles. Continued use of this product in 2007, in conjunction with a proven sales approach has enabled Flowstar to optimize sales productivity and revenues which has been beneficial during the current downturn in the natural gas market.

In the fourth quarter of 2006, Flowstar partnered with an existing customer, an Energy Trust company, to define and document the economic value of the Flowstar solution. The study quantitatively assessed the benefits from Wescorp's natural gas and gas liquids measuring devices in low-pressure, low-flow coal bed methane (‘CBM”) wells. According to the study's authors, the Flowstar solution significantly increased the economic value of those wells using the Flowstar solution.

Wells in the Clive Field in Alberta, Canada typically have an average depth of 400 to 500 meters with approximately a 35-year life cycle. The study compared the performance of ninety (90) CBM wells monitored by Flowstar DCRs, with the performance of thirty (30) wells monitored by orifice plate monitors.

According to the study, the operator observed that:

  Orifice plate meters are consistently out of tolerance by a minimum of 5% or more.
  By using the Flowstar solution, the volume of gas throughput increased by over 100%, because back pressure from the turbine unit is virtually nonexistent, as compared to constricting type measurement devices that actually degrade production in low-pressure, low-flow CBM wells.
  Back office accounting functions must reconcile the books at the end of the month for the orifice plate measuring devices, whereas the Flowstar meters are accurate and require no adjustments, thus saving valuable staff time and resources.

Once the data was collected using DCR's use of SD/MMC cards, it only took approximately twenty minutes to complete weekly production data from the 90 Flowstar wells. On the other hand, collecting the mechanical charts from the 30 non-Flowstar wells took approximately six hours to input the gathered data into the production application. Flowstar technology increased field tech productivity, allowing them to complete other tasks.

As part of our business development efforts, Flowstar continues to be deeply involved with industry organizations and in particular those focused on the upstream measurement market. Flowstar is an active member of the Industry Measurement Group (“IMG”), a non-profit organization comprised of corporations with a common interest in issues affecting measurement within the petroleum industry. Included within IMG are measurement specialists, operating companies, service providers, regulators, production accountants, and consultants, among others. Flowstar continues to expand its industry related expertise and is now an active member of the Petroleum Technology Alliance Canada (PTAC). PTAC is a not-for-profit association that facilitates collaborative research and technology development to improve the financial, environmental and safety performance of the Canadian upstream conventional oil and gas industry.

In March 2007, Flowstar participated in a trade event hosted by the Canadian School of Hydrocarbon Measurement (“CSHM”), which is affiliated with the University of Texas continuing education program PETEX. Flowstar also participated in the Instrumentation, Systems, and Automation Society (“ISA”) technical conference held in Edmonton in April 2007. ISA is a United States based organization setting global standards for and certifying professionals involved in the industrial automation industry. In June 2007, we participated in the Global Petroleum Show in Calgary, Alberta.

These activities are part of our continuing efforts to enhance our reputation and expand the market’s awareness of our solutions (including the economic business case as described above). We strongly believe that making these types of investments with our customers contributes to our long-term success and we expect to continue these types of activities.

In an effort to reduce the impact that downturns in natural gas prices have on sales of gas measurement devices, Flowstar plans to diversify and expand its product line for 2007 as follows:

  By working with our suppliers, we have brought our customers a new Class 1 Div 1 Intrinsically Safe radio package. This package provides end users with an easy to install, low power, wireless communications link to the DCR flow computer. The introduction of this product focuses towards improving field and operations efficiencies, while having a positive impact on our customers who are interested in reducing their monthly monitoring fees, and allocating their field resources to more productive areas.
  We continue to work with our communication partners and are reviewing many products, including remote monitoring technology which uses Bluetooth® communications.
  Focusing on providing end to end solutions.
  By continuing to improve our operational infrastructure we are able to expand service offerings. We are now managing more of the field implementation and commissioning process.
  We are working with select customers to provide a leasing solution that will assist them in implementing new technologies within their existing budgetary constraints.

We are aware of the many challenges that most service providers and contractors are having. We continue to be in communications with existing and potential customers and are taking a proactive approach on providing them with cost effective total solutions.

For the Ellycrack heavy oil upgrading process, we have moved the VISCOSITOR test plant from the Norwegian site at Trondheim to Canada. The decision by Wescorp and Ellycrack to move the test rig to Canada was made in order to automate it as an approximately 20 to 50 barrel-per-day pilot plant and “prove out” longer term operation. We will make all necessary modifications to it to undertake a continuous test program to define those operating parameters as a substitute to fabricating a pre-commercial pilot-plant for such a purpose. Once those parameters are established it will allow us to modify the original engineering and design plans as necessary to produce a fully commercial package for the technology.

The test rig is currently being reassembled so that it is equipped with an oilfield float and minor changes to comply with Canadian safety and environmental standards prior to being shipped to the test facility. An oilfield float with an access platform has been designed and fabricated to which the VISCOSITOR components were mounted. In addition, a control room was installed. A special research electrical steam generator to deliver controlled amounts of high temperature steam to the process has been constructed, shipped, and installed. Designs for the electrical and instrumentation components have been completed. Qualified vendors have been found for those components and the installation of these components is nearly complete. A minor amount of plumbing and electrical inspection remains to be done on the VISCOSITOR. Once this is completed the VISCOSITOR must be adequately packaged for shipping to the research facility.

The building to house the VISCOSITOR is nearly complete but is still awaiting the installation of an additional compressed air supply. After the VISCOSITOR arrives at the research facility a propane tank will need to be installed and utilities will have to be connected before testing can commence.

Lab testing of oil and sand materials to be used in the continuous test program has commenced. Our research contractor has been testing a number of alternative Canadian process consumables as alternatives to the Norwegian sand used during European testing.

Engineering work has identified testing strategies that should reveal the underlying mechanisms involved in the VISCOSITOR’s upgrading performance. Alternative strategies for pollution control have also been identified to help ensure our goal of a small scale field upgrader is met.

In October 2006, the Company entered into an agreement with a Canadian research and development organization to provide facilities and other resources necessary to test the Ellycrack pilot plant under long term usage. These tests are necessary in order to determine the potential commercial feasibility of this process and what, if any, modifications will be required to the design of a commercially viable plant. Under the terms of this agreement, the Company is required to pay a minimum fee of approximately $17,400 (CAD $18,500) per month commencing September 2007 for the provision of technical and research assistance and related services as well as facility rental for a period of twenty-four months. Upon signing the agreement, the Company paid a deposit in the amount of approximately $162,900 (CAD $180,000).

The Company has been approved to receive a grant administered by a Canadian Federal government agency. Under the terms of the agreement, the Company may receive up to approximately $272,700 (CAD $290,000) for costs incurred and paid in direct performance of testing of the pilot plant as described above. To date we have received approximately $44,000 (CAD $50,000) related to this grant.

On May 10, 2007, we entered into a non-binding Letter of Intent (“LOI”) with a private Canadian corporation to acquire certain North American technology rights relating to a water purification system. In accordance with the terms of the LOI, Wescorp would purchase the right to manufacture, market and service the seller's proprietary water purification system. The system, currently in use in Europe, was created and commercialized using Swiss, German, Italian and Canadian engineering. The portable facility uses waste heat to flash-distill oilfield reclamation water, mining leachates, landfill and factory wastewater, and seawater resulting in potable water, and mineable brines. Assuming the completion of the transaction, Wescorp anticipates that it will use the system independently or in conjunction with other water remediation technologies to address the critical water issues facing the oil and gas industry today.

On May 22, 2007, we entered into a non-binding agreement with another private Canadian corporation to acquire two operating business units. These business units use proprietary technology to improve the management, environmental and economic performance of field operations for energy producers. The transaction is subject to due diligence, the usual and customary conditions, and entering into a definitive agreement. Under the proposed terms of the LOI, we would purchase the business units providing us with full ownership of the technologies.

The first business unit supplies process-driven solutions that we expect to substantially reduce direct and indirect operating costs. A typical solution involves a field re-engineering process that we believe can deliver a 40 – 60% reduction in costs while providing better decision making support. Currently, this business unit is involved with projects in the Gulf of Mexico, in Alberta, Canada and Alaska.

The second business unit is involved in the remediation of water contaminated during the exploration and production of oil and gas. During the water flood process that is common throughout the world as part of enhanced oil recovery (EOR), approximately 0.5 - 3% residual oil remains in the water using current remediation practices. This technology was designed to remove this residual oil, which we expect to result in a significant positive economic and environmental impact.

We believe the addition of these business units will have an immediate impact on our ability to enhance the economic performance and environmental impact of our clients. In addition, we expect that a portion of the purchase price to acquire each of the foregoing businesses, if completed in accordance with the LOIs, will include the distribution of all of our shares of Oilsands to the sellers.

To date, our operations have been funded by a combination of short-term debt and equity financing. Currently, cash on hand and collection of trade accounts receivable are our only existing sources of liquidity. In the event that we do not achieve positive cash flow from operations in 2007, we will be relying on debt and equity financings to provide our Company with sufficient capital to continue our development and operational plans. We may also liquidate all or part of our investment in Oilsands Quest Inc. shares to raise additional capital if these shares are not used in connection with the two non-binding letters of intent to acquire certain water technologies and businesses related to water remediation and purification described elsewhere herein. There can be no assurance that we can continue to grow, which would have a significant effect on the financial condition of our Company and our ability to effectively implement the proposed business plan for Flowstar and Ellycrack.

Although we do not have any lending arrangements in place with banking or financial institutions, we intend to seek conventional bank financing for Flowstar once we redeem or effect the conversion of the outstanding short-term convertible debenture to equity as noted herein.

We are also currently in the process of arranging financing for our remaining 2007 and 2008 operations and investment plan. As part of our overall investment objectives we intend to acquire and develop one or more technologies in 2007. Our total anticipated funding requirement for the fiscal year 2007 is estimated to be approximately $7.5 million. We believe that if we are able to obtain additional financing, of which there is no assurance, our cash balances will be sufficient to carry on normal operations for the next 12 months plus meet any cash requirements that may be needed for target investments or acquisitions. Any sale of additional equity securities, if undertaken, will result in dilution to our stockholders. There can be no assurance that additional financing, when needed, will be available to us or on acceptable terms.

Over the next 12 months, we also plan to closely monitor and implement solutions to successfully manage our proposed future growth. This will include:

1.

Retaining key management and employees with an emphasis on providing proper training and ongoing professional development to assist us in staying current with the latest advancements and developments that affect our target markets and industries.

2.	Identifying further potential markets for our current products and those under development to obtain additional revenue that generates enhanced profits, positive cash flows, and shareholder value.

3.

Identifying and acquiring additional business opportunities that further enhance revenue, profitability, cash flow, business potential, and/or shareholder value within highly-leveraged high growth energy-related markets.

4.	Maintaining adequate financial resources.

We anticipate that the only major purchases of capital assets in the next 12 months will be the building of the Ellycrack pilot plant, the expansion of Flowstar operations into the United States, and the potential acquisition of one or more new businesses and/or technologies. However, there may be additional purchases of office equipment and shop equipment for Flowstar. Also, Flowstar will be conducting research and development in its ongoing program to maintain the competitive advantage of its products.

Our current corporate employee count now stands at twenty-three (23). Additionally, there may be services that we will contract out for, given the specialized nature of the business of Flowstar. With the change in our business plan, we anticipate that any change in capital assets, research and development, and employees would be subject to change in any targeted operating business that we may acquire, including that of Flowstar and Ellycrack.

Results from Operations – 2007 Compared to 2006

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Revenues

Revenues during the quarter ended June 30, 2007 were $493,622, compared to $981,447 for the quarter ended June 30, 2006, a decrease of $487,825, or 50%. This decrease is attributed to the decline in the price of natural gas which has resulted in the customers of Flowstar to either defer or abandon plans to bring new wells into production. Based on information published by the Canadian Association of Petroleum Producers, well licensing is down 55% and well completions are down 44% for gas wells in the second quarter of 2007 when compared to the same period for 2006. In addition, the normal seasonal downturn in Canadian natural gas drilling was longer than normal due to the early “spring breakup”, and a wetter than normal spring and early summer which further depressed the market for Flowstar products.

Sales coverage for the Flowstar DCR systems has been improved through the hiring of additional direct sales staff and increased exposure to the upstream measurement community. During this period of time these efforts were successful in increased market awareness of the Flowstar products, but unsuccessful in improving sales. We believe that these efforts will lead to increases in revenues in the future. Flowstar has been focusing its sales efforts by identifying applications and markets where the DCR system has advantages over competing products in order to increase its market share in the Canadian natural gas flow measurement market. In addition, plans are underway to expand the existing product line being offered by Flowstar.

Cost of Sales

As a percentage of revenues, cost of sales for the quarter ended June 30, 2007 increased to 61.0% versus 51.4% for the quarter ended June 30, 2006. Most of this increase can be attributed to an increase in discounts given to customers due to the depressed market conditions for the sale of the Flowstar products. These higher discounts were not given to customers in the same period of 2006.

Expenses

Operating expenses for the quarter ended June 30, 2007 were $1,582,614 versus $1,275,317 for the quarter ended June 30, 2006, an increase of $307,297. New consulting contracts and additions to the management team for

Wescorp were the principal reasons for this increase. The largest increases in our operating expenses were in consulting fees and wages and benefits as explained below.

In the fourth quarter of 2006, Mr. Dave LeMoine was hired as President of Flowstar and as Executive Vice President of Sales and Marketing for both Wescorp and Flowstar. To improve sales coverage, the Company hired additional sales staff necessary for Flowstar. It also provided merit increases in order to retain key employees. As there is currently a shortage of qualified employees, additional costs were incurred in 2007 in relation to the use of an employment agency to assist in the search and selection of competent employees. Even though the position of Vice-President of Investor Relations and Communications was eliminated in the third quarter of 2006, we incurred an overall increase in wages and benefits in the amount of $84,422. As a result, wages and benefits were $435,942 during the quarter ended June 30, 2007 versus $351,520 during the quarter ended June 30, 2006. These results are consistent with the $430,378 in wages and benefits incurred during the quarter ended March 31, 2007 and the $326,610 incurred during the quarter ended March 31, 2006.

Also included in the new compensation package for Mr. Dave LeMoine were stock options which did not exist during the three months ended June 30, 2006. Thus, the Company incurred an increase of $16,644 in stock based compensation during the three months ended June 30, 2007 to $37,200 compared to the $20,556 incurred during the three months ended June 30, 2006.

Consulting fees incurred in the current three month period in the amount of $318,206 were $221,855 higher than the $96,351 incurred in the same period for 2006. Additional contracts for five consultants, which did not exist in the second quarter of 2006, include the engagement of consultants to assist with developing a business strategy that would allow Wescorp to enter the flow measurement market in the U.S. and the development of additional technologies that we hope to market in 2007. One of these contracts is for our Chief Operating Officer, Mr. Scott Shemwell. Additional consulting fees were also paid to help assess the viability of potential business acquisition candidates, assist in developing a business identity, assess the availability of Canadian government grants, and upgrades to our websites. The costs associated with the shares issued pursuant to the terms of a cashless warrant that were issued during the quarter ended June 30, 2007 were also recorded as consulting fees. In comparison we had only entered into two consulting contracts in the second quarter of 2006 and those contracts were for significantly lower amounts.

Travel expenses during the quarter ended June 30, 2007 increased by $21,964 versus the quarter ended June 30, 2006, a direct result of the increased activity in the Ellycrack project and additional marketing of both Wescorp and Flowstar in international markets. The opening of offices in Houston and Austin, Texas and the engagement of additional consultants located in the U.S. have also directly contributed to these increases in cost.

Office expenses for the quarter ended June 30, 2007 were $120,787 compared to $100,852 for the quarter ended June 30, 2006. The increase of $19,935 is a direct result of the increased rental space occupied to accommodate the growth in operations, including the setting up of offices in Texas.

Advertising and investor relations expenses rose by $46,608 to $132,335 for the quarter ended June 30, 2007 versus the $85,727 reported for the quarter ended June 30, 2006. This increase is a direct result of additional costs being incurred in the second quarter of 2007 for brand imaging and extensive promotion of the Flowstar product line. There was an increase in costs for having the investor relations functions contracted out for the quarter ended June 30, 2007 instead of having these services performed internally by an employee as was done for the comparative period in 2006. These costs were fully offset by not incurring any expense associated with warrants issued for the provision of investor relations services as was done in the second quarter of 2006.

In order to strengthen the Board of Directors, the Company has decided to compensate outside directors in the form of shares commencing April 1, 2006. During the quarter ended June 30, 2007, the Company had three outside directors and as a result incurred $22,244 in directors’ fees. As there were only two outside directors in the same period in 2006 the cost for directors’ fees for that period was $17,605. The higher costs associated with the increase in the number of outside directors was partially mitigated by the decrease in the market price of Wescorp shares at April 1, 2007 versus April 1, 2006.

The above increases were partially offset by a substantial decrease in interest on debentures. We incurred interest expense of $29,687 on our debentures during the quarter ended June 30, 2007 compared to $56,979 incurred during the quarter ended June 30, 2006. This decrease of $27,292 is a direct result of only having $90,000 in short-term debentures outstanding at June 30, 2007 versus the $1,475,319 in debentures that were outstanding at June 30, 2006. While new debt in the form of a long-term debenture in the amount of $2,250,000 was incurred on June 7, 2006, this only resulted in an additional $14,178 in interest for the current period and was not enough to offset the decrease in interest due to the reduction in the balance for the short-term debentures.

We incurred interest, finance and bank charges of $32,599 for the quarter ended June 30, 2007 compared to $51,792 incurred during the quarter ended June 30, 2006. This decrease of $19,193 is due to only incurring financing fees of $20,000 in the three months ended June 30, 2007 versus financing fees of $50,000 incurred in the same period in 2006. This decrease was offset by $9,972 in interest incurred on the loan obtained from AHC Holdings Inc. for which no interest costs were recorded in the prior period’s comparative figures.

Costs for research and development, all related to the Ellycrack project, dropped in the quarter ended June 30, 2007 to $98,394 compared to the $147,132 incurred in the quarter ended June 30, 2006. While additional costs related to modifying the VISCOSITOR to be a 20 to 50 barrel-per-day pilot plant were incurred in the first quarter of 2007, a grant of approximately $31,900 was received to offset these costs. No corresponding grant money was received in 2006. In addition, during the quarter ended June 30, 2006, Flowstar commissioned Colorado Engineering Experiment Station Inc. (CEESI) to undertake tests in response to customer and regulator requests for reference data to quantify DCR technology performance in a variety of wet-gas field conditions at a cost of $25,690.

Legal and accounting costs for the three months ended June 30, 2007 were $75,639, which was a decrease of $5,798 compared to the corresponding period of 2006. The decrease in 2007 is directly related to slightly lower legal fees required for compliance with various regulatory filings, and for due diligence work undertaken with respect to potential business acquisitions and other contracts.

Depreciation and amortization expense for the quarter ended June 30, 2007 was $23,666 versus $25,955 for the quarter ended June 30, 2006, a decrease of $2,289. This decrease was due to having fully depreciated property and equipment as at December 31, 2006 that were still being utilized by the Company in the second quarter of 2007. The value of property and equipment that was not fully depreciated at June 30, 2006 was higher than at June 30, 2007.

Insurance expense for the quarter ended June 30, 2007 was $31,120 compared to $36,580 for the quarter ended June 30, 2006. The decrease in our premium for Directors and Officers liability insurance is the primary reason for the $5,460 reduction in insurance expense.

Other Income and Expenses

For the quarter ended June 30, 2007, other expenses have increased by $442,162 from the same period during 2006. Most of the 2007 expense was directly attributable to the penalty for the late filing of the registration statement pursuant to the terms of the subscription agreements for the private placement that was completed in December of 2006. As a result the Company was required to issue additional shares to the investors in the private placement which were valued at $424,839. In addition, we were not able to deliver free-trading shares called for under Tranche 2, Stage 3 of the agreement to acquire Vasjar, and thus we were required to pay the former Vasjar shareholders an additional 80,000 Wescorp common shares for each month that the shares are not delivered. This resulted in an accrual of $121,808 being recorded for the quarter ended June 30, 2007, which reflects the increase in shares needed to be delivered and the closing trading price of Wescorp shares as at June 30, 2007. The financial statements for the same period in 2006 reflect the requirements for late delivery of shares as stipulated by Tranche 2, Stage 2 of the agreement at a cost of $120,000. The foreign currency loss of $17,194 for the quarter ended June 30, 2007 is a direct result of the Canadian dollar consistently strengthening against the U.S. dollar throughout the period. Wescorp has many payables denominated in Canadian dollars. As that currency strengthens, exchange losses result when those payables are settled. Interest income for the three months ended June 30, 2007 is directly related to the short-term investment made in June 2007.

Net Loss

The net loss for the quarter ended June 30, 2007 of $1,947,915 compared to a net loss of $913,847 for 2006 is due to the net effect of the decrease in gross profit of $284,609 and increases of $307,297 in operating expenses and $442,162 in other expenses as explained above.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues

Revenues during the six months ended June 30, 2007 were $1,311,604, compared to $2,060,790 for the six months ended June 30, 2006, a decrease of $ 749,186, or 36%. This decrease is attributed to the decline in the price of natural gas which has resulted in the customers of Flowstar to either defer or abandon plans to bring new wells into production. Based on information published by the Canadian Association of Petroleum Producers well completions are down 19% for gas wells in the first six months of 2007 when compared to the same period for 2006. In addition, the normal seasonal downturn in Canadian natural gas drilling was longer than normal due to the early “spring breakup”, and a wetter than normal spring and early summer which further depressed the market for Flowstar products.

Sales coverage for the Flowstar DCR systems has been improved through the hiring of additional direct sales staff and increased exposure to the upstream measurement community. During this period of time these efforts were successful in increased market awareness of the Flowstar products, but unsuccessful in improving sales. We believe that these efforts will lead to increases in revenues in the near future. Flowstar has been focusing its sales efforts by identifying applications and markets where the DCR system has advantages over competing products in order to increase its market share in the Canadian natural gas flow measurement market. In addition, plans are underway to expand the existing product line being offered by Flowstar.

Cost of Sales

As a percentage of revenues, cost of sales for the six months ended June 30, 2007 increased to 56.0% versus 51% for the six months ended June 30, for 2006. Most of this increase can be attributed to an increase in discounts given to customers in the second quarter of 2007 due to the depressed market conditions for the sale of the Flowstar products. These higher discounts were not given to customers in the first quarter of 2007 or the first six months of 2006.

Expenses

Operating expenses for the six months ended June 30, 2007 were $3,073,635 versus $2,369,821 for the six months ended June 30, 2006, an increase of $703,814. New consulting contracts and additions to the management team for Wescorp were the principal reasons for this increase. The largest increases in our operating expenses were in consulting fees and wages and benefits as explained below.

In the fourth quarter of 2006, Mr. Dave LeMoine was hired as President of Flowstar and as Executive Vice President of Sales and Marketing for both Wescorp and Flowstar. To improve sales coverage, the Company hired additional sales staff necessary for Flowstar. It also provided merit increases in order to retain key employees. As there is currently a shortage of qualified employees, additional costs were incurred in 2007 in relation to the use of an employment agency to assist in the search and selection of competent employees. Even though the position of Vice-President of Investor Relations and Communications was eliminated in the third quarter of 2006, we incurred an overall increase in wages and benefits in the amount of $188,190. As a result, wages and benefits were $866,320 during the six months ended June 30, 2007 versus $678,130 during the six months ended June 30, 2006.

Also included in the new compensation package for Mr. Dave LeMoine were stock options which did not exist during the six months ended June 30, 2006. Thus, the Company incurred an increase of $94,744 in stock based compensation during the six months ended June 30, 2007 to $137,600 compared to the $42,856 incurred during the six months ended June 30, 2006.

Consulting fees incurred in the current six month period in the amount of $557,895 were $360,913 higher than the $196,982 incurred in the same period for 2006. Additional contracts for five consultants that did not exist in the first six months of 2006 include the engagement of consultants to assist with developing a business strategy which would allow Wescorp to enter the flow measurement market in the U.S. and the development of additional technologies that we hope to market in 2007. One of these contracts is for our Chief Operating Officer, Mr. Scott Shemwell. Additional consulting fees were also paid to help assess the viability of potential business acquisition candidates, assist in developing a business identity, assess the availability of Canadian government grants, and upgrades to our websites. The costs associated to the shares issued pursuant to the terms of a cashless warrant that were issued during the six months ended June 30, 2007 were also recorded as consulting fees. In comparison we had only entered into two consulting contracts in the first six months of 2006 and those contracts were for significantly lower amounts.

Travel expenses during the six months ended June 30, 2007 increased by $60,206 to $176,405 versus $116,199 for the six months ended June 30, 2006. This increase is a direct result of the increased activity in the Ellycrack project and additional marketing of both Wescorp and Flowstar in international markets. The opening of offices in Houston and Austin, Texas and the engagement of additional consultants located in the U.S. have also directly contributed to these increases in cost.

Similarly, the increase in office expenses of $33,878 during the six months ended June 30, 2007 to $214,395 versus $180,517 for the six months ended June 30, 2006 is a direct result of the increased rental space required to accommodate the growth in operations, including the setting up of offices in Texas.

Advertising and investor relations expenses rose by $58,081 to $187,886 for the six months ended June 30, 2007 versus the $129,805 reported for the six months ended June 30, 2006. This increase is a direct result of additional costs being incurred in 2007 for brand imaging and extensive promotion of the Flowstar product line. There was an increase in costs for having the investor relations functions contracted out for the six months ended June 30, 2007 instead of having these services performed internally by an employee as was done for the comparative period in 2006. These costs were fully offset by not incurring any expense associated with warrants issued for the provision of investor relations services as was done in the first six months of 2006.

Legal and accounting costs were $175,352, which was an increase of $39,751, compared to the corresponding period of 2006. The increase in 2007 is directly related to legal fees required for compliance with various regulatory filings, and for due diligence work undertaken with respect to potential business acquisitions and other contracts.

In order to strengthen the Board of Directors, the Company has decided to compensate outside directors in the form of shares commencing April 1, 2006. During the six months ended June 30, 2007, the Company had three outside directors and as a result incurred $39,732 in directors’ fees. As there were only two outside directors for which fees commenced on April 1, 2006 the cost for directors’ fees for the comparative period in 2006 were $17,605. The higher costs associated with the increase in the number of outside directors was partially mitigated by the decrease in the market price of Wescorp shares at April 1, 2007 versus April 1, 2006.

The above increases were partially offset by a substantial decrease in interest on debentures. We incurred interest expense of $36,591 on our debentures during the six months ended June 30, 2007 compared to $111,705 incurred during the six months ended June 30, 2006. This decrease of $75,114 is a direct result of only having $90,000 in short-term debentures outstanding at June 30, 2007 versus the $1,475,319 in debentures that were outstanding at June 30, 2006. While new debt in the form of a long-term debenture in the amount of $2,250,000 was incurred on June 7, 2006 this only resulted in an additional $14,178 in interest for the current period and was not enough to offset the decrease in interest due to the reduction in the balance for the short-term debentures.

Costs for research and development, all related to the Ellycrack project, dropped in the six months ended June 30, 2007 to $266,679 compared to the $320,981 incurred in the six months ended June 30, 2006. While additional costs related to modifying the VISCOSITOR to be a 20 to 50 barrel per day pilot plant were incurred in the first six months of 2007, a grant of approximately $$44,000 was received to offset these costs. No corresponding grant money was received in 2006. In addition, during the six months ended June 30, 2006 Flowstar commissioned Colorado Engineering Experiment Station Inc. (CEESI) to undertake tests in response to customer and regulator requests for reference data to quantify DCR technology performance in a variety of wet-gas field conditions at a cost of $25,690.

We incurred interest, finance and bank charges of $44,832 for the six months ended June 30, 2007 compared to $54,119 incurred during the six months ended June 30, 2006. This decrease of $9,287 is due to only incurring financing fees of $20,000 in the six months ended June 30, 2007 versus financing fees of $50,000 incurred in the same period in 2006. This decrease was offset by $19,835 in interest incurred on the loan obtained from AHC Holdings Inc. for which no interest costs were recorded in the prior period’s comparative figures.

Depreciation expense for the six months ended June 30, 2007 was $46,320 versus the $51,998 for the first six months of 2006, a decrease of $5,678. This decrease was due to having fully depreciated property and equipment as at December 31, 2006 that were still being utilized by the Company in the first six months of 2007. The value of property and equipment that was not fully depreciated at June 30, 2006 was higher than at June 30, 2007.

Insurance expense for the six months ended June 30, 2007 was $65,305 compared to $75,000 for the six months ended June 30, 2006. The decrease in our premium for Directors and Officers liability insurance is the primary reason for the $9,695 reduction in insurance expense.

Other Income and Expenses

For the six months ended June 30, 2007, other expenses have increased by $1,061,080 from the same period during 2006. Most of the 2007 expense was directly attributable to the increase in the penalty for the late delivery of Tranche 2, Stage 2 shares to the former shareholders of Vasjar. We were not able to deliver free-trading shares called for under Tranche 2, Stage 2 of the agreement to acquire Vasjar, and thus we were required to pay the former Vasjar shareholders an additional 80,000 Wescorp common shares for each month that the shares are not delivered. This resulted in an accrual of $617,672 being recorded for the quarter ended March 31, 2007, which reflects the increase in shares needed to be delivered and the closing trading price of Wescorp shares as at March 31, 2007. In addition, we were not able to deliver free-trading shares called for under Tranche 2, Stage 3 of the agreement to acquire Vasjar and this resulted in an accrual of $121,808 being recorded for the quarter ended June 30, 2007. This cost reflects the additional shares needed to be delivered under Tranche 2, Stage 3 and the closing trading price of Wescorp shares as at June 30, 2007. The financial statements for the same period in 2006 reflect the requirements for late delivery of shares as stipulated by Tranche 2, Stage 2 of the agreement at a cost of $120,000. The Company also incurred a penalty for the late filing of the registration statement pursuant to the terms of the subscription agreements for the private placement that was completed in December of 2006. As a result, the Company was required to issue additional shares to the investors in the private placement which were valued at $424,839. The foreign currency loss of $21,275 for the six months ended June 30, 2007 is a direct result of the Canadian dollar consistently strengthening against the U.S. dollar throughout the period. As Wescorp has many payables denominated in Canadian dollars, as that currency strengthens, exchange losses result when those payables are settled. Interest income for the six months ended June 30, 2007 is directly related to the short-term investment made in June 2007.

Net Loss

The net loss for the six months ended June 30, 2007 of $3,668,506 compared to a net loss of $1,496,854 for 2006 is due to the net effect of the decrease in gross profit of $406,758 and increases of $1,110,572 in operating expenses and $1,061,080 in other expenses as explained above.

Results of Operations – 2006 to 2005

Year Ended December 31, 2006 Compared to December 31, 2005

Revenues

Revenues increased by $860,872, or 37%, to $3,184,461 for the year ended December 31, 2006 from $2,323,589 for the year ended December 31, 2005. This occurred even though natural gas drilling activity in the last six months of 2006 decreased in comparison to the same period in 2005. The increase in revenue can be attributed to a few specific strategies. First, the proven and documented economic value of the Flowstar gas measurement solution has resulted in a higher level of market acceptance. Second, Flowstar offers a complete gas measurement package which has allowed customers to reduce the time and amount of resources required for installations. Third, Flowstar has improved its sales coverage model by increasing the number of direct sales professionals. As a result Flowstar has enhanced customer relations which have helped us to identify markets where the DCR technology has advantages over competing products or technologies. All of the above factors have helped in gaining repeatable business.

Cost of Sales

As a percentage of revenues, 2006 cost of sales decreased to 53.4% versus 53.8% for the year ended December 31, 2005. This improvement is directly attributable to more favorable exchange rates used in purchasing inventory from U.S. suppliers by Flowstar. In addition, the effectiveness of internal controls implemented in 2006 has improved the Company’s ability to track inventory in its accounting records.

Expenses

Operating expenses for the year ended December 31, 2006 show an increase of $63,343 over 2005. Expansion of our Ellycrack and Flowstar operations were the principal reasons for this increase. The largest increases in our operating expenses were in consulting fees and wages and benefits as explained below.

Additional staff has been hired to fill the management positions of Project Manager for the Ellycrack pilot plant, and Corporate Controller, positions which did not exist at March 31, 2005. In the fourth quarter of 2006, Mr. Dave LeMoine was hired as Executive Vice President of Sales and Marketing for both Wescorp and Flowstar and President of Flowstar In addition, the Company’s Chief Financial Officer is now being paid as an employee as opposed to a consultant in the first six months of 2005. To improve sales coverage, two additional sales representatives were hired by Flowstar in the third quarter of 2005 and an additional sales representative was hired in 2006. An additional shop technician was hired by Flowstar in the fourth quarter of 2005 and two additional shop technicians were hired in 2006. In addition cost of living and merit increases were necessary in order to retain valued employees. Although a Vice-President of Investor Relations and Communications was hired late in the second quarter of 2005, this position was eliminated in the third quarter of 2006. As a result, wages and benefits were $1,534,113 during the year ended December 31, 2006 versus $961,757 during the year ended December 31, 2005, an increase of $572,356.

Consulting fees incurred in the current year in the amount of $1,180,951 were $545,074 higher than the $635,877 incurred in 2005. Although many consulting contracts which existed in 2005 were not renewed, additional consulting agreements were entered into during the last quarter of 2005 and in 2006, which exceeded the cost of those contracts that existed in the same period of 2005. The new contracts included the hiring of a consultant to assist in developing a marketing strategy that can be applied to current products being sold as well as potential new products that may be marketed by existing businesses or future business acquisitions. We also hired consultants to assist with developing a business strategy which would allow Wescorp to enter the flow measurement market in the U.S. Additional consulting fees were also paid to help assess the viability of potential business acquisition candidates, to provide assistance with the Ellycrack project, and to assist Flowstar in its sales, marketing and investor relations efforts going forward.

Advertising and investor relations expenses rose by $103,027 to $295,212 for the year ended December 31, 2006 versus the $192,185 reported for the year ended December 31, 2005. This increase is the direct result of issuing warrants in the second and fourth quarters of 2006 valued at $118,400 in aggregate to various consultants to assist with investor relations. To offset this increase minor savings were achieved in the area of advertising and investor relations by having the investor relations functions performed internally by an employee instead of contracting out these services. These services were provided internally for the first nine months of 2006 and for the last half of 2005.

Office expenses for the year ended December 31, 2006 were $392,087 compared to $293,878 for the year ended December 31, 2005. The increase of $98,209 is a direct result of the expansion of the Flowstar and Ellycrack operations. Similarly, the increase in travel expenses of $87,399 to $285,939 during the year ended December 31, 2006 versus the $198,540 for the year ended December 31, 2005 were directly related to the increased activity in the Ellycrack project and additional marketing of both Wescorp and Flowstar in international markets.

Depreciation expense for year ended December 31, 2006 was $100,436 versus $61,507 for the year ended December 31, 2005, an increase of $38,929. This increase was due to assets acquired during the current year to support the expanded Flowstar operations. Further, the increase in our asset base contributed to an increase in commercial insurance premiums of $17,529 for the year ended December 31, 2006 compared to the year ended December 31, 2005.

The above increases were offset by the reduction of $822,706 in stock-based compensation. In the last quarter of the year ended December 31, 2005, the Company implemented a new compensation package for the Chief Executive Officer which included stock options. Under the provisions of this package, 2,326,881 options to purchase common shares vested in the fourth quarter of 2005. This resulted in stock-based compensation of $1,002,300 being incurred during the year ended December 31, 2005. During the year ended December 31, 2006, a new compensation package was implemented for the Executive Vice-President of Sales and Marketing for both Wescorp and Flowstar and the President of Flowstar. Under the provisions of the two compensation packages, only 526,390 options to purchase common shares vested during the year ended December 31, 2006, which resulted in a cost of $179,594 being recorded for stock-based compensation in the year.

To account for the issuance of the convertible debentures in the year ended December 31, 2005, $207,000 in beneficial conversion interest was charged to operations. No costs related to beneficial conversion interest were incurred in the year ended December 31, 2006 as no new convertible debentures were issued.

We incurred interest, finance and bank charges of $77,505 during the year ended December 31, 2006 compared to $204,729 for the year ended December 31, 2005. Most of this decrease of $127,224 can be attributed to a finder’s fee of $192,468 incurred during 2005 in relation to an agreement that allowed the Company to settle a related party note payable for a fixed number of common shares. In the year ended December 31, 2006, the Company incurred $40,988 in fees from a firm engaged to seek out and evaluate various financing solutions unrelated to the private placement completed on December 14, 2006. An additional $21,370 in interest was incurred on the loan from AHC Holdings Inc. which did not exist in 2005.

The initial engineering and design of the Ellycrack pilot project started in the third quarter of 2005 and was completed in February 2006. As a result, costs of $265,563 were incurred during the year ended December 31, 2006 compared to the $399,967 in costs incurred during the year ended December 31, 2005.

Legal and accounting costs for the year ended December 31, 2006 were $290,633, which was a decrease of $55,535 compared to the corresponding period of 2005. The 2005 figures for legal and accounting were adversely affected by compensating a former legal service provider in the form of shares under the terms of a credit accommodation, legal fees incurred to defend the Baum litigation, as well as legal and other professional fees related to the private placement of the debentures incurred in the first quarter of 2005. The reductions of not having these same costs in 2006 were offset by increased compliance costs with respect to the requirements for the year end audit as well as the reviews of the quarterly financial statements. Additional costs were also incurred for legal fees with respect to the private placement completed in December 2006 and for due diligence work undertaken with respect to potential business acquisitions.

During the year ended December 31, 2006, Flowstar commissioned Colorado Engineering Experiment Station Inc. (CEESI) to undertake tests in response to customer and regulator requests for reference data to quantify DCR technology performance in a variety of wet-gas field conditions at a cost of $25,781. An additional $5,979 was spent in 2006 to investigate the potential of a technology that may be acquired by the Company. In 2005, the Company incurred patent costs in the amount of $59,624 related to the Ellycrack project and $5,571 in costs to develop its wireless communications for the DCR units. As a result, research and development expenses decreased by $33,352 in the current year compared to 2005.

We incurred interest expenses of $184,332 on the convertible debentures during the year ended December 31, 2006 compared to $194,459 incurred during the year ended December 31, 2005. This decrease of $10,127 is a direct result of having repaid $77,000 of the debentures in January of 2006, $39,300 in the third quarter of 2006, and an additional $165,769 in December 2006. In addition, holders of $1,180,250 in debentures had their investments redirected to units of the private placement offering that closed in December 2006. The 2005 figures only include interest from the date of the original investment in the debentures.

In order to strengthen the Board of Directors the Company decided to compensate outside directors in the form of shares. During the year ended December 31, 2006, the Company issued 100,000 shares to outside directors which were valued at $53,322. This compares favorably to the 50,000 shares issued in 2005, valued at $55,998, due to the decreased trading price of Wescorp shares at the time the shares were allocated.

Other Income and Expenses

For the year ended December 31, 2006, other expenses have increased by $164,634 from the same period during 2005.

A large portion of the 2006 expense was directly attributable to the increase in the penalty for the late delivery of Stage 2 shares to the former shareholders of Vasjar. On April 1, 2006, we were not able to deliver free-trading shares called for under Stage 2 of the agreement to acquire Vasjar, and thus we were required to pay the Vasjar shareholders an additional 80,000 Wescorp common shares for each month that the shares are not delivered. This has resulted in an accrual of $316,800 being recorded for the year ended December 31, 2006, which reflects the increase in shares needed to be delivered and the closing trading price of Wescorp shares as at December 31, 2006. The financial statements for the same period in 2005 reflect the requirements for late delivery of shares as stipulated by Stage 1 of the agreement to acquire Vasjar at the closing trading price of Wescorp shares as of September 30, 2005 at a value of $233,280. Although the shares were trading at a higher value in 2005, the requirement to issue more shares under Stage 2 versus Stage 1 resulted in higher costs charged to operations during the year ended December 31, 2006 compared to the same period in 2005.

In addition, other expenses for 2006 include a foreign currency translation loss of $11,084 versus a foreign currency translation gain of $68,575 in 2005. The current year loss is largely attributable to the timing of the settlement of balances denominated in Canadian dollars at amounts higher than what they were originally incurred. The fact that the Canadian dollar rose through much of the year before falling back at year end to nearly the same rate that it was at on December 31, 2005 also contributed to the foreign exchange loss experienced in 2006. The foreign currency translation gain recorded in 2005 is mostly due to the timing of the settlement of a related party note payable which was denominated in Canadian dollars. In addition, the investment in Synenco, which is denominated in Canadian dollars, was positively impacted by the strengthening of the Canadian dollar and thus positively impacted the foreign currency translation gain in 2005.

Net Loss

The decrease in the net loss for the year ended December 31, 2006 to $4,371,642 compared to a net loss of $4,553,118 for the same period during 2005 is due to the net effect of the increase in gross profit of $409,453 offset by an overall increase of $63,343 in operating expenses and $164,634 in other expenses as explained above.

Results of Operations – 2005 to 2004

Year Ended December 31, 2005 Compared to December 31, 2004

Revenues

Revenues increased by approximately $1,095,000, or approximately 89.1% to almost $2,324,000 for the year ended December 31, 2005 from just under $1,229,000 for the year ended December 31, 2004. This increase can be attributed to a strengthening of the Canadian dollar, continued strong market acceptance of the DCR systems sold by Flowstar and increased marketing of the Flowstar products. Results for 2004 are indicative of the marketing of a virtually new product in the DCR system and the initial reluctance of the industry to accept the product as a viable alternative to existing technology. In addition, 2004 results are negatively impacted by having only nine months of revenue as Flowstar was acquired on March 31, 2004.

Cost of Sales

As a percentage of revenues, 2005 cost of sales decreased to 53.8% from the 60.4% reflected in the results for 2004. This improvement is directly attributable to fewer units being distributed as demos, better pricing strategies and stronger market acceptance of products which allows for less discounting of sales prices. In addition, new internal controls have been implemented that will improve the Company’s ability to track inventory in its accounting records so that it will be able to maintain margins while increasing its market presence of the DCR systems.

Expenses

Operating expenses for the year ended December 31, 2005 show an increase of about $1,455,000 versus 2004. The results for 2004 only present nine months of operations for Flowstar and do not reflect the expansion of operations for both Flowstar and Ellycrack. The largest increases were in stock based compensation and wages and benefits. Included in the new compensation package for the Chief Executive Officer were stock options which did not exist in 2004. As a result the Company incurred approximately $1,002, 000 in stock based compensation in the current year. Wages and benefits increased by approximately $661,000. Additional staff was hired to fill the management positions of Project Manager for the Ellycrack pilot plant, VP Investor Relations and Communications and corporate controller. In addition, the Company’s Chief Financial Officer and Chief Executive Officer as well as certain middle management personnel for Flowstar are now being paid as employees versus consultants in 2004. The Company has also hired administration staff necessary to support the operations of Flowstar and enhance internal controls. In order to strengthen the Board of Directors the Company was required to compensate one of the members in the form of shares which were valued at about $56,000. Engineering of the Ellycrack pilot project was started in the third quarter of 2005 resulting in costs of $345,000 being incurred. Travel expenses for the year have risen by approximately $99,000 versus 2004 as a direct result of the increased activity in the Ellycrack project and additional marketing of both Wescorp and Flowstar in international markets. The increase in office expenses of $274,000 relates to having a full year of activity for Flowstar as well as increased administration costs related to the expansion of both the Flowstar and Ellycrack operations. To account for the issuance of the convertible debentures $207,000 in beneficial conversion interest was recorded in the current year. Interest incurred on the debentures in the amount of $194,000 was not in the prior year figures as these debentures have been issued in the current fiscal year. Most of the increase of approximately $199,000 in interest, finance and bank charges arises from the payment of a finder’s fee in relation to the debenture financing secured during the year. Amortization of the technology is higher by about $321,000 in 2005 versus 2004 as a direct result of having a full year of amortization in the current year versus five months recorded in 2004. Similar reasons exist for the increase in depreciation expense of just over $19,000 this year compared to 2004. Additional assets were acquired in the current year to support operations of Flowstar and the assets were depreciated for a full year versus nine months in 2004. Furthermore the Company was able to obtain commercial insurance in 2005 and as result incurred related costs of about $131,000 which did not exist in last year’s figures. The increase of close to $52,000 for research and development in the current year compared to 2004 is an indication of the Company’s ongoing commitment to develop the Flowstar product line.

The above increases were offset by substantial decreases in consulting fees for the current year being approximately $1,686,000 less than those for 2004. In addition, legal and accounting costs decreased by just under $200,000. Last year’s figures for legal and accounting were adversely affected by legal fees incurred to defend the Baum litigation, as well as legal and other professional fees related to the acquisition of Vasjar, Flowstar and Flowray. Additional savings of about $112,000 were achieved in the area of advertising and investor relations. Some of these savings were derived by having the investor relations functions performed internally by an employee versus contracting out these services. The note payable on the books at December 31, 2004 was fully discounted in the prior year resulting in a saving of just over $107,000 on this year’s financial statements.

Other Income and Expenses

The Company had net other expense items of $162,000 for the year ended December 31, 2005 compared to net other expenses of $452,000 in 2004. A large portion of the 2005 expense was attributed to the $233,000 penalty for the late delivery of shares required to meet the provisions of the agreement relating to the acquisition of Vasjar. The 2005 loss was offset by a foreign currency translation gain of about $69,000 incurred in the current year that was largely attributable to the timing of the settlement of the note payable to the related party which was denominated in Canadian dollars. In addition, the investment in Synenco which is denominated in Canadian dollars was positively impacted by the strengthening of the Canadian dollar and thus positively impacted the foreign currency translation gain. Other expense for the year ended December 31, 2004 reflects $452,000 in interest for amounts owing to shareholders and related parties for the year ended December 31, 2004. With the extinguishment of this debt in the current fiscal year no further interest expense has been incurred on this debt in 2005.

Net Loss

The net loss for the year ended December 31, 2005 of $4,553,118 compared to a net loss of $3,976,610 for 2004 is due mostly to the increase in expenses explained above.

Liquidity and Capital Resources – 2007 Compared to 2006

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

From inception, we have been dependent on investment capital and debt financing from our shareholders as our primary source of liquidity. Prior to our acquisition of Flowstar in 2004, we had not generated any revenue or income from our operations. Through June 30, 2007, we have generated revenues from operations of $8,048,221 (comprised of $1,311,604 for the six months ended June 30, 2007, $3,184,461, $2,323,589, and $1,228,531 for the years ended December 31, 2006, 2005 and 2004, respectively). We had an accumulated deficit at June 30, 2007 of $23,368,901.

Our cash position at June 30, 2007 increased to $820,190 from the $499,233 balance of December 31, 2006, and from the $300,899 balance we had at June 30, 2006.

We used cash in operations of $1,331,079 in the first six months of 2007 compared to cash used in operations of $1,434,886 during the same period in 2006. Most of this amount relates to the operating loss adjusted for non-cash items, which were $2,645,272 for the six months ended June 30, 2007 (June 30, 2006 - $1,099,038). Changes in operating assets and liabilities are explained below.

We also had a net outflow of cash of $1,361,650 from investing activities for the six months ended June 30, 2007. An investment in a short-term interest bearing deposit accounted for $1,322,367 of this amount (June 30, 2006 – nil). In addition $10,986 was utilized to purchase plant and equipment (June 30, 2006 – $12,628), and $28,297 was invested in other receivables (June 30, 2006 – nil). During the six months ended June 30, 2006, $150,000 was used for the purchase of shares in Ellycrack AS and assets were disposed of for proceeds of $2,687.

The net cash used in operating and investing activities was funded with $2,973,061 from financing activities for the six months ended June 30, 2007. The cash flow from financing activities for the six months ended June 30, 2007 was primarily a result of:

  Proceeds on the issuance of a convertible debenture in the amount of $2,250,000, as compared to no proceeds received in the same period in 2006;

  The issuance of stock for consideration equal to $50,000, as compared to $479,954 for the same period in 2006;
  Cash received on the exercise of warrants for which shares were not yet issued in the amount of $133,387, as compared to $311,589 for the same period in 2006; and
  The funds received for share subscriptions receivable in the amount of $85,000, as compared to $29,772 for the same period in 2006.

In the six months ended June 30, 2007, we incurred debt of:

  $2,250,000 on the issuance of a convertible debenture, as compared to no convertible debentures issued in the same period in 2006;
  $319,736 from a new note payable, as compared to no proceeds received in the same period in 2006;
  $7,051 relating to unpaid remuneration for our Chief Executive Officer, as compared to $7,263 for the same period in 2006;
  $130,000 in consulting fees, as compared to no fees incurred in the same period in 2006; and
  $19,835 in interest owed to a company controlled by a director of Wescorp, as compared to no such interest owed in the same period in 2006.

During the six months ended June 30, 2007, we had to repay debt in the amount of $8,940, as compared to $11,200 for the same period in 2006. In the six months ended June 30, 2006, we had to repay convertible debentures in the amount of $77,000 and received a loan from a related company in the amount of $500,000.

At June 30, 2007, we had current assets totaling $3,897,536 compared to $2,531,822 at June 30, 2006. This increase is a direct result of the positive cash flow described above as well as the increase in short-term investments, and prepaid deposits offset by a reduction in accounts receivable.. The major portion of the prepaid deposits was made with our Canadian partner who is assisting us with assessing the Ellycrack technology. Additional deposits were made with key vendors to ensure that they would be able to provide us with an adequate supply of our vital products. Decreases in accounts receivable at June 30,2007, over the balances at June 30, 2006 were primarily due to the reduced sales during the current period versus the same period last year.

Our investment in property and equipment at the end of June 2007 decreased to $102,862 compared to $169,347 reported at June 30, 2006. This decrease is a direct result of only investing $28,273 in property and equipment while depreciating those assets by $94,758 since June 30, 2006.

The decrease in investments to $1,729,678 at June 30, 2007 from the June 30, 2006 balance of $3,991,699 was a direct result of the decline in the market price of our available for sale investment at these respective dates. At June 30, 2006, we had invested in 170,000 shares of Synenco Energy Inc. (“Synenco”) that, at that time, traded at approximately $16.56 (CAD $22.65) per share. On March 23, 2007 we exchanged the 170,000 Synenco shares for 470,143 shares of Oilsands Quest Inc. At June 30, 2007 Oilsands Quest Inc. was trading at $2.47.

The reduction in our technology is due to the amortization of this asset over its estimated useful life of approximately eight years.

The Company had $6,052,570 in current liabilities at June 30, 2007 compared to $6,581,724 at June 30, 2006. Only $90,000 in the form of short-term convertible debentures was still on the books at June 30, 2007, which reflects debentures totaling $1,180,250 being redirected to units of the private placement that closed in December 2006 and $205,069 in repayments of convertible debentures since June 30, 2006. The decrease in debentures has been offset by an increase in additional trade payables and financing required to sustain the higher level of activity of our growing organization. Trade payables have increased by $249,420 when compared to the June 30, 2006 figures and an additional note payable in the amount of $319,736 has been incurred in the current period.

We had long-term notes payable of $63,390 at June 30, 2007, compared to $97,222 at June 30, 2006. The decrease is due to the paying down of existing vehicle loans while not incurring any new debt as no new equipment purchases were financed. In June 2007, we issued a new long-term convertible debenture in the amount of $2,250,000.

Quantitative and Qualitative Disclosure About Market Risk

We believe our market risk exposures arise primarily from exposures to fluctuations in interest rates and exchange rates. We presently only transact business in U.S. and Canadian Dollars, and Norwegian Kroners. We believe that the exchange rate risk surrounding the future transactions of the Company will not materially or adversely affect our future earnings. We do not use derivative financial instruments to manage risks or for speculative or trading purposes.

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have not formed any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Critical Accounting Policies and Recent Accounting Pronouncements

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The reported financial results and disclosures were determined using the significant accounting policies, practices and estimates described in the notes to the consolidated financial statements. We believe that the reported financial results are reliable and the ultimate actual results will not differ materially from those reported. Uncertainties associated with the methods, assumptions and estimates underlying our critical accounting measurements are discussed below.

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. We do not expect the adoption of this statement will have a significant effect on our future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a significant effect on our future reported financial position or results of operations.

DESCRIPTION OF BUSINESS

Business Overview

We are an oil and gas operations solution and engineering company committed to acquiring, developing and commercializing technologies that are designed to improve the management, environmental and economic performance of field operations for oil and gas producers and to provide solutions to help them overcome the tough operational challenges they face. To this end, our primary business strategy is to acquire, fund and develop new systems and technologies in our field through investments in companies or products for which early stage product development has been completed, and to provide consulting services with respect to these systems and technologies. We prefer investments for which we can control the intellectual property of technologies that have emerged from research and initial development and are essentially market-ready. We also acquire companies with one or more technology products being developed that can benefit from the financial, technical and business development experience of our management to bring those products to market in a meaningful manner after they have been fully developed. Among other strategies, we may attempt to license or form third-party commercial partnerships based on these acquired technologies.

In short, our goal is to generate enhanced capital appreciation for our shareholders by continuing to acquire, develop, and commercialize timely effective product solutions or strategic investment opportunities for energy-related applications that generate real returns with above-average cash flow and margins. To this end, we currently operate through three Strategic Business Units, or SBUs, including (i) our subsidiary, Flowstar; (ii) our joint venture with Ellycrack; and (iii) our subsidiary, Strategic Decision Sciences USA Inc. (“SDS”). We also hold shares of common stock in a publicly-traded Canadian tar sands exploration company, Oilsands Quest Inc. (“Oilsands”). We have entered into two non-binding letters of intent to acquire certain water technologies and businesses related to water remediation and purification. A portion of the purchase price to acquire these businesses includes the distribution of all of our shares of Oilsands to the sellers. A short synopsis of each business unit and the Oilsands investment follows.

Flowstar Technologies, Inc.

In June 2003, we entered into an agreement to purchase 100% of the outstanding shares of two companies, Flowstar and Flowray, which was subsequently amended in January 2004. On March 31, 2004, Wescorp, through our Alberta subsidiary 1049265 Alberta Ltd., completed the acquisition of 100% of the outstanding shares of Flowstar and Flowray. Flowstar and Flowray were legally amalgamated on December 31, 2004 into one company that continued under the name Flowstar Technologies Inc.

As part of the acquisition of Flowstar, the Company concluded the acquisition of 100% of the outstanding shares of Vasjar Trading Ltd. (“Vasjar”) on August 19, 2004. Vasjar in turn owns five Barbadian subsidiaries including 100% of the outstanding shares of Quadra. Vasjar’s wholly-owned subsidiary Quadra owns the rights to the technology related to the DCR system described below. Flowstar, Flowray, Vasjar and its subsidiaries (“Flowstar Group”) are involved in the natural gas flow measurement and service industry in North America.

Based on preliminary and ongoing sales of Flowstar’s principal product, we believe there are significant additional sales opportunities for Flowstar products, or a combined solution including Flowstar’s products, worldwide.

Flowstar’s principal product is the Digital Chart Recorder (DCR) gas flow measurement and well monitoring system that have proven to be very effective in several applications, including those for:

  Coal bed methane production – low pressure well monitoring and gas metering;
  Wet gas production – as stand-alone units without heated shelters or added infrastructure;
  Plunger lifts – to monitor and measure highly variable gas flows;
  Test separators – eliminating the need to change orifice plates; and
  Fuel gas – to measure gas consumption of pipeline compressors.

Ellycrack

During 2003 and 2004, we purchased 259,000 shares of Ellycrack AS, a private technology research and development company based in Norway. In September 2004, we purchased an additional 400,000 treasury shares of Ellycrack by issuing 300,000 shares of Wescorp common stock to Ellycrack resulting in our equity interest in Ellycrack rising to 12.90% . In January 2006, we purchased an additional 65,000 shares of Ellycrack bringing our current equity interest in Ellycrack to approximately 13%.

Also in 2004, we entered into a Memorandum of Understanding (“MOU”) to form a 50/50 joint venture (“JV”) with Ellycrack. At the time of this filing we are in the process of preparing a formal joint venture agreement that is based on the terms and conditions outlined within the MOU. The joint venture agreement will provide Wescorp a 50% interest in the worldwide rights to use and benefit from the commercial application of Ellycrack’s VISCOSITOR technology and intellectual property.

The VISCOSITOR is a low energy (low cost) heavy oil upgrading process that is self sustained by fuel produced by the process itself. This technology primarily upgrades the quality of heavy oil by producing lighter, more valuable synthetic grades of crude oil which dramatically improves the economics of heavy-oil production and transportation projects. It also has various environmental benefits, is a low cost alternative for small and mid-sized heavy oil field production and provides enhanced economies of scale for larger heavy oil production and processing projects. All research and development for the VISCOSITOR was carried out in cooperation with Norway’s biggest research organization, SINTEF ENERGY RESEARCH A/S at the Norwegian Institute of Technology in Trondheim, Norway. Subsequent improvements to optimize the process were contributed by Wescorp, Ellycrack and an engineering firm engaged to provide design and engineering services to the pending joint-venture.

Primary principals and benefits of this technology include, but are not limited to:

  Converting kinetic energy to required temperatures at the molecular level to crack heavy oil – requires lower ambient temperature and atmospheric pressure to significantly reduce capital and energy costs.
  Colliding atomized oil and active steam with fluidized sand at high velocity to crack oil without additional catalysts or hydrogenation – output remains stable and does not re-polymerize to retain value-added without further processing.
  Generating coke by-product from cracking as the primary fuel for all unit operations – process requires very little energy input and generates significantly more energy than is required to potentially drive onsite electricity or steam co-generating capacity.
  Raising the API of processed oil from 6° to 28° in a single pass and over 30° with medium grade feedstock – raising significantly the value of processed oil and reducing heavy oil differentials of pricing relative to world benchmarks.

As part of the existing MOU, Wescorp must pay for the design modifications, construction, and field testing of a pilot plant to be fabricated in Canada. Subsequent to that benchmark being achieved, all future costs associated with commercial applications of VISCOSITOR technology will be shared equally by Wescorp and Ellycrack AS. We expect to substantially increase our investment in developing this technology for commercial launch throughout 2007.

On February 16, 2006, we announced that the engineering phase of the patented Ellycrack heavy oil upgrader pilot plant had been completed and that we would now move immediately to fabrication of the plant in Canada (see below). Final design contributions and engineering services were provided by a major international engineering company with over 40 years of combined tar-sands, heavy oil and upgrader project experience. Completion of this engineering stage is the direct result of having undertaken an extended period of testing through the latter half of 2005, which resulted in design modifications that allowed us to significantly improve the upgrading capabilities of the Ellycrack process as outlined above. The extended design and testing period allowed us to optimize the process to where it can now upgrade heavy oil to over 30° API. That enhanced upgrading capacity has in turn also expanded the scope of commercial applications being considered for the process that we demonstrated for several major energy producers in that testing period, with particular attention paid to demonstrating:

  How the innovative process can upgrade heavy oil in a more cost-effective manner than most other known field up-grader or primary cracking technologies currently in use.
  How the process can upgrade oil without specialized catalysts, custom infrastructure or emulsifying feedstock.
  Why the process can scale with enhanced efficiencies to larger pilot-plants and commercial units.
  The range, consistency and stability of output from a wide range of native feedstock.
  How the technology can be configured for specific applications being considered by each producer.

Some further testing was done with the test rig at SINTEF in Norway until May 2006. In June 2006, a decision was made by Wescorp and Ellycrack to move the VISCOSITOR test rig to Canada in order to automate it as an approximately 20-50 barrel-per-day pilot plant and “prove out” longer term operation. Then the test rig was disassembled and shipped to Canada.

Negotiations were conducted with three western Canadian research facilities and an agreement was reached with the organization that had the best combination of factors associated with them. The pilot plant is to be housed at a major Canadian research and development organization test facility with proximity to numerous potential clients. Canadian expertise in heavy oil upgrading is known to be world class. Testing and automation are scheduled to start in the fourth quarter of 2007 or first quarter of 2008.

Another agreement was made with a bitumen chemistry expert from a local university, to consult on the process.

The Company has been approved to receive a grant administered by a Canadian Federal government agency. Under the terms of the agreement, the Company may receive up to CAD $290,000 (approximately $249,400) for costs incurred and paid in direct performance of testing of the pilot plant.

Subsequent to fabrication, the VISCOSITOR pilot plant will undergo a period of continuous field testing to further define performance parameters beyond API uplift including details related to material balance, energy balance, and composition of processed output to determine final capital and operating costs for commercial users.

As part of the agreement with the above mentioned research organization, a building to house the test rig has been designed and construction started. Completion of this building is scheduled for the third quarter of 2007. Reassembly of the test rig and upgrading to required Canadian electrical code was started at a major fabrication shop in Manitoba. Plans to convert the test rig into a continuous operation are being formulated.

Strategic Decision Sciences USA Inc.

On September 11, 2007, we effectively completed an Agreement and Plan of Merger (the “Merger Agreement”) with Strategic Decisions Sciences USA Inc. (“SDS”) and Scott Shemwell, who was the sole shareholder of SDS and who is our current Chief Operating Officer. The transaction was structured as a merger of SDS into Wescorp in accordance with the applicable provisions of the Delaware General Corporation Law (the “Merger”), with Wescorp remaining as the surviving entity following the Merger. Under the terms of the Merger Agreement, all shares of SDS common stock issued and outstanding immediately prior to the effective time of the Merger were converted into, and exchanged for, the right to receive 2,000,000 shares of our common stock.

SDS, now our wholly owned subsidiary, is a Houston-based engineering firm focused on providing process-driven consulting and services to help oil and gas operators improve the management, economics and environmental performance of field operations. In connection with our acquisition of SDS, we acquired the NAVIGATOR Process Management Solution, a collaborative solution that manages the interactions of people, processes and equipment in complex oil and gas field operations. We believe that the Wescorp NAVIGATOR offers a powerful, integrated field operations capability that we intend to use to drive the development, commercialization and management of our client offerings. We also intend to make the Wescorp NAVIGATOR available to our clients to manage field complexities, especially in the areas of oil and gas flow measurement and metering, environmental remediation and compliance, enhanced oil recovery, unconventional oil and gas production, and field intelligence, including radio frequency identification (“RFID”) tagging and implementation.

Investment in Synenco and Oilsands

In early 2003, Wescorp acquired 170,000 shares of Synenco Energy, Inc. (“Synenco”), which at that time was a private tar-sands exploration company with undeveloped heavy oil and bitumen reserves in the Athabasca region of Northern Alberta, Canada. In November 2005, Synenco completed its initial public offering. Synenco stock now trades on the Toronto Stock Exchange under the symbol “SYN”.

On March 23, 2007, we exchanged the 170,000 shares of Synenco for 470,143 shares of Oilsands Quest Inc. (“Oilsands”), a company publicly traded on the American Stock Exchange under the symbol “BQI”. At March 23, 2007, the closing share price of Oilsands was $4.00 representing a fair value of $1,880,572. On the same date, the closing share price of Synenco was approximately $10.13 (CAD $11.72) representing a fair value of $1,722,370. The closing share price of Oilsands as of September 13, 2007 was $4.98.

Recent Letters of Intent

In May 2007, we entered into a non-binding Letter of Intent (“LOI”) with a private Canadian corporation to acquire certain North American technology rights relating to a water purification system. The transaction is subject to due diligence, the usual and customary conditions, and entering into a definitive agreement. In accordance with the terms of the LOI, we would purchase the right to manufacture, market and service the seller’s proprietary water purification system. The system, currently in use in Europe, was created and commercialized using Swiss, German, Italian and Canadian engineering. The portable facility uses waste heat to flash distill oilfield reclamation water, mining leachates, landfill and factory wastewater, and seawater resulting in potable water and mineable brines. Assuming the completion of the transaction, we believe we will use the system independently or in conjunction with other water remediation technologies to address the critical water issues facing the oil and gas industry today.

Also in May 2007, we entered into a second non-binding LOI with another private Canadian corporation to acquire two of its operating business units. The transaction is subject to due diligence, the usual and customary conditions, and entering into a definitive agreement. In accordance with the terms of the LOI, we would purchase the business units, which would provide us with full ownership of the technologies. The first business unit supplies process-driven solutions that we believe can substantially reduce direct and indirect operating costs for oil and gas producers. A typical solution involves a field re-engineering process that is expected to deliver 40 – 60 percent reduction in costs while providing better decision-making support. Currently, this business unit is involved with projects in the deepwater Gulf of Mexico, Alberta, Canada, and Alaska. The second business unit is involved in the remediation of water contaminated during the exploration and production of oil and gas. This technology was designed to remove residual oil found in water with the expectation of having a significant economic and environmental impact. During the water flood process that is common throughout the world as part of enhanced oil recovery, approximately 0.5 – 3% residual oil remains in the water using current practices.

We expect that a portion of the purchase price to acquire each of the foregoing businesses, if completed in accordance with the LOIs, will include the distribution of all of our shares of Oilsands to the sellers.

Our Business

As noted previously, our goal is to realize enhanced capital appreciation for our stockholders by acquiring, developing, and commercializing technologies that are designed to improve the management, environmental and economic performance of field operations for energy producers. Although there can be no assurance of future success, our business plan is to invest primarily in companies or products where early stage product development has been completed, and to provide consulting services with respect to these systems and technologies. Early stage product development generally means any basic research surrounding a potential product or service and the development of working prototypes. This may enable us to minimize risks associated with early stage start-ups and reduce both the time frame and amount of capital required for commercialization of proposed products, with the goal of maximizing any potential return to our stockholders. We will generally seek to acquire a controlling or majority equity position to fully participate in the target company’s strategic business plan and corporate governance. We will contribute our management’s business expertise to assist in the further development of the target company’s business and operations. We believe that a combination of our management’s business and technical skills in conjunction with the target’s technology development skills will maximize the probability of potential success. As this is a business plan in development, it is subject to modification and may be modified at any time.

In order to finance the operations in 2006, and to continue with our revised business plan during 2007, we raised $3,972,075 on the completion of a private placement in December 2006 of 7,944,150 units at a price of $0.50 per unit. Each unit includes one share of our common stock and a warrant to purchase a share of our common stock for $0.75 per share prior to the end of the 24 month period following the closing. The total also includes $1,180,250 in debentures where holders of the debentures agreed to have their investment redirected to units of the private placement. In conjunction with this private placement, we paid a 10% commission in the form of 796,274 units that have the same terms and conditions as the private placement. In addition, on September 10, 2007, we raised $1,250,000 in a private placement of 2,500,000 units at a price of $0.50 per unit. Each unit in this offering included one share of our common stock and a warrant to purchase a share of our common stock for $1.75 prior to the end of the 36-month period following the closing.

Management is hoping the Flowstar division will become profitable by the end of 2007. However, with “profitability” comes the need to finance increasing inventory levels and accounts receivable balances. Therefore, it is anticipated that the Flowstar division will only become cash flow positive in the 2008 fiscal year. Consequently, forecasting our total cash requirement is difficult at this time due to the contingent nature of the timing and volume of the collection of receivables from sales we expect over that same period. In the near future, we intend to raise additional capital by selling new equity, incurring short-term and/or long-term debt, and/or selling part or all of our investment in Oilsands to finance, the following:

  The continued expansion of Flowstar operations within our current markets and into the United States;
  The continuing development, pilot plant fabrication and field-testing of the Ellycrack technology (see below);
  The potential acquisition of new technologies and related businesses, which management hopes will add value to our overall business almost immediately upon closing, including, possibly the two LOIs executed in May 2007; and
  Any negative cash flow resulting from operations.

Our current and future opportunities for success depend to a great extent on the continued employment of and performance by senior management and key personnel at potential target companies. As we continue to grow~~,~~ the demands and skill sets of our senior management will change. New executives will be hired with the skill sets and experience required to enhance those areas which require specialized expertise. In addition, we will be seeking to add new directors to our board that bring significant industry knowledge and expertise in the fields we are expanding into, including the U.S. market for Flowstar, and the heavy oil upgrading market for Ellycrack. We also recognize that the increased need for corporate compliance within new regulatory reporting requirements compels us to look for new potential board members.

Past Acquisitions

Flowstar and Flowray Terms of Acquisition

On March 31, 2004, Wescorp, through our Alberta subsidiary 1049265 Alberta Ltd., completed the acquisition of 100% of the outstanding shares of Flowstar and Flowray in consideration of cash payments to the selling shareholders totaling approximately $414,074 (CAD $550,000) pursuant to the share purchase and subscription agreement dated June 9, 2003 as amended effective January 14, 2004.

Related Agreements to Acquire 100% of Vasjar Trading Ltd.

Wescorp also entered into share purchase agreements dated effective January 14, 2004 pursuant to which Wescorp acquired 100% of the outstanding shares of Vasjar Trading Ltd. (“Vasjar”). Vasjar in turn owns 100% of the outstanding shares of Quadra, a Barbados corporation. Pursuant to an agreement dated effective as of August 30, 2003, Flowray had transferred to Quadra all of its intellectual property rights, including rights to the technology related to the DCR 900 system described below, in consideration of a promissory note in the principal amount of CAD $604,500 without interest. Flowstar and Flowray were legally amalgamated on December 31, 2004 into one company that continued under the name Flowstar Technologies Inc.

In consideration of the purchase of all the outstanding shares of Vasjar from its two shareholder entities that each owned 50% of Vasjar’s outstanding shares. Wescorp issued shares (and will issue additional shares), all of which are required to be registered for resale upon delivery, to each of the two shareholders of Vasjar in equal amounts as follows:

  Tranche 1: an aggregate of 2,400,000 shares of common stock of the Company (1,200,000 shares to each of the two shareholders) on April 28, 2004; and

  Tranche 2: an aggregate of 2,080,000 additional shares of common stock of the Company (1,040,000 additional shares to each of the two shareholders) to be issued in stages as follows:

Stage One. On or before April 1, 2005, the Company was required to issue 480,000 additional shares based on sales achieved in the 2004 calendar year (240,000 shares to each shareholder).

Stage Two. On or before April 1, 2006, the Company was required to issue between 800,000 additional shares based on sales achieved in the 2005 calendar year (400,000 shares to each shareholder).

Stage Three. On or before April 1, 2007, Wescorp was required to issue 800,000 additional shares based on sales achieved in the 2006 calendar year.

We were not able to deliver free-trading shares on April 1, 2005, and under the Vasjar purchase agreements we were required to pay an additional 48,000 Wescorp shares for each month that the shares were not delivered, covering the months April through September 2005. In September, 2005, Mr. Jack Huber acquired the interests of the former Vasjar shareholders in connection with the share delivery requirements of Tranche 2, Stage One. As a result, we owed shares under Tranche 2, Stage One to Mr. Huber.

On November 22, 2006, we entered into a letter agreement with Mr. Huber (the “Huber Letter Agreement”), pursuant to which we agreed to pay Mr. Huber 1,000,000 shares of our common stock to fulfill the Tranche 2, Stage One debt requirements that Mr. Huber acquired from the former Vasjar shareholders. These shares were delivered to, and accepted by, Mr. Huber on November 22, 2006.

On April 1, 2006, we were not able to deliver free-trading shares called for under Tranche 2, Stage Two, and thus we are required to pay the former Vasjar shareholders an additional 80,000 Wescorp common shares for each month that the shares were not delivered. In February 2007, Mr. Jack Huber acquired the interests of the former Vasjar shareholders in connection with the share delivery requirements of Tranche 2, Stage Two. As a result, the Company now owes the shares under Tranche 2, Stage Two to Mr. Huber. As of August 1, 2007, Wescorp was required to pay common shares to Mr. Huber, which we have not yet delivered but are part of this registration statement.

If any of the Wescorp shares to be issued to the former Vasjar shareholders have not been delivered for a period of 182 days after the applicable due date, the former Vasjar shareholders may at their option terminate the share purchase agreements, without notice or prior opportunity to cure. The former Vasjar shareholders did not exercise these rights, and they received all of the penalty shares that accrued until this obligation had been met under both Stage One and Stage Two. We have also received a written waiver from Mr. Huber waiving and canceling any termination rights that Mr. Huber may have as a result of his purchase of certain rights under the Vasjar purchase agreements. In addition, we pledged to the former Vasjar shareholders all the Vasjar shares as security to guarantee Wescorp’s performance under the share purchase agreements.

As of November 1, 2007, we had not delivered to the former Vasjar shareholders free-trading shares called for under Tranche 2, Stage Three. Thus we are required to pay the former Vasjar shareholders an additional 80,000 Wescorp common shares for each month that the shares are not delivered. Because we are unable to deliver these shares, plus the penalty shares, by October 1, 2007, the former Vasjar shareholders currently have the right to terminate their respective share purchase agreements with us. If they do so, we would no longer own Vasjar or its subsidiary, Quadra, including the intellectual property rights owned by Quadra. We intend that this registration statement when declared effective by the SEC will enable us to meet the Tranche 2, Stage Three requirements.

With the completion of the acquisition of Vasjar, Wescorp now owns all the proprietary technology originally owned by Flowray (which was subsequently amalgamated with Flowstar) related to the DCR 900 system and other products.

Business of Flowstar and Flowray

Flowstar and Flowray were both incorporated in Alberta, Canada. Flowray developed a new system for measuring the flow of natural gas at the wellhead known as the Digital Chart Recorder, or DCR. The DCR system consists of a turbine based flow measurement signal generating device, temperature and pressure probes, and a flow computer, which performs all of the corrected flow calculations for natural gas production and regulatory reporting. In 2003, this system received approval from the Canadian Standards Association (CSA) and also received independent verification of accuracy from Southwest Research Institute in Houston Texas.

Flowstar successfully field-tested the product in 2003. Units were commercially sold beginning in 2003, and were installed in various customer applications.

By a License Agreement dated December 6, 2001, Flowray granted Flowstar the non-exclusive worldwide license to use Flowray’s technology relating to certain flow meters and to manufacture, market, and sell products derived from the technology, including three major product lines used in measuring and recording natural gas flow. Flowstar also represents and distributes independent third party products, and seeks to position itself to be a leading supplier of flow measurement equipment to the petroleum industry.

Flowstar and Flowray were legally amalgamated on December 31, 2004 into one company that continued under the name Flowstar Technologies Inc. All obligations, rights, benefits and responsibilities of each of the predecessor companies continue in the newly amalgamated company. Flowstar is now a wholly-owned subsidiary of Wescorp.

Prior to the December 31, 2004 amalgamation with Flowstar, Flowray transferred all of its intellectual property rights and technology to Quadra as discussed above. Flowstar now has the exclusive license to use the technology within Canada. With the Vasjar acquisition complete, Quadra is a wholly-owned subsidiary of Wescorp as well. The intellectual property assets include a U.S. provisional patent application filed on or about March 3, 2003 for the technology used in the DCR-900 system. Quadra also holds the intellectual property for liquid based totalizers, and Windows™ based gas flow calculation software, all of which Flowstar markets. Flowstar also markets a line of liquid turbines for which there is no intellectual property, as the patents expired long ago.

On March 21, 2003, we entered into a Letter of Intent with an independent private Canadian company (Licensee), whereby we granted the Licensee the right of first refusal to engineer, supply or manufacture the proprietary chip-set for the Flowstar DCR product line according to Flowstar’s specifications. The Licensee has agreed to manufacture the DCR chip-set for the cost of materials plus labor costs and a management fee (adjusted for inflation annually). An additional fee is payable by Flowstar to the Licensee for each unit sold using the technology, wherever it is made. Details of the Licensee’s technology will be provided to a mutually agreeable trust agent, to be held in escrow and not disclosed to Flowstar, except in certain specific circumstances, designed to protect Flowstar.

The Licensee has also been granted an irrevocable, exclusive license to use Flowstar’s technology related to differential pressure orifice plate system flow measurement in oil field production well testing. The license will permit this company to manufacture, market, and sell flow measurement products, or sub-license or assign these rights, in markets other than turbine based flow measurement. The term of this license will continue for the life of Flowstar’s patent. Flowstar also granted the Licensee a non-exclusive distributorship for the DCR product line.

Quadra has no other assets aside from the intellectual property transferred to Quadra by Flowray. With the acquisition of Vasjar concluded, Wescorp, through its subsidiaries and the subsidiaries of its subsidiaries, now indirectly owns all the proprietary technology originally owned by Flowray related to the DCR 900 system and other products.

Business of Ellycrack AS

Pursuant to a letter of intent dated February 10, 2004, Ellycrack AS (“Ellycrack”), of Florø, Norway, had granted Wescorp or its subsidiary options to acquire three separate exclusive territorial licenses in Canada, the United States and Mexico to make, use, copy, develop and exploit Ellycrack’s technology and intellectual property and to design, manufacture, market and sell products or systems derived from or utilizing Ellycrack’s technology or sublicense others to do the same in each territory.

However, on September 28, 2004, Ellycrack and the Company signed the MOU to form a 50% / 50% Joint Venture to make, use, copy, develop and exploit Ellycrack's technology and intellectual property and to design, manufacture, market and sell products or systems derived from or utilizing Ellycrack's technology or sublicense others to do the same on a world-wide basis.

The principle features of the MOU is to cancel the options to purchase licenses in Canada, the United States and Mexico and to replace it with an obligation to build and operate a pilot plant in Canada to determine the overall economics of the technology and subject to the viability of these economics, to market the technology on a worldwide basis. For further details see our Current Report on Form 8-K filed with the SEC on September 28, 2004.

As at December 31, 2005 the Company has purchased an aggregate 659,000 shares of Ellycrack representing 12.90% of Ellycrack's outstanding shares; 259,000 shares in consideration of $123,129 and 400,000 shares in exchange for 300,000 shares of our common stock issued to Ellycrack. In January 2006, we purchased an additional 65,000 shares of Ellycrack bringing our aggregate number of shares to 724,000 and our current equity interest to approximately 13%.

Ellycrack has developed what is believed to be a cost effective technology in which heavy oil can be upgraded to “lighter” more commercially saleable oil via a low-energy “mechanical” cracking process which can be located directly in a field environment. By upgrading heavy oil in the field, oil companies can eliminate on-site storage tanks as well as the cost associated with transporting heavy oil great distances to centralized upgraders. As such heavy oil can be transported directly to a refinery.

Since Wescorp’s business relationship with Ellycrack A/S started, Ellycrack has reported improved results in experiments with their “test rig”. These experiments have been conducted by the prestigious Norwegian research center SINTEF. Demonstration tests for several major oil companies were done at Wescorp’s expense. This has resulted in current negotiations by Ellycrack with two major companies, to conduct further testing in Canada at their expense.

In accordance with the MOU with Ellycrack, Wescorp has been working with Ellycrack on plans to develop a pilot plant. During the third quarter of 2005 we made various improvements to core technology within the Ellycrack process in order to optimize it for the pilot plant and subsequent commercial applications. As a result of those improvements, we scheduled tests for several major energy producers who have requested a demonstration of the Ellycrack process for possible consideration within their field operations as a commercial application. Those improvements and tests were very successful, resulting in a significant increase in the process’ upper limit of API upgrading. To date, we have hired a major engineering firm to prepare the design for a 50 to 200 barrel a day pilot plant utilizing the Ellycrack technology which was completed in the first quarter of 2006. In addition, we have also hired an engineer to act as project manager for pilot plant fabrication and to oversee Ellycrack related operations.

As a time saving measure, we have moved the VISCOSITOR test plant from the Norwegian site at Trondheim to Canada. The decision by Wescorp and Ellycrack A/S to move the test rig to Canada, as noted above, was made in order to automate it as an approximately 20-50 barrel-per-day pilot plant and “prove out” longer term operation. It is to be housed at a major Canadian research and development organization test facility with proximity to numerous potential clients. Canadian expertise in heavy oil upgrading is known to be world class. Testing and automation are scheduled to start in the fourth quarter of 2007 or first quarter of 2008, which will be overseen by a project Engineer that Wescorp has hired.

At the time of this filing we are in the process of converting the above mentioned MOU into a formal joint venture agreement.

Business of Strategic Decision Sciences USA Inc.

As described above, on September 11, 2007, we acquired SDS, a Houston-based engineering firm focused on providing process-driven consulting and services to help oil and gas operators improve the management, economics and environmental performance of field operations. In connection with our acquisition of SDS, we acquired the NAVIGATOR Process Management Solution, a collaborative solution that manages the interactions of people, processes and equipment in complex oil and gas field operations. We believe that the Wescorp NAVIGATOR offers a powerful, integrated field operations capability that we intend to use to drive the development, commercialization and management of our client offerings. We also intend to make the Wescorp NAVIGATOR available to our clients to manage field complexities, especially in the areas of oil and gas flow measurement and metering, environmental remediation and compliance, enhanced oil recovery, unconventional oil and gas production, and field intelligence, including radio frequency identification (“RFID”) tagging and implementation.

SDS focuses on the operations level and is committed to assisting its clients to achieve operational excellence. SDS’s capabilities include:

•	Research
	o	White/Position Papers
	o	Market Studies (Multi-Client and Proprietary)
	o	Workshop Facilitation
•	Assessment
	o	Risk Analysis
	o	Decisions Analysis
	o	Feasibility Studies
	o	Economic & Financial
•	Management Science
	o	Stochastic Analysis
	o	Real-Options
	o	Business Process Simulation and Optimization
	o	Project ROI

A number of applications for SDS’s solutions exist, such as:

  Supply Chain & Asset Management
  Optimization of Field Operations
  Customer Acquisition Processes
  Corporate Governance & Planning
  Risk Assessment & Portfolio Management
  Information Technology ROI Assessment
  Merger & Acquisition “Gaming”
  Human Resource Planning
  Negotiation Management

Acquisition of Shares of Synenco and Oilsands

On June 9, 2003, we signed an option agreement allowing us to purchase 1,000,000 previously issued common shares of Synenco from PGN Holdings Inc., a shareholder of Synenco. Synenco is a company involved in the development of oil sands leases in the Athabasca Oil Sands area of northern Alberta, Canada. Under the terms of the option, we could acquire the Synenco shares upon payment of $3,700,000 by way of $2,815,000 in cash and $885,000 (at $0.30 per share) in our stock. Prior to the expiration of the option on March 31, 2004, we paid $530, 462, which resulted in the purchase of 170,000 shares of Synenco, at an effective cost of $3.12 per Synenco share. This transaction was recorded as an investment on our consolidated balance sheet.

On March 23, 2007, we exchanged the 170,000 shares of Synenco in exchange for 470,143 shares of Oilsands, a company publicly traded on the American Stock Exchange under the symbol “BQI”. At March 23, 2007, the closing share price of Oilsands was $4.00 representing a fair value of $1,880,572. On the same date, the closing share price of Synenco was approximately $10.13 (CAD $11.72) representing a fair value of $1,722,370. The closing price of Oilsands as of September 10, 2007 was $4.98.

Products and Services

As noted earlier, our focus changed considerably in 2003. Our current business plan now consists of three fundamental elements:

1.

Invest primarily in companies or products where early stage product development has been completed (where early stage product development means any basic research surrounding a potential product or service and the development of working prototypes), and provide consulting services with respect to these technologies. This is intended to avoid the risks associated with early stage startups, to reduce both the time frame and amount of capital required for commercialization of proposed products, and to increase the probability and amount of any potential return to our stockholders.

2.	Acquire a controlling or majority equity position to fully participate in the target company’s strategic business plan and corporate governance.

3.

And finally, contribute our finance, technical and management experience to assist in the further development of a target company’s business and operations. We believe that combining our business and technical skills with the technology development skills of target companies will increase the probability of potential success for all related stakeholders.

As part of our plan, we anticipate that all future research and development activities will be carried out by all of our potential target acquisitions, including Flowstar. Consequently, all functions related to providing products and services offered by Wescorp will be conducted through majority or minority owned subsidiaries we acquire. Based on our operations plan, we intend to offer DCR Series systems and related units for sale and service in the U.S., Canada and perhaps throughout the world. To that end, we hired a consultant in late 2005 to review our options regarding a further expansion of Flowstar within our current Canadian market, and in relation to the timing of our initial foray into the U.S. market. In connection with this review and our plans to expand, we have hired senior management to head up our U.S. expansion. The hiring of U.S. based consultants (and likely additional staff and employees during the last half of 2007), the incorporation of a wholly owned U.S. subsidiary (“Flowstar Technologies (USA) Inc.”) and the opening of a U.S. office in Houston was completed in the second quarter of 2006. It is anticipated that U.S. sales will start in the first quarter of 2008.

Also as part of our operations plan, we will continue to invest in research and development of our current and future product lines in order to remain competitive in markets we are targeting. We expect to make primary research and development investments to improve and enhance our existing Flowstar DCR-Series product line, including the final development and commercial release of our Flowstar Differential Pressure Cell module, to continue to improve the communications ability of the Flowstar line; and to further enhance the Ellycrack heavy-oil upgrading process and pilot plant. We will in all likelihood also incur some costs related to environmental compliance given our focus and activities within the oil and gas industry, which is highly regulated. We have not yet fully assessed what those costs may be or any operational impact compliance may have on our business.

Due to various arrangements we have between Flowstar and a private company, we also will need to execute production licensing and other agreements with the Vasjar group. Further, as part of our risk management efforts, Flowstar management has identified alternative sources of long-term supply for all of our critical components and services as a fallback in the event our current suppliers cannot provide those components or services in a timely manner, or that it cannot do so in sufficient quantities to meet anticipated demand for Flowstar systems.

Flowstar’s principal product is the DCR gas flow measurement and well monitoring system that has been proven to be very cost-effective and superior in several applications, including:

  coal bed methane production – low pressure well monitoring and gas metering;
  wet gas production – as stand-alone units without heated shelters or added infrastructure;
  plunger lifts – to monitor and measure highly variable gas flows;
  test separators – eliminating the need to change orifice plates; and
  fuel gas – to measure gas consumption of pipeline compressors.

Primary benefits and competitive differentiators of our Flowstar systems include:

  significantly more accurate well monitoring and flow metering capabilities due to its turbine-based design;
  significantly more metering range that is especially effective in low pressure – high variability gas production applications;
  easy installation as self-contained integrated units that do not require external power, housing, heating or alcohol injectors to remain functional in virtually any weather or operating conditions;
  easy integration with virtually any onsite communications and networking systems for remote data retrieval;
  data output that is fully compliant with all Canadian and U.S. production auditing regulations without further processing and that fully integrates with all major production accounting packages; and
  significantly lower all-in costs with a quick payback, enhanced ROI and virtually no operating costs beyond installation.

In 2004, we entered into the MOU with Ellycrack to agree to a 50/50 joint venture (JV). We are in the process of preparing a formal joint venture agreement that is based on the terms and conditions outlined within the MOU. The MOU (and the proposed joint venture agreement) will provide Wescorp a 50% interest in the worldwide rights to use and benefit from the commercial application of Ellycrack’s VISCOSITOR technology and intellectual property. As a time saving measure, we have moved the VISCOSITOR test plant from the Norwegian site at Trondheim to Canada where it will be situated at a major western Canadian research and development facility for additional testing concerning the technology and to establish the economics of the process.

The VISCOSITOR is a low energy (low cost) heavy oil upgrading process that is self sustained by fuel produced by the process itself. This technology primarily upgrades the quality of heavy oil by producing lighter, more valuable synthetic grades of crude oil which dramatically improves the economics of heavy-oil production and transportation projects. It also has various environmental benefits, is a low cost alternative for small and mid-sized heavy oil field production and provides enhanced economies of scale for larger heavy oil production and processing projects. All research and development for the VISCOSITOR was carried out in cooperation with Norway’s biggest research organization, Sintef Energy Research A/S at the Norwegian Institute of Technology in Trondheim, Norway. Subsequent improvements to enhance the process were contributed by Wescorp, Ellycrack and a major international engineering firm. Primary principals and benefits of this technology include, but are not limited to:

  converting kinetic energy to required temperatures at the molecular level to crack heavy oil – requires lower ambient temperature and atmospheric pressure to significantly reduce capital and energy costs, colliding atomized oil and active steam with fluidized sand at high velocity to crack oil without additional catalysts or hydrogenation – output remains stable and does not re-polymerize to retain value-added without further processing, regenerating coke by-product from cracking as the primary fuel for all unit operations – process requires very little energy input and generates significantly more energy than is required to potentially drive onsite electricity or steam co-generating capacity, and raising the API of processed oil from 6° to 28° in a single pass and over 30° with medium grade feedstock – raising significantly the value of processed oil and reducing heavy oil differentials of pricing relative to world benchmarks.

As part of the proposed Ellycrack joint-venture agreement, Wescorp must pay for the design modifications, construction, and field testing of a pilot plant to be constructed in Canada. After that benchmark is achieved, all future costs associated with commercial applications of the VISCOSITOR technology will be shared equally by Wescorp and Ellycrack. During 2007, we expect to continue to increase our investment in developing this technology for subsequent commercial launch by the additional testing at a major western Canadian research and development facility.

On February 16, 2006, we announced that the engineering phase of the patented Ellycrack heavy oil upgrader pilot plant has been completed and will now move immediately to construction of the plant in Canada. Final design contributions and engineering services were provided by a major international engineering firm with over 40 years of combined tar-sands, heavy oil and upgrader project experience.

In June 2006, a decision was made by Wescorp and Ellycrack to move the VISCOSITOR test rig to Canada in order to automate it as an approximately 20-50 barrel-per-day pilot plant and “prove out” longer term operations. Pilot plant fabrication will be overseen by the Ellycrack joint-venture project manager Ed Mierzewski.

Completion of this engineering stage is the direct result of having undertaken an extended period of testing through the latter half of 2005, which resulted in design modifications that allowed us to significantly improve the upgrading capabilities of the Ellycrack process as outlined above. The extended design and testing period allowed us to enhance the process to where it can now upgrade heavy oil to over 30° API. That enhanced upgrading capacity has in turn also expanded the scope of commercial applications being considered for the process which we demonstrated for several major energy producers in that testing period, with particular attention paid to demonstrating:

  how the innovative process can upgrade heavy oil in a more cost-effective manner than most other known field up-grader or primary cracking technologies currently in use;
  how the process can upgrade oil without specialized catalysts, custom infrastructure or emulsifying feedstock;
  why the process can scale with enhanced efficiencies to larger pilot-plants and commercial units;
  the range, consistency and stability of output from a wide range of native feedstock; and
  how the technology can be configured for specific applications being considered by each producer.

Subsequent to construction, the VISCOSITOR test rig will undergo a period of continuous field testing to further define performance parameters beyond API uplift, including details related to material balance, energy balance, and composition of processed output to determine final capital and operating costs for commercial users.

Competition

Competition to provide natural gas well monitoring and production flow metering in North America includes the following companies with a brief comparative assessment:

1.

Wireless Matrix Corporation – offers remote data management hardware and services. Does not currently provide remote terminal units, but does offer an interface between remote terminal units and communication networks which includes a data manager and web-based interface to display data.

2.

Barton Instrument Systems – have developed devices for the measurement of pressure, flow, temperature and level. Their solution is targeted at a broad spectrum of applications including oil and gas production and pipelines.

3.

Metrix Networks – offers hardware, software and wireless communications products used in remote monitoring. These devices are capable of measuring, interpreting, sending and displaying data but several pieces of equipment are needed to be put together to complete a system.

4.

Emerson Process Management – also has a wide range of products for the measurement of pressure, temperature, and flow, sold under various brand names (Brooks Instrument, Daniel, Micro Motion and Rosemount).

5.

Zed.i Solutions – offer a comprehensive start-to-finish but closed architecture solution for collecting and delivering well measurement data from the well head through to the end user. Their package also includes a monthly service fee.

6.	Thermo Electron Corporation – developed a system similar to Zed.i Solutions with units that are capable of capturing data and transmitting it over networks to the end user.

Although we have not yet fully commercialized the Ellycrack joint-venture, the competitive environment for the VISCOSITOR technology is starting to emerge. The petroleum service industry is populated with several well-established and highly specialized companies providing a host of services to producing companies. Many of these companies are significantly larger than we are with far greater financial resources and widely accepted product and service offerings.

We have not yet concluded a full competitive assessment for the Ellycrack opportunity, which we intend to assess using the test unit during the fourth quarter of 2007 or first quarter of 2008. This in turn will be affected by the market cost to extract and deliver upgraded heavy oil versus the market prices for equivalent oils at that time. This price differential will in turn affect the competitiveness of the Ellycrack technology and impact our business model for the introduction of the technology. Despite those variables and given the sheer size of the heavy oil upgrading market, which is estimated to be in excess of 7.5 trillion barrels of proved reserves, we feel that the VISCOSITOR technology will enjoy a significant competitive advantage over various large centralized upgrading facilities and over various field upgrader technologies that are slowly emerging to process that heavy oil.

Primary centralized and field-level upgrader technology providers include:

1.

OPTI Canada – providing a large centralized 2-stage upgrader facility in Northern Alberta which features solvent deasphalting then gasification to produce hydrogen for a secondary hydrogenation system to process heavy oil.

2.

Ivanhoe Energy – providing a 1 stage upgrader technology that has been adapted from a proprietary biomass processing technology for use in the hydrocarbon processing industry. This is a short contact time heat process modeled after conventional fluid catalytic cracking technology.

3.	Sulphco Energy – providing a lower-energy 1-stage field-upgrader/refinery-level desulphurization technology based on using ultrasound waves to remove sulfur from oil.

4.	GENOIL – providing a proprietary 1-stage hydro-conversion technology (requires hydrogen manufacture) to process heavy oil into lighter ends.

5.

BA Energy – providing a large 2-stage heavy oil upgrading facility in Northern Alberta based on proprietary technologies. Will use solvent deasphalting, and then pyrolysis with limestone to control sulfur emissions.

There can be no assurance that we will be successful in meeting any competition for any new future products or services we may acquire or develop, or that we can successfully differentiate our products and services.

Employees

As of September 1, 2007, we had nineteen full-time and three part-time employees plus our executive officers (Mr. Doug Biles, our President and CEO, Mr. Terry Mereniuk, our CFO, and Dr Scott. Shemwell, our COO).

Intellectual Property

Wescorp has acquired intellectual property that is currently held by Quadra, which is the wholly-owned subsidiary of Wescorp's wholly-owned subsidiary, Vasjar. Quadra’s intellectual property includes a United States patent filed by Flowray for a digital gas flow measurement and recording device.

Given the nature of our business plan, it is likely that any potential target companies will directly hold intellectual property, which may consist of patents, licenses, copyright, industrial designs, drawings or other proprietary rights to the product or service.

We expect research and development to be a significant expense item for both Flowstar and Ellycrack. Through December 31, 2006, the Company had spent approximately $427,000 on research and development for Flowstar and approximately $5,257,000 for Ellycrack.

Regulatory

We are subject to certain regulatory matters related to the business operated by Flowstar due to the various legal and regulatory guidelines affecting the sale and service of oil and gas products in the U.S., Canada, and elsewhere. Any potential acquisition of a target company or interest in a target in the oil and gas industry will be subject to standardized safety tests and must be certified as explosion proof prior to commercialization of any product. These tests are conducted by the Underwriters Laboratory, and if in Canada, the Canadian Standards Association. Any potential product that is involved in the measurement of flows or quantities of natural gas or petroleum liquids or products will also likely be subject to certification by regulatory authorities to determine that the product accurately measures quantities in a production setting. In addition, any other potential acquisition of a target company or interest in a target in the oil and gas industry or in any related industry will be subject to the same and possibly additional rules and regulations.

Description of Property

Our offices are located at 8711 – 50th Avenue, Edmonton, Alberta, Canada T6E 5H4 and 770 - 435 - 4th Avenue SW, Calgary, Alberta, Canada T2P 3A8. In our Edmonton office, we occupy approximately 9,407 square feet of office space on a month-to-month basis at a monthly rent of CAD $7,275 (approximately $6,240). The Calgary office consists of 2,204 square feet on a term expiring June 30, 2011 at a monthly rent of CAD $6,081 (approximately $5,220). As we proceed with the further implementation of our business plan, we will likely relocate to larger premises under a commercial lease arrangement.

The Company also has an office in Houston, occupying approximately 200 square feet of office space. This lease is for $800 per month on a month-to-month basis.

Plant and equipment consists primarily of assets required to operate the business of Flowstar. These assets include automotive equipment, office equipment, tools, furniture and fixtures, leasehold improvements and computer hardware and software. These assets are in sufficient condition for the purposes for which they are used. We only have computer hardware and software required for the operation of our offices.

MANAGEMENT

Directors and Executive Officers

The following is a list of the directors and executive officers of the Company as of November 1, 2007. A description of each individual’s business background follows.

Name	Age	Position
Doug Biles	61	Director, President and CEO
Terry Mereniuk	48	Director and CFO
Scott Shemwell	59	Chief Operating Officer
John Anderson	44	Director, Secretary and Treasurer
Alfred Comeau	61	Director
Steve Cowper	69	Director and Chairman of the Board
Robert Nicolay	50	Director
Mark Norris	46	Director

Mr. Doug Biles P. Eng.

Doug Biles has served as a director and our President and Chief Executive Officer since May 28, 2004. Mr. Biles has over 35 years of technical, operational and management experience within the upstream hydrocarbon industry. Previously Mr. Biles held positions of director, President, CEO and Chairman of companies in both the public and private sector, including international divisions of Kerr McGee. Prior to joining Wescorp, Doug was semi-retired overseeing various private investment interests. In particular, from 1999 to 2004, Mr. Biles served as the Chairman of the Chinook Group, which consists of three private companies which supplied venture capital, professional operational and senior management personnel and technical expertise to high risk petroleum and mineral projects in the Former Soviet Union, the Middle East, Africa and South and Central America. Prior to that, Mr. Biles was the CEO of a public company which obtained oil and gas leases in the Former Soviet Union and brought them into production. The company was ultimately sold.

Mr. Biles holds a B.Sc. in Biochemistry and a B.Sc. in Chemical Engineering from the University of Calgary and is a member of the Association of Professional Engineers, Geologists, and Geophysicists of Alberta and the Society of Petroleum Engineers.

Mr. Terry Mereniuk, B Comm., CA, CMC

Mr. Mereniuk has served as a director since March 5, 2003 and as our Chief Financial Officer since April 9, 2003. Prior to this time, Mr. Mereniuk served as the Chief Financial Officer for A. Comeau & Associates Ltd. from December 1999 until the buyout in April 2002. He became the Finance Manager for the successor company, providing financial and transitional assistance until early 2003. From 1991 until December 1999, he served as an Associate with Williams Krull Chartered Accountants, a public accounting firm, where he provided a full complement of financial services to his clients.

Mr. Mereniuk received his B. Comm. from the University of Alberta in 1981 and is a Chartered Accountant and Certified Management Consultant with 25 years experience primarily in the areas of finance, financial structuring, taxation, internal reporting and external reporting.

Dr. Scott Shemwell

Dr. Scott Shemwell was appointed as our Chief Operating Officer in October 2006. Dr. Shemwell has over 25 years experience in the turnaround and transformation process for global S&P 500 organizations as well as start-up and professional service firms. Dr. Shemwell’s specific experience includes executive management, information management, mergers and acquisitions, change management and international business. Prior to joining Wescorp, Dr. Shemwell was a senior advisor to major energy companies where he emphasized “lean energy” concepts and was the President of Strategic Decision Sciences, LLC, a consulting company specializing in business analytics and risk mitigation. From 2001 to 2003, Dr. Shemwell directed Oracle’s Energy Practice as Vice President, in which role he was responsible for driving the strategic direction and business development efforts for the firm’s global energy and chemical business sectors. Dr. Shemwell also was the business unit head for Halliburton Energy Services IT Produce Service/Line as well as other senior positions from 1989 to 1997 during which Dr. Shemwell was involved with more than $5 billion in mergers, acquisitions, and divestitures. Notably, he was the Chairman of Haliburton Energy Services’ Landmark Graphics Acquisition Team in 1996. Dr. Shemwell also served as Senior Field Engineer for Schlumberger and as Managing Director for the Solutions Group (Energy Division) of EDS/MCI Systemhouse from 1997 to 1999.

Dr. Shemwell holds a Doctorate of Business Administration from Nova Southeastern University in 1996, a Master of Business Administration from Houston Baptist University in 1981 and a Bachelor of Science (Major in Physics) from North Georgia College in 1970. He has been an adjunct professor at a Houston area university MBA program where he taught finance and international finance.

Mr. John Anderson

John Anderson has served as a director since October 4, 2001, and has served as our Secretary and Treasurer since April 24, 2003. Mr. Anderson was our President and CEO from March 31, 2003 until Mr. Biles’ appointment on May 28, 2004. Mr. Anderson has over eighteen years’ experience in financial consulting, investor relations, and real estate management positions. He is currently the founder and General Partner in Aquastone Capital Partners LLC, a U.S. private Gold and Special Situations fund out of New York. In addition he is the President of Axio Consulting Corp. which specializes in financial consulting with small – mid cap companies in the resource sector He is also a director on the board of Eternal Energy Corp., an energy company holding oil & gas exploration licenses in Nevada and the North Sea, and Strategic Resources Ltd, which is engaged in mineral exploration in Latin America.

Mr. Anderson holds a B.A. from the University of Western Ontario.

Mr. Alfred Comeau P. Eng.

Mr. Comeau has served as a director since March 5, 2003. From 1976 to 2002, Mr. Comeau was the President and CEO of AHC Holdings Inc. (AHC), a private company owned by himself and his spouse. AHC (through its predecessor corporation, A. Comeau & Associates Ltd., was an electrical engineering firm with over 100 employees, specializing in the design and installation of electrical and instrumentation control systems for various processing plants in the petroleum and petrochemical industries. In April 2002, he sold his interest in the company to a large public entity focused in the petroleum industry.

Mr. Comeau received his B.Sc. in Electrical Engineering from the University of Alberta in 1969 and is a member of APEGGA, an association of professional engineers.

Mr. Stephen C. Cowper, LLB

Mr. Cowper was appointed as director on May 3, 2005 and on November 22, 2006 he accepted the position of Chairman of the Board. Mr. Cowper is an attorney with over 15 years of civil legislative experience for the State of Alaska having also served as Governor from 1986 to 1990. During his public tenure he served as Chairman of the House Finance Committee; Chairman of the Alaska Lands Committee; State Lobbyist on Federal Land Use Policy; Board of Trustees Chairman for the $29 Billion Alaska Permanent Fund Corporation; and Chairman of the Interstate Oil and Gas Compact Commission. Following his term in office, Mr. Cowper was President and acting Executive Director of the Northern Forum, an international association of 22 northern regional governments from 10 countries working with Russian regional governments to establish a fair division of resource revenues, transportation technology transfers and environmental monitoring. In 1992 he formed Steve Cowper & Associates where he currently serves as Managing Director specializing in political analysis and public sector policy for governments and private companies.

Mr. Cowper has a BA in History and an LLB in Law from the University of North Carolina; an honorary doctorate in laws from Kyung Hee University, Seoul, Korea; the President’s Public Service Award from the Nature Conservancy; and has served in the U.S. Army and U.S. Army Reserve.

Mr. Robert M. Nicolay

Mr. Nicolay was appointed as a director on May 1, 2006. Mr. Nicolay is President of Aurora Borealis Management, an Alberta-based firm providing corporate governance, energy investment, operations analysis and strategic development and execution advisory services for public, private and government energy corporations. He is also President and CEO of CODA, a not-for-profit society providing facilities and venues for Olympic and high performance athletes to train, develop, and compete.

Mr. Nicolay started his career in Calgary where he held positions in Finance and Accounting with Gulf Canada Resources and with Amoco Canada Petroleum. From 1999 to 2005, he was President and CEO of ENMAX Corporation, an electric utility owned by the City of Calgary, Alberta, which he transformed into a vertically integrated corporation participating in electricity generation, transmission and distribution; and electricity and natural gas trading, wholesaling and retailing. Prior to joining ENMAX in February 1999, Mr. Nicolay held several key positions at The City of Medicine Hat. He was Chief Administrative Officer of The City of Medicine Hat (Corporate Services and Chief Financial Officer) and CEO of The City’s wholly owned oil and gas subsidiary corporation (650591 Alberta Ltd.) from 1995 to 1998; Commissioner of Public Services from 1992 to 1995; Manager of Financial Planning and Budget from 1989 to 1992; and, Manager of Utilities Finance from 1982 to 1989.

Mr. Nicolay currently is a director of Regal Energy Ltd., governor of the Calgary Petroleum Club and director for the Canadian Sport Centre. He also serves on the Advisory Council for the Canadian Defense and Foreign Affairs Institute and the Haskayne Business School.

Mr. Nicolay received a Master of Business Administration (with Honors) in 1995, a Banff School of Advanced Management (Resident) Diploma in 1987 and a Bachelor of Commerce in 1980. In 2005 he received the Institute-Certified (Corporate) Director Designation (ICD.D) through the Institute of Corporate Directors, the Rotman School of Management (University of Toronto) and the Haskayne Business School (University of Calgary).

Mr. Mark Norris

Mark Norris was appointed as a Director on March 7, 2007. He is currently President of GLG Consulting Ltd, an Alberta based political and public policy think tank. From 2001 to 2004, he was the Minister of Economic Development in the Alberta Government. Prior to this, he owned and operated several successful businesses in Alberta.

Family Relationships

We have no family relationships between any of our directors or officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the executive compensation for fiscal year 2006 for our President and Chief Executive Officer and our other named executive officers.

The following table sets forth information with respect to the annual and long-term compensation for the last two fiscal years for our President and Chief Executive Officer and our other executive officers, including former executive officers and executive officers of our wholly owned and controlled subsidiaries during the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Doug Biles, President and CEO	2006	$120,000	$ -	$ -	$ 84,494	$ -	$ -	$ -	$ 204,494

Terry Mereniuk, CFO (1)	2006	$ 79,381	$ -	$ -	$ -	$ -	$ -	$ -	$ 79,381

Dave LeMoine, Vice- President New Business (2)	2006	$ 39,519	$ -	$ -	$ 95,100	$ -	$ -	$ -	$ 134,619

(1) Mr. Mereniuk, CFO received a salary for the year ended December 31, 2006 in the amount of CAD $90,000, translated at an average rate of exchange for the year of 0.882008.

(2) Mr. LeMoine received a salary for the period October to December, 2006 in the amount of CAD $45,000 which was translated at an average rate of exchange for the period of 0.878203.

Employment Agreement with our Chief Executive Officer

On September 16, 2007, we entered into an employment agreement with Douglas E. Biles (the “Biles Employment Agreement”), effective September 1, 2007. Pursuant to the Biles Employment Agreement, Mr. Biles will continue to be employed as our Chief Executive Officer for a two-year period commencing on September 1, 2007 and ending on August 31, 2009. The Biles Employment Agreement shall automatically be extended for a further two-year period unless Mr. Biles or the Corporation serves written notice at least ninety days prior to the end of the original two-year period. Mr. Biles will be entitled to a gross annual salary of $180,000 or such other amount as shall from time to time be agreed upon between the parties.

In connection with the Biles Employment Agreement, the Corporation also agreed to execute a stock option agreement granting Mr. Biles 1,200,000 shares of Wescorp common stock, of which 400,000 shares vested immediately upon execution of the Biles Employment Agreement, and 400,000 shares will vest on the first and second anniversary dates of the Biles Employment Agreement. The exercise price of these options is $.46 per share, which was the closing market price of the shares on the Over The Counter Bulletin Board as of September 17, 2007. These options shall expire five years following the vesting date.

In the event Mr. Biles is terminated without cause or we serve notice to Mr. Biles that we do not wish to renew the Biles Employment Agreement, then we will pay Mr. Biles an amount equal to two times his highest annual base salary and bonus, if any, for the past three years of his employment with us. We further agreed to pay Mr. Biles an additional amount equal to two times his highest annual base salary for the past three years of his employment with us upon termination without cause or notice by us that we do not wish to renew the Biles Employment Agreement as compensation for the loss of opportunity to obtain additional stock options.

Employment Agreement with Mr. Scott M. Shemwell

On September 16, 2007, we entered into an employment agreement with Scott M. Shemwell (the “Shemwell Employment Agreement”), effective September 1, 2007. Pursuant to the Shemwell Employment Agreement, Mr. Shemwell will continue to be employed as our Chief Operating Officer for a two-year period commencing on September 1, 2007 and ending on August 31, 2009. The Shemwell Employment Agreement shall automatically be extended for a further two-year period unless Mr. Shemwell or the Company serves written notice at least ninety days prior to the end of the original two-year period. Mr. Shemwell will be entitled to a gross annual salary of $144,000 per annum or such other amount as shall from time to time be agreed upon between the parties.

In connection with the Shemwell Employment Agreement, we also agreed to execute a stock option agreement granting Mr. Shemwell 1,000,000 shares of Wescorp common stock, of which 334,000 shares vested immediately upon execution of the Shemwell Employment Agreement, and 333,000 shares will vest on the first and second anniversary dates of the Shemwell Employment Agreement. The exercise price of these options is $.46 per share, which was the closing market price of the shares on the Over The Counter Bulletin Board as of September 17, 2007. These options shall expire five years following the vesting date.

In the event Mr. Shemwell is terminated without cause or we serve notice to Mr. Shemwell that we do not wish to renew the Shemwell Employment Agreement, then we will pay Mr. Shemwell an amount equal to two times his highest annual base salary and bonus, if any, for the past three years of his employment with us. We further agreed to pay Mr. Shemwell an additional amount equal to two times his highest annual base salary for the past three years of his employment with us upon termination without cause or notice by us that we do not wish to renew the Shemwell Employment Agreement as compensation for the loss of opportunity to obtain additional stock options.

Employment Agreement with our Chief Financial Officer

We entered into a written one-year employment agreement with Mr. Mereniuk, our Chief Financial Officer, commencing on April 1, 2005 through March 31, 2006. The agreement automatically extended for a period of one year unless the Company or Mr. Mereniuk served written notice on the other party a minimum of 90 days prior to the expiration of the initial term. Neither Mr. Mereniuk nor the Company provided the other with notice of termination during the first quarter of 2006, and as a result, the agreement was extended through March 31, 2007. In accordance with his employment agreement, Mr. Mereniuk is entitled to receive an annual base salary of CAD $90,000 or such other amount as shall be agreed upon by the Company and Mr. Mereniuk. The annual salary shall also be subject to annual review by the Board of Directors each fiscal year end. The Company may terminate the employment agreement at any time for cause without payment of any compensation, and may terminate without cause; provided, that the Company must pay Mr. Mereniuk an amount equal to 50% of his highest annual base salary paid as a result of his employment with the Company.

Employment Agreement with our Vice-President of New Business

We entered into a written two-year employment agreement with Mr. LeMoine, our Vice-President of New Business, commencing on October 1, 2006 through October 1, 2008. The agreement automatically extends for a period of two years unless the Company or Mr. LeMoine serves written notice on the other party a minimum of 90 days prior to the expiration of the initial term. In accordance with his employment agreement, Mr. LeMoine is entitled to receive an annual base salary of CAD $180,000 or such other amount as shall be agreed upon by the Company and Mr. LeMoine. Along with the agreed upon base salary, the Executive will be entitled to a base short-term incentive (STI) cash, and overachievement (OAI) incentive stock option program. The base short-term incentive (STI) program will be 25% of base salary payout, based on annual revenue and OAI targets being achieved. The overachievement (OAI) program will be paid out in Wescorp stock options based on annual revenue and OAI targets overachievement greater than 100% capped at 125%. Base salary shall be paid bi-weekly, or in such other manner as may be mutually agreed. When applicable the STI and OAI will be paid annually within 75 days of year end. The base salary and STI and OAI paid to the Executive shall be subject to annual review by the Board of Directors of the Corporation commensurate with the Corporation’s year end (December 31st). The annual salary shall also be subject to annual review by the Board of Directors each fiscal year end. The Company may terminate the employment agreement at any time for cause without payment of any compensation, and may terminate without cause, provided, that the Company must pay Mr. LeMoine an amount equal to one times his highest annual base salary, for the past three years of his employment plus two times the amount of stock options he would otherwise been entitled to but not yet received for that year of employment, calculated on a pro-rata basis based on the number of days in the year up to the date of termination.

Pursuant to and upon execution of the employment agreement, the Company delivered to Mr. LeMoine a stock option agreement to purchase 1,000,000 shares of the Company at the market price of the shares on the close of trading on the date of executing the employment agreement, which was $0.501 per share. This stock option agreement vested 250,000 shares on October 1, 2006 and vests 250,000 shares April 1, 2007, 250,000 shares October 1, 2007, and 250,000 shares April 1. 2008. The expiry date for each of these options is two years following each respective vesting date. In addition, the employment agreement requires the Company, during the term of the agreement, to deliver to Mr. LeMoine on the last day of each of March, June, September and December, a stock option agreement granting Mr. LeMoine the right to purchase shares of the Company equal to $25,000. The number of option shares granted under each option agreement is determined by dividing $25,000 by the exercise price, which is equal to the weighted average market price of the shares during the five-day period immediately preceding the issue date of the option agreement. These option agreements shall vest immediately and expire two years following their respective issue dates.

DECEMBER 31, 2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Doug Biles (1)	100,000	-	-	0.45	31-Dec-07	-	-	-	-

Doug Biles	2,000,000	-	-	0.54	1-Nov-09	-	-	-	-

Doug Biles	44,858	-	-	0.67	30-Sep-08	-	-	-	-

Doug Biles	39,920	-	-	0.75	31-Dec-08	-	-	-	-

Doug Biles	27,276	-	-	1.10	31-Mar-09	-	-	-	-

Doug Biles	38,279	-	-	0.78	31-Dec-09	-	-	-	-

Doug Biles	43,478	-	-	0.69	31-Mar-10	-	-	-	-

Doug Biles	62,500	-	-	0.48	30-Jun-10	-	-	-	-

Doug Biles	50,847	-	-	0.59	30-Sep-10	-	-	-	-

Doug Biles	65,217	-	-	0.46	31-Dec-10	-	-	-	-

Dave LeMoine	250,000	-	-	0.50	1-Oct-08	-	-	-	-

Dave LeMoine	54,348	-	-	0.46	31-Dec-08	-	-	-	-

Dave LeMoine	-	250,000	-	0.50	1-Apr-09	-	-	-	-

Dave LeMoine	-	250,000	-	0.50	1-Oct-09	-	-	-	-

Dave LeMoine	-	250,000	-	0.50	1-Apr-10	-	-	-	-

(1) These options were granted to a company that Mr. Biles controls.

Compensation of Directors

DECEMBER 31, 2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steve Cowper	-	$20,137	-	-	-	$31,000	$51,137

Robert Nicolay	-	$25,541	-	-	-	-	$25,541

We do not regularly compensate directors who are also officers for their time spent in their capacity as directors. Compensation for members of the Board who are not officers of the Company is in the form of 50,000 shares per annum for their time spent on our behalf. All directors are entitled to receive reimbursement for out of pocket expenses incurred for attendance at our Board of Directors meetings.

Consultant Services Agreement with a Director, Mr. Steve Cowper

On September 19, 2007, we entered into a three-year consultant services agreement with Steve Cowper, a director of Wescorp (the “Cowper Agreement”), effective September 1, 2007. Pursuant to the Cowper Agreement, Mr. Cowper agreed to provide services to us as a consultant as instructed by us from time to time, primarily as a liaison and coordinator of business development (the “Services”), and will report to our Chief Executive Officer. Mr. Cowper shall provide the Services at a monthly rate of $8,500, including reimbursement for travel and associated costs. Upon execution of the Cowper Agreement, we agreed to issue 100,000 shares of Wescorp common stock, that vests immediately, and to include these restricted shares in a registration statement on Form S-8 at a time and manner to be determined by us. In addition, Mr. Cowper was granted an option to purchase 500,000 shares of Wescorp common stock. The exercise price of these options is $.45 per share, which was the closing market price of the shares on the Over The Counter Bulletin Board as of September 19, 2007. These options shall expire five years following the vesting date.

Pension and Retirement Plans

Currently, we do not offer any annuity, pension or retirement benefits to be paid to any of our officers, directors or employees, in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above that result or will result from the resignation, retirement or any other termination of employment with our Company, or from a change in the control of our Company.

Director Independence

The Board affirmatively determines the independence of each Director and nominee for election as a Director, however, the Board has not yet adopted an independence standard or policy. The Board is currently investigating the different policies and intends to adopt an independence policy in the near future. At this time, the Board has determined that each of the following non-employee Directors is independent and has no relationship with the Company, except as a Director and stockholder of the Company: Robert Nicolay and Mark Norris.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 1, 2007 with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each its director, our executive officers and all of our directors as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and officers, is based on a review of statements filed, with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of November 1, 2007, there were 57,517,120 shares of common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The table also shows the number of shares beneficially owned as of November 1, 2007 by each of the individual directors and executive officers and by all directors and executive officers as a group. All options and warrants are convertible into shares of common stock.

Beneficial Ownership Table
(Officers & Directors)
Name and address	Principal Position	Amount and Nature of Beneficial Owner	% of Class (6)
Doug Biles (1) (2)	President & CEO, Director	3,173,015	5.24%
John Anderson (1) (3)	Director, Past President & Past CEO, Secretary and Treasurer	1,600,000	2.73%
Terry Mereniuk (1)	Director, CFO	1,122,000	1.95%
Alfred Comeau (1)	Director	1,300,000	2.26%
Dave LeMoine (1) (4)	Vice-President New Business	923,061	1.58%
Scott Shemwell (1)(5)	Chief Operating Officer	2,334,000	4.03%
Steve Cowper (1)(6)	Director	600,000	1.03%
Robert Nicolay (1)	Director	50,000	0.09%
Mark Norris (1)	Director	200,000	0.36%
	Officers and Directors as a Group	11,302,076	17.90%

(1)	The address for all of our Directors and Officers is Suite 770, 435 – 4th Avenue S.W., Calgary, Alberta, Canada T2P 3A8.

(2)

The amount includes 3,073,232 of options to purchase common shares granted to Mr. Biles and exercisable within 60 days of November 1, 2007, and 100,000 of options to purchase common shares granted to an affiliate of Mr. Biles deemed to be beneficially owned by Mr. Biles.

(3)	The amount includes 1,000,000 shares exercisable in accordance with a stock purchase warrant that expires in June 2008 with an exercise price of $0.15 per share.

(4)

The amount includes 723,061 of options to purchase common shares granted to Mr. LeMoine and exercisable within 60 days of November 1, 2007, and 200,000 shares issued to a company controlled by Mr. LeMoine deemed to be beneficially owned by Mr. LeMoine.

(5)	The amount includes 334,000 of options to purchase common shares granted to Mr. Shemwell and exercisable within 60 days of November 1, 2007.

(6)	The amount includes 500,000 of options to purchase common shares granted to Mr. Cowper and exercisable within 60 days of November 1, 2007.

Equity Compensation Plan Information (1)

Plan Category	Number of securities to be issued on exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	2,853,272 (2) (3)	$0.55 per share	N/A
Total	2,853,272 (2) (3)	$0.55 per share	N/A

Notes:

(1)	Management intends to implement an employee stock incentive plan in 2008. The exact details have not yet been determined.

(2)

(a) As part of his two year employment contract with the Company (July 2004 though June 2006), for becoming President and CEO of both Flowstar and Wescorp, Doug Biles was entitled to a stock option for 2,000,000 shares at an exercise price of $0.54 per share expiring November 2009. Mr. Biles’ employment agreement had been extended on a monthly basis until a new one was completed in September 2007. (b) A company affiliated with Mr. Biles received 100,000 options for consulting work in a prior year. (c) His monthly salary is $10,000 per month plus $30,000 per quarter in stock options. The amount of stock options received per quarter is equal to that number of shares calculated by dividing $30,000 by the “Exercise Price”. The “Exercise Price” is the weighted average trading price of the shares traded during the last five trading days of each calendar quarter end (ending March 31, June 30, September 30, and December 31). These option agreements shall vest immediately and expire four years following their respective issue dates.

(3)

(a) As part of his two year employment contract with the Company (October 2006 though October 2008), for becoming Vice-President of Sales and Marketing of Wescorp, and President of Flowstar, Dave LeMoine was

entitled to a stock option for 1,000,000 shares at an exercise price of $0.501 per share. This stock option agreement vested 250,000 shares on October 1, 2006, and vests 250,000 shares April 1, 2007; 250,000 shares October 1, 2007; and 250,000 shares April 1, 2008. The expiry date for each of these options is two years following each respective vesting date. (b) His monthly salary is CAD $15,000 per month plus $25,000 per quarter in stock options. The amount of stock options received per quarter is equal to that number of shares calculated by dividing $25,000 by the “Exercise Price”. The “Exercise Price” is the weighted average trading price of the shares traded during the last five trading days of each calendar quarter end (ending March 31, June 30, September 30, and December 31). These option agreements shall vest immediately and expire two years following their respective issue dates.

The above does not include shares to be issued in conjunction with the Vasjar, or Ellycrack acquisitions (See Business), although said parties or affiliates may also act as service providers after said acquisitions are affected. Also not included are conversions of debt for shares by persons who were service providers for other than goods or services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 28, 2003, we entered into an agreement with AHC Holdings Inc. (“AHC”), under which AHC would lend our Company up to $2.0 million Canadian dollars or the approximate equivalent of $1,273,000 U.S. dollars. AHC is a private company beneficially owned and controlled by Mr. Alfred Comeau, a Director of our Company. The loan has been structured as a borrowing facility, is unsecured and all advances bear interest at 15% per annum, compounded semi-annually. All advances, regardless of the date advanced, were originally due on December 31, 2005. This was converted to equity at the beginning of the 2005 year (see below). As a bonus for providing the loan, AHC also received a warrant to purchase 1,000,000 common shares of our stock at a price of $0.15 per share prior to March 6, 2006. This warrant was exercised prior to the expiry date.

On March 15, 2005, Wescorp entered into an agreement with AHC to convert debt plus accrued and unpaid interest to units of the Company at a price of $0.87 per unit. The original debt was denominated in Canadian dollars. Upon signing the above agreement the parties agreed to a value of this debt in the amount of $1,924,681 as at March 15, 2005. Based on this valuation, the Company agreed to issue 2,212,277 units in full settlement of the debt and accrued interest. As of December 31, 2006, these units had not yet been issued. Each Unit is comprised of one common share of the Corporation (the “Common Share”) and one common share purchase warrant (the “Warrant”) each of which may be exercised at any time up to June 30, 2008. The original exercise date of the warrants was December 31, 2006, but the date was extended prior to the expiration as follows:

a)	if exercised on or before June 30, 2007 the holder of each Warrant shall be entitled to purchase one (1) common share for each Warrant held for $1.00 per common share; and
b)	thereafter, until June 30, 2008 the holder of each Warrant shall be entitled to purchase one (1) common share for each Unit held for $2.00 per common share.

On March 6, 2003, we issued a warrant to purchase 500,000 common shares of our stock to Mr. Terry Mereniuk, the CFO and a Director of our Company. The warrant was exercisable at a price of $0.15 per share at any time prior to March 6, 2006. This warrant was exercised in 2006 prior to its expiration.

In April 2003, we entered in an arrangement with our Directors whereby in lieu of cash payments for fees they would receive shares at a fixed price of $0.20 per share. Two Directors, Mr. John Anderson and Mr. Terry Mereniuk, were paid 25,000 shares and one Director, Mr. Alfred Comeau, was paid 12,500 shares each per month for 24 months from April 2003 through March 2005. Some of the shares were delivered to the recipients in 2006. The remaining shares were delivered in 2007.

On June 1, 2003, we issued 1,000,000 share purchase warrants to Mr. John Anderson, our then President, CEO, and Director. The warrants are exercisable at a price of $0.15 per share until June 1, 2008. The warrants were issued to Mr. Anderson in consideration of services rendered.

On June 20, 2006, the Company entered into an agreement with AHC, under which AHC would lend the Company $500,000. AHC is a private company beneficially owned and controlled by Mr. Alfred Comeau, a director of the Company. The loan is structured as a promissory note that bears interest at the rate of 8% per annum, is due on demand, and is guaranteed by two of the Company’s officers.

Effective July 1, 2006, the Company entered into an agreement with AHC, under which AHC would provide consulting services to the Company at a rate of $21,667 per month.

On September 11, 2007, we closed the merger of Strategic Decision Sciences USA Inc. (“SDS”) with and into Wescorp. The sole shareholder of SDS was Dr. Scott Shemwell, our Chief Operating Officer. As consideration for the merger, Dr. Shemwell received 2,000,000 shares of our common stock.

On September 19, 2007, we entered into a three-year consultant services agreement with Steve Cowper, a director of Wescorp (the “Cowper Agreement”), effective September 1, 2007. Pursuant to the Cowper Agreement, Mr. Cowper agreed to provide services to us as a consultant as instructed from time to time by us, but primarily to act as a liaison and coordinator of business development (the “Services”). Under the Cowper Agreement, Mr. Cowper will report to Doug Biles, our Chief Executive Officer. Mr. Cowper shall provide the Services at a monthly rate of $8,500, including reimbursement for travel and associated costs. Upon execution of the Cowper Agreement, we agreed to issue 100,000 shares of Wescorp common stock, that vests immediately, and to include these restricted shares in a registration statement on Form S-8 at a time and manner to be determined by us. In addition, Mr. Cowper was granted an option to purchase 500,000 shares of Wescorp common stock. The exercise price of these options is $0.45 per share, which was the closing market price of the shares on the Over The Counter Bulletin Board as of September 19, 2007. These options shall expire five years following the vesting date.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 250,000,000 shares of common stock, $.0001 par value. The holders of our common stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of common stock are entitled to receive dividends when, as, and if declared by the board of directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or the winding up of our company, the holders of the common stock are entitled to receive the net assets of the Company in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of common stock will not be subject to further call or redemption and are fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, $0.0001 par value. Preferred stock may be issued in series and shall have such voting powers or no voting powers, rights, limitations, being subject to limitations and provisions contained in subsequent or previous classes and series, conversion rights, other rights, preferences, designations and other characteristics as may from time to time be set forth in a designation set forth as to all preferred shares, a class or series thereof, which may be derived by formula or otherwise determined by facts outside the resolution by resolution of the board of directors and duly filed as provided by law. Consideration received for such shares shall be solely at the discretion of the board of directors. There shall be no preferential rights or cumulative voting rights. The authorized shares or a class or series of stock may be increased or decreased without the approval of the shares of said class or series but not below those issued allowing for any combination or dividend thereof.

SECURITIES AND EXCHANGE COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Our Certificate of Incorporation contains a provision that limits the liability of our directors to the fullest extent permitted by the Delaware Business Corporation Law. The provision eliminates the personal liability of our directors for monetary damages for breaches of their fiduciary duty of care. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his or her duty of loyalty to the Company or to stockholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation provides that if the Delaware Business Corporation Law is amended to further limit such liability, then the liability of directors will be limited or eliminated to the maximum extent permitted by law as so amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling Wescorp under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MARKET FOR COMMON STOCK AD RELATED STOCKHOLDER MATTERS

On December 29, 2000, our common shares began trading on the NASD Over-the~~-~~Counter Bulletin Board (“OTCBB”) under the symbol UNQB. In March 2001, our trading symbol changed to CDHI as a result of our corporate name change to CTI Diversified Holdings, Inc. Effective December 22, 2003, our trading symbol changed to “WSCE” when we adopted the name “Wescorp Energy Inc.”. The following table sets forth the high and low bid prices for our common stock as reported by the OTCBB for each of the fiscal quarters in 2005 and 2006 and the first three quarters of fiscal 2007.

	OTCBB
	High (1)	Low(1)
2005
First Quarter	$1.40	$0.99
Second Quarter	$1.12	$0.60
Third Quarter	$1.09	$0.52
Fourth Quarter	$1.25	$0.70
2006
First Quarter	$1.13	$0.65
Second Quarter	$0.75	$0.38
Third Quarter	$0.66	$0.40
Fourth Quarter	$0.60	$0.39
2007
First Quarter	$0.48	$0.36
Second Quarter	$0.51	$0.39
Third quarter	$0.45	$0.38

(1) These quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not reflect actual transactions.

Our common stock is classified as a penny stock and as such, broker dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks, which require the broker dealer to determine if purchasing our common stock is suitable for a particular investor. The broker dealer must also obtain the written consent of purchasers to purchase our common stock. The broker dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker dealer last purchased or sold our common stock. These additional burdens imposed on broker dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

At November 1, 2007, there were 57,517,120 common shares outstanding and approximately 1,600 holders of record of our common stock.

We have not distributed any dividends on our common stock and although not an established policy, we do not intend to do so in the foreseeable future. Our Board of Directors will determine any future dividend policy in light of conditions then existing, taking into consideration our earnings, financial condition and capital requirements. There can be no assurance that we will pay dividends in the future, or if we do so, the amount or frequency thereof.

Recent Sales of Unregistered Securities

On January 22, 2007, upon the exercise of previously outstanding warrants at $0.25 per share, we issued 200,000 shares of common stock for total proceeds of $50,000. The warrants originally were issued as part of a private placement to accredited investors outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On February 23, 2007, in connection with an agreement with OKKO International Inc., we issued 321,059 shares of common stock to settle an outstanding liability. The shares were issued to a single non-U.S. resident, who is also an accredited investor, in reliance upon the exemption from registration under Regulation S of the Securities Act as a private transaction under Section 4(2) of the Securities Act.

On June 22, 2007, upon the exercise of previously outstanding warrants at $0.35 per share, we issued 570,000 shares of common stock for total proceeds of $199,500. The warrants originally were issued as part of a private placement to accredited investors outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On June 22, 2007, pursuant to the terms of a cashless warrant, we issued 73,780 shares of common stock. The warrants originally were issued as part of a private placement to accredited investors outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On June 22, 2007, we issued 250,000 shares of common stock for total proceeds of $120,000. These shares were issued for directors’ fees at a value of $0.48 per share. The shares were issued to the directors as accredited investors through private transactions under Section 4(2) and Regulation D of the Securities Act.

On June 22, 2007, we issued 20,000 units of unregistered common stock, for $0.50 per unit, for total proceeds of $10,000. These units were issued pursuant to a private offering closed on December 14, 2006, under Regulation D of the Securities Act pursuant to which we sold 7,944,150 units of unregistered common stock, for $0.50 per unit, for total proceeds of $3,972,075. Each unit consists of one share of common stock and one common stock warrant. One warrant entitles the holder to purchase one additional common share at a price of $0.75 per share at any time until the close of business on December 14, 2008. After six months from the date of issue, the warrants shall be deemed exercised, in accordance with their terms, if at any time prior to their expiry the weighted average trading price of the Company's common shares as traded on the NASD OTC Bulletin Board for the previous ten (10) trading days is at least $1.50 per share. In the event that the aggregate exercise price for the warrants is not tendered to us within 30 days of their deemed exercise, at our option, such warrants will be deemed cancelled.

We agreed to file a registration statement within 45 days after the final closing in order to register for resale both the shares and the shares issuable upon exercise of the warrants. We were unable to comply with the requirement to file the registration statement within the required time frame and has incurred a 10% penalty with respect to this registration. On June 22, 2007, we issued 849,677 units of unregistered common stock, for $0.50 per unit, for total proceeds of $424,839 pursuant to this requirement. All of the foregoing units were issued either to non-U.S.

residents or companies outside the United States in reliance upon the exemption from registration under Regulation S of the Securities Act, or to “accredited investors” as defined in Rule 501 of the Securities Act in reliance upon an exemption from registration under Regulation D of the Securities Act. These issuances qualified for exemption from registration because (i) the units were purchased by accredited or foreign investors only; (ii) we did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from us regarding the offering; and (iv) the purchasers received “restricted securities.”

In conjunction with the private placement closed on December 14, 2006, we paid a 10% commission in the form of 796,274 units that have the same terms and conditions as the private placement. On June 22, 2007, we issued 532,624 units of unregistered common stock, for $0.50 per unit, for total proceeds of $266,312 in relation to this commission. All of the foregoing units were issued either to non-U.S. residents or companies outside the United States in reliance upon the exemption from registration under Regulation S of the Securities Act, or to “accredited investors” as defined in Rule 501 of the Securities Act in reliance upon an exemption from registration under Regulation D of the Securities Act. These issuances qualified for exemption from registration because (i) the units were purchased by accredited or foreign investors only; (ii) we did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from us regarding the offering; and (iv) the purchasers received “restricted securities.”

On September 10, 2007, we issued 2,500,000 units, for $0.50 per unit, for total proceeds of $1,250,000. These units we issued pursuant to a private offering under Regulation S of the Securities Act. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at a price of $1.75 any time until the close of business of September 10, 2010. These units were issued to a non-U.S. resident outside the United States in reliance upon the exemption from registration under Regulation S of the Securities Act. This issuance qualified for exemption from registration because (i) the units were purchased by an accredited foreign investor only; (ii) we did not engage in any general solicitation or advertising to market the securities; (iii) the purchaser was provided the opportunity to ask questions and receive answers from us regarding the offering; and (iv) the purchaser received “restricted securities.”

In connection with a consulting agreement executed on September 19, 2007, we issued 100,000 shares of Wescorp restricted common stock to Mr. Cowper, a director of the Corporation. These shares were issued in reliance upon the exemption from registration under Regulation D of the Securities Act as Mr. Cowper is considered an “accredited investor” as defined in Rule 501 of the Securities Act. This issuance qualified for exemption from registration because (i) the securities were issued to an accredited investor only; (ii) we did not engage in any general solicitation or advertising to market the securities; and (iii) Mr. Cowper received “restricted securities.”

Unless otherwise indicated, no commissions were paid for these transactions.

LEGAL PROCEEDINGS

There was an action brought by Mark Baum against Wescorp (Baum v. Wescorp Energy Inc., f/k/a CTI Diversified Holdings, Inc., case number 50T 181 00033 04 - American Arbitration Association, International Centre for Dispute Resolution). The case was commenced January 15, 2004 and the hearing thereon was held in October 2004. The claim was for $300,000 plus attorney’s fees and costs. Principal parties were Baum and Wescorp. Baum’s claim was based on a purported agreement whereby he or an affiliate were to provide various services to Wescorp for payments of $6,000 per month in Wescorp stock payable six months in advance. The Company was successful in its arbitration hearings with Mr. Baum and was awarded $42,471 plus court costs. Mr. Baum appealed the judgment. The final determination of the case at this time is not certain, nor is it certain when the Company will receive the court award and costs (if any). Management has relied on professional advice that has recommended that the matter not be pursued any further due to economic reasons.

LEGAL MATTERS

Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this registration statement and prospectus, including the validity of the issuance of the securities offered under this prospectus. A partner in Patton Boggs owns 110,000 shares of our common stock, assuming the exercise of all warrants.

EXPERTS

On February 9, 2006, we dismissed Williams & Webster, P.S. (“Williams”) as our independent registered public accounting firm. Williams had audited our financial statements for the fiscal years ended December 31, 2004 and 2003. On February 9, 2006, we engaged Dale Matheson Carr-Hilton LaBonte Chartered Accountants (“DMCL”) to serve as our independent registered public accountants for the fiscal year ended December 31, 2005. Our board of directors, who also serve as our audit committee, approved both actions. There were no disagreements with Williams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Williams, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

Our unaudited financials for the quarters ended March 31, 2007, and our audited financial statements for fiscal year 2006 and 2005 appearing in this prospectus have been examined by DMCL, as set forth in their report appearing in the “Financial Information” section. The financial statements are included upon the authority of DMCL as experts in accounting and auditing and in reliance upon its report.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are currently no disagreements with the accountants regarding accounting and financial disclosure.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement. We are currently subject to the information and reporting requirements of the Exchange Act, and therefore are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any materials we file with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

FINANCIAL STATEMENTS

See our Financial Statements beginning on page F-1, “Index to Consolidated Financial Statements.”

Wescorp Energy Inc.
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm for fiscal years 2006 and 2005	F-1

Consolidated Balance Sheets at December 31, 2006 and December 31, 2005	F-2

Consolidated Statements of Operations for the Years Ended December 31, 2006 and December 31, 2005	F-3

Consolidated Statement of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2006 and December 31, 2005	F-4 — F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and December 31, 2005	F-6 — F-7

Notes to Consolidated Financial Statements for fiscal years 2006 and 2005	F-8 — F-22

Consolidated Balance Sheets at June 30, 2007 (Unaudited) and December 31, 2006	F-23

Consolidated Statements of Operations for the three months ended June 30, 2007 and 2006 (Unaudited) and the six months ended June 30, 2007 and 2006 (Unaudited)	F-24

Consolidated Statement of Stockholders' Equity as of June 30, 2007 (Unaudited)	F-25

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006 (Unaudited)	F-26

Notes to the Consolidated Financial Statements for June 30, 2007	F-27 — F-38

WESCORP ENERGY INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Wescorp Energy Inc.

We have audited the accompanying consolidated balance sheets of Wescorp Energy Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Wescorp Energy Inc. as of as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated profits since its inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
March 23, 2007

WESCORP ENERGY INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash	$499,233	$580,430
Restricted cash	171,000	-
Accounts receivable, net of allowance for doubtful
accounts of $17,100 and $20,400, respectively	695,445	511,610
Inventories (Note 3)	1,053,258	1,003,105
Prepaid expenses and advances	503,264	26,446
TOTAL CURRENT ASSETS	2,922,200	2,121,591

PROPERTY AND EQUIPMENT, net (Note 4)	138,196	209,764

OTHER ASSETS
Investments (Note 5)	2,655,925	2,872,771
Technology, net (Note 6)	2,694,616	3,211,262
Other receivable	72,023	71,989
Deposits	-	18,318
TOTAL OTHER ASSETS	5,422,564	6,174,340

TOTAL ASSETS	$8,482,960	$8,505,695

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,697,212	$1,502,973
Current portion of notes payable (Note 7)	47,936	47,038
Agreement payable (Note 9)	800,000	400,000
Due to related parties (Note 16)	665,529	30,862
Related party note payable (Note 16)	1,924,681	1,924,681
Convertible debentures (Note 10)	90,000	1,552,319
TOTAL CURRENT LIABILITIES	5,225,358	5,457,873

AGREEMENT PAYABLE, net of current portion (Note 9)	-	400,000

NOTES PAYABLE, net of current portion (Note 7)	76,129	110,400

COMMITMENTS AND CONTINGENCIES (Notes 2, 9 and 15)

STOCKHOLDERS' EQUITY
Preferred stock, 50,000,000 shares authorized, $0.0001
par value; no shares issued (Note 8)
Common stock, 250,000,000 shares authorized, $0.0001
par value; 52,195,130 and 38,304,686 shares
issued and outstanding, respectively (Note 8)	5,218	3,830
Additional paid-in capital	21,332,583	15,450,433
Subscription receivable	(97,500)	(37,272)
Funds received for exercise of warrants	382,354	852,392
Accumulated other comprehensive income	1,259,213	1,596,792
Accumulated deficit	(19,700,395)	(15,328,753)
TOTAL STOCKHOLDERS' EQUITY	3,181,473	2,537,422

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$8,482,960	$8,505,695

The accompanying notes are an integral part of these financials statements.

WESCORP ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005

REVENUES	$3,184,461	$2,323,589

COST OF SALES	1,700,550	1,249,131

GROSS PROFIT	1,483,911	1,074,458

EXPENSES
Wages and benefits	1,534,113	961,757
Wages stock-based (Note 12)	179,594	1,002,300
Consulting	1,180,951	635,877
Amortization of technology	516,646	513,802
Office	392,087	293,878
Interest, finance and bank charges	77,505	204,729
Advertising and investor relations	295,212	192,185
Legal and accounting	290,633	346,168
Travel	285,939	198,540
Engineering expenses for pilot plant (Note 15)	256,563	399,967
Interest on debentures	184,332	194,459
Insurance	148,179	130,650
Depreciation	100,436	61,507
Directors’ fees	53,322	55,998
Research and development	33,530	66,882
Beneficial conversion interest (Note 10)	-	207,000
TOTAL OPERATING EXPENSES	5,529,042	5,465,699

LOSS FROM OPERATIONS	(4,045,131)	(4,391,241)

OTHER INCOME (EXPENSES)
Penalty for late delivery of shares (Note 9)	(316,800)	(233,280)
Foreign currency translation gain (loss)	(11,084)	68,575
Gain (loss) on disposition of assets	1,361	(381)
Interest and other income	12	3,209
TOTAL OTHER EXPENSES	(326,511)	(161,877)

NET LOSS	$(4,371,642)	$(4,553,118)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.10)	$(0.12)

WEIGHTED AVERAGE NUMBER COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	42,278,906	36,606,310

The accompanying notes are an integral part of these financial statements.

WESCORP ENERGY INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Funds		Accumulated
	Common Stock				Received		Other	Total
	Number		Additional	Subscription	for Exercise	Accumulated	Comprehensive	Stockholders'
	of Shares	Amount	Paid-in Capital	Receivable	of Warrants	Deficit	Income (Loss)	Equity

Balance, December 31,	35,017,615	3,501	13,081,137	-	-	(10,775,635)	(378,641)	1,930,362
2004
Warrants exercised at	428,571	43	149,957	-	-	-	-	150,000
$0.35 per share
Warrants exercised at	700,000	70	174,930	(29,772)	-	-	-	145,228
$0.25 per share
Warrants exercised at	226,000	23	112,977	-	-	-	-	113,000
$0.50 per share
Warrants exercised at	225,000	22	224,978	(7,500)	-	-	-	217,500
$1.00 per share
Common stock issued	100,000	10	103,990	-	-	-	-	104,000
for legal fees at $1.04 per
share
Common stock issued	32,500	3	29,572	-	-	-	-	29,575
for investor relations fees
at $0.91 per share
Common stock issued	25,000	3	21,247	-	-	-	-	21,250
for consulting fees at $0.85
per share
Common stock issued	50,000	5	42,495	-	-	-	-	42,500
for director's fees at $0.85
per share
Common stock issued	1,500,000	150	299,850	-	-	-	-	300,000
to settle related party debt
at $0.20 per share
Foreign currency	-	-	-	-	-	-	101,642	101,642
translation gain
Unrealized gain on	-	-	-	-	-	-	1,873,791	1,873,791
available-for-sale securities
Beneficial conversion	-	-	207,000	-	-	-	-	207,000
interest
Stock-based			1,002,300	-	-	-	-	1,002,300
compensation
Proceeds received	-	-	-	-	852,392	-	-	852,392
from exercise of warrants
Net loss	-	-	-	-	-	(4,553,118)	-	(4,553,118)
Balance, December 31, 2005	38,304,68	$3,830	$15,450,433	$(37,272)	$852,392	$(15,328,753)	$1,596,792	$2,537,422

					Funds		Accumulated
	Common Stock				Received		Other	Total
	Number		Additional	Subscription	for Exercise	Accumulated	Comprehensive	Stockholders’
	of Shares	Amount	Paid-in Capital	Receivable	of Warrants	Deficit	Income (Loss)	Equity

Balance, December 31, 2005	38,304,686	3,830	15,450,433	(37,272)	852,392	(15,328,753)	1,596,792	2,537,422

Warrants	2,833,894	283	991,580	-	(805,056)	-	-	186,807
exercised at $0.35 per
share
Warrants	1,500,000	150	224,850	-	-	-	-	225,000
exercised at $0.15 per
share
Common stock	200,000	20	107,980	-	(33,613)	-	-	74,387
issued for consulting
fees at $0.54 per share
Common stock	50,000	5	33,895	-	-	-	-	33,900
issued for director’s
fees at $0.678 per share
Common stock	50,000	5	29,995	-	-	-	-	30,000
issued for director’s
fees at $0.60 per share
Common stock	312,500	31	156,532	-	-	-	-	156,563
issued for consulting
fees at $0.501 per share
Common stock	1,000,000	100	473,180	-	-	-	-	473,280
issued to settle accounts
payable at $0.473 per
share
Common stock	7,944,150	794	3,971,281	(90,000)	-	-	-	3,882,075
issued for private
placement at $0.50 per
share
Cash received for	-	-	-	29,772	-	-	-	29,772
share subscriptions
receivable
Foreign currency	-	-	-	-	-	-	129,217	129,217
translation gain
Unrealized loss on	-	-	-	-	-	-	(466,796)	(466,796)
available-for-sale
securities
Stock-based	-	-	179,594	-	-	-	-	179,594
compensation
Warrants issued	-	-	118,400	-	-	-	-	118,400
for investor relations
services
Fair value of	-	-	(405,137)	-	-	-	-	(405,137)
common stock issued
for financing fees
Proceeds received	-	-	-	-	368,631	-	-	368,631
from exercise of
warrants prior to
issuance
Net loss	-	-	-	-	-	(4,371,642)	-	(4,371,642)
Balance, December 31, 2006	52,195,230	$5,218	$21,332,583	$(97,500)	$382,354	$(19,700,395)	$1,259,213	$3,181,473

The accompanying notes are an integral part of these financials statements.

WESCORP ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,371,642)	$(4,553,118)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation	100,436	61,507
Loss (gain) on disposition of assets	(1,361)	381
Amortization of technology	516,646	513,802
Fair value of common stock and warrants issued for services	413,250	222,717
Wages stock-based	179,594	1,002,300
Beneficial conversion interest	-	207,000
Changes in operating assets and liabilities:
Restricted cash	(171,000)	-
Accounts receivable	(183,835)	111,047
Inventories	(50,153)	(492,912)
Prepaid Expenses	(476,818)	(11,740)
Deposits	18,318	20,955
Accounts payable and accrued liabilities	667,519	888,345
Net cash used in operating activities	(3,359,046)	(2,029,716)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(29,915)	(188,666)
Proceeds on disposition of assets	2,687	22,852
Net increase in other receivable	-	(71,989)
Increase in investments	(180,238)	-
Net cash used in investing activities	(207,466)	(237,803)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(33,373)	(254,744)
Proceeds from notes payable	-	94,824
Repayment on amounts due to shareholders	-	(44,836)
Increase in amounts due to related parties	634,667	30,862
Proceeds from convertible debentures	-	1,552,319
Repayments on convertible debentures	(282,069)	-
Proceeds from subscription receivable	29,772	-
Proceeds received from exercise of warrants prior to issuing shares	368,631	852,392
Proceeds from issuance of common stock	2,708,495	600,336
Net cash provided by financing activities	3,426,123	2,831,153
Effect of exchange rates	59,192	(33,602)
Net increase (decrease) in cash	(81,197)	530,032
Cash, beginning of year	580,430	50,398
Cash, end of year	$499,233	$580,430
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for:
Interest	$240,467	$206,720
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

	Years Ended December 31,
	2006	2005

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued to settle convertible debentures	$1,180,250	$-
Common stock issued to settle debt	$473,280	$300,000
Common stock or warrants issued for financing fees	$405,137	$-
Share subscription receivable	$97,500	$37,272
Notes payable from equipment financing	$-	$94,824

The accompanying notes are an integral part of these financial statements.

WESCORP ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Wescorp Energy Inc. (“Wescorp” or the “Company”) was incorporated in Delaware on August 11, 1998. The Company acquires, develops, and commercializes technologies that are designed to improve the management, environmental and economic performance of field operations for energy producers. The Company’s business model is to acquire, fund and develop new systems and technologies in this field through investments in companies or products where early stage product development has been completed, and to provide consulting services with respect to these systems and technologies.

During the year ended December 31, 2004, the Company completed the purchase of two companies, Flowstar Technologies Inc. and Flowray Inc. (collectively called “Flowstar”) involved in the development of products for the petroleum industry. The original purchase agreement of the two companies was amended in 2004 to increase the interest to be acquired by Wescorp from 51% to 100%. The target companies were in the start-up phase of operations in 2003. In 2004, Flowstar completed the development and testing of its products and reported sales. In August 2004, the Company acquired 100% of the outstanding shares of Vasjar Trading Ltd. (“Vasjar”) in order to obtain the rights to Digital Chart Recording (“DCR”) technology.

The DCR system consists of a turbine based flow measurement signal generating device, temperature and pressure probes and a flow computer, which performs the corrected flow calculations. The primary source of revenue for the Company is from the sale of DCR systems, related accessories and service of the systems.

The Company’s year end is December 31. The Company is headquartered in Calgary, Alberta, Canada.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from estimated amounts. Significant estimates and assumptions include determining the useful lives of property, equipment and intangible assets, carrying values of investments, financial instruments, non-monetary transactions and the fair value of stock-based compensation.

Principles of Consolidation
During the year ended December 31, 2006, the Company incorporated a wholly-owned subsidiary Flowstar Technologies (USA) Inc. (“Flowstar USA”). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Flowstar, Flowstar USA, and the wholly-owned subsidiaries discussed in Note 9. All significant inter-company accounts and transactions have been eliminated.

Reclassifications
Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Going Concern
These consolidated financial statements have been prepared under the assumption that the Company will continue on a going concern basis and that it will be able to realize assets and discharge liabilities in the normal course of business. As reported in the accompanying financial statements, the Company has incurred an accumulated deficit of approximately $19,700,000 through December 31, 2006. The Company has changed its focus to acquire, develop, and commercialize technologies that are designed to improve the management, environmental and economic performance of field operations in the oil and gas industries which will, if successful, assist to mitigate factors which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability, secured creditor realizations and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern.

The Company’s continuance as a going concern is dependent upon its ability to raise financing and generate sufficient revenue to achieve profitable operations in the future. Management believes the Company will attain these goals by expanding its revenue base, seeking additional capital from new equity or debt securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan.

Going Concern (continued)
Through the next fiscal year, management estimates that significant additional funding is necessary to continue operations, expand Canadian markets and develop markets in the United States for the Flowstar technology, develop a pilot plant for the Ellycrack technology, and to acquire any new businesses. The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for international expansion through affiliations and other business relationships.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash trust accounts are funds received from stock sales and administered by the Company’s corporate counsel. These funds are not restricted.

Restricted Cash
Restricted cash consists of cash held in a trust account and is reserved for the settlement of certain accounts payable balances. Accordingly, the restricted cash is included in current assets.

Concentration of Cash and Credit Risk
The Company maintains its cash in commercial accounts at major Canadian and U.S. financial institutions. At times, amounts maintained exceed Federal Deposit Insurance Corporation insured limits.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of trade receivables. The Company carries its accounts receivable at net realizable value. On a periodic basis, the Company evaluates its accounts receivable and considers the need for an allowance for doubtful accounts, based on past and expected collections, and current credit conditions. Such losses have not been significant and have been within management’s expectations. The Company's policy is to accrue interest on trade receivables at the discretion of management.

During the year ended December 31, 2006, sales to two customers accounted for 18% and 12% of net sales, respectively. During the year ended December 31, 2005, sales to one customer accounted for 23% of net sales.

Inventories
Inventories consist of raw materials and finished goods which are stated at the lower of cost, determined on a weighted average basis, or market. The cost of finished goods includes other direct manufacturing costs. At December 31, 2006, prepaid expenses and advances included approximately $250,000 of deposits paid to key vendors for purchases of inventory which were subsequently received in 2007.

Property and Equipment
Property and equipment are stated at cost. Depreciation is provided using the straight-line method over two to six years. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the term of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

The Company evaluates the recoverability of property and equipment when changes in events or circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Management has determined that no impairment has occurred as of December 31, 2006.

Investments
The Company’s investments consist of both publicly traded and privately held equity securities.

For publicly traded investments the Company follows Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. Under this method the Company’s investment in publicly traded securities are classified as available-for-sale securities and are reported at fair value. Fair value is based on quoted market prices as of the end of the reporting period. Unrealized gains and losses on these investments are reported net of related income tax effects in accumulated other comprehensive income, a separate component of stockholders’ equity, and are charged to net income when realized.

Investments in securities for which market values are not readily determinable and the Company does not have the ability to exercise significant influence in the underlying company are carried at cost unless impairment is otherwise indicated. Dividends and other distributions of earnings, if any, are included in income when declared. The Company periodically evaluates the carrying value of its investments, which are recorded at the lower of cost or estimated net realizable value.

Intangible Assets
The Company accounts for its intangible assets in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. Under SFAS No. 142, intangible assets with a finite life are amortized over their useful life. The Company’s intangible asset consists of DCR technology which is being amortized over its expected useful life of approximately eight years.

Revenue and Cost Recognition
The Company recognizes revenue when the customer has accepted delivery of the product, has agreed it meets their requirements, when no significant contractual obligations for completion remain, and collection is reasonably assured. Revenue is reported net of a provision for estimated product returns. The Company follows EITF Issue 00-10, “Accounting for Shipping and Handling Fees and Costs” (“Issue 00-10”). Issue 00-10 requires that all amounts billed to customers related to shipping and handling should be classified as revenues. The Company sells its products directly, using in-house sales employees. Cost of sales is primarily made up of direct product costs, shipping and handling.

Product Warranties
The Company sells the majority of its products with one-year unconditional repair or replacement warranties. Warranty expense is included in cost of sales.

Advertising Expenses
Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company charges these costs to operations during the period in which they are incurred.

Income Taxes
Income taxes are provided based upon the liability method of accounting in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

Earnings Per Share
Basic earnings per share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Under this method basic earnings per share is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock options and warrants outstanding at December 31, 2006, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive.

Stock-Based Compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The Company had previously adopted the fair value based method of accounting for stock-based compensation; therefore, the adoption of this standard has had no impact on our reported financial position or results of operations.

Fair Value of Financial Instruments
The Company's financial instruments as defined by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments”, include cash, restricted cash, accounts and note receivables, prepaid expenses and advances, accounts payable, accrued expenses and notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates their fair values.

Foreign Currency Translation
The Company’s reporting currency is the United States dollar. The Company’s functional currency for its subsidiary Flowstar Technologies Inc. is the Canadian dollar. The Company has adopted SFAS No. 52, “Foreign Currency Translation”. Under this method, monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Gains or losses are included in income for the year. Non-monetary assets, and liabilities, denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Items recorded in revenue and expenses arising from transactions are translated at an average exchange rate for the year.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This Statement is effective for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement is effective for fiscal years ending after December 15, 2006. The implementation of SFAS No. 158 did not have an impact on the Company’s financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of SAB No. 108 did not have a material effect on the Company’s financial statements.

NOTE 3 – INVENTORIES

The components of inventory at December 31, 2006 and 2005 were as follows:

	2006	2005
Finished goods	$1,025,847	$966,170
Raw materials	27,410	36,935
	$1,053,258	$1,003,105

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2006 and 2005:

	2006	2005
Automotive equipment	$166,275	$166,275
Computer hardware	37,134	36,969
Computer software	13,851	11,666
Furniture and fixtures	23,584	12,910
Leasehold improvements	38,143	33,109
Office equipment	43,318	41,262
Tools and equipment	22,489	16,799
	344,794	318,990
Less: accumulated depreciation	206,600	109,226
	$138,194	$209,764

Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was $100,436 and $61,507, respectively.

NOTE 5 – INVESTMENTS

The components of investments at December 31, 2006 and 2005 were as follows:

	2006	2005
Synenco Energy Inc.	$2,087,500	$2,484,585
Ellycrack AS	538,186	388,186
Eureka Oil AS	15,840	-
Tarblaster AS	14,399	-
	$2,655,925	$2,872,771

Synenco Energy Inc.
In June 2003, the Company signed an option agreement allowing the Company to purchase up to 1,000,000 common stock shares of Synenco Energy Inc. (“Synenco”), a company involved in the potential development of an oil sands lease in the Athabasca Oil Sands area of northern Alberta, Canada. The Company purchased 170,000 Synenco shares and paid $530,462, which was recorded as a long-term investment using the cost method of accounting. The balance of the option expired without being exercised on March 31, 2004. In November 2005, Synenco became a publicly traded company on the TSX Exchange and the value of the shares increased substantially. As such, the Company reclassified its investment to available-for-sale securities and recorded the investment at its fair value. During the year ended December 31, 2006, the Company incurred an unrealized holding loss of $466,769 and as of December 31, 2006, has recorded a cumulative unrealized holding gain of $1,557,038 in accumulated other comprehensive income, net of a $80,617 currency translation adjustment. No income tax effect was reflected as the Company has available net operating loss carryforwards in excess of the unrealized holding gain. The investment in Synenco was disposed of subsequent to year end, refer to Note 18.

Agreement with Ellycrack AS
Wescorp has purchased an aggregate 752,000 shares of common stock of Ellycrack AS (“Ellycrack”), a privately held company in Norway, which represents 13.45% of the issued and outstanding common shares of Ellycrack. Wescorp acquired 255,000 shares in consideration of $119,000. On September 15, 2004, the Company issued 300,000 of its common shares to Ellycrack in exchange for 400,000 shares of Ellycrack. The value ascribed to the Ellycrack shares of $150,000 was calculated based on the median trading price of Wescorp shares on that day (being $0.50) . In the first quarter of 2006, Wescorp paid $150,000 for 65,000 additional common shares of Ellycrack at 15 Kroners per share (approximately $2.31 per share).

Investment in Eureka Oil AS
In the fourth quarter of 2006, Wescorp paid $15,840 for 66,667 common shares of Eureka Oil AS (“Eureka”), a privately held company in Norway, at 1.50 Kroners per share (approximately $0.24 per share). Wescorp’s investment represents 0.03% of the issued and outstanding common shares of Eureka.

Investment in Tarblaster AS
In the fourth quarter of 2006, Wescorp paid $14,399 for 900,000 common shares of Tarblaster AS (“Tarblaster”), a privately held company in Norway, at 0.10 Kroners per share (approximately $0.02 per share). Wescorp’s investment represents 13.85% of the issued and outstanding common shares of Tarblaster.

NOTE 6 – TECHNOLOGY

The Company holds DCR technology rights through its subsidiaries Flowstar and Vasjar. These rights are included in intangible assets (Refer to Note 9). The Company’s intangible assets are summarized as follows at December 31:

	2006	2005
DCR technology acquired from Vasjar	$3,503,824	$3,503,824
DCR technology acquired from Flowstar	414,073	414,073
	3,917,897	3,917,897
Accumulated amortization	1,223,281	706,635
	$2,694,616	$3,211,262

The Company has the right to use these DCR technologies in markets in Canada and outside of Canada. Amortization of the technology is recorded on a straight-line basis over its useful life of approximately 8 years which is estimated be March 2012. The Company periodically reviews its DCR technology rights to assess carrying value recoverability based on projected undiscounted cash flows from operations. Impairments are recognized in operating results when a permanent diminution in value occurs. At December 31, 2006, no indication of impairment of the Company’s DCR technology was identified.

NOTE 7 – NOTES PAYABLE

The following comprise the Company’s notes payable at December 31, 2006 and 2005:

	2006	2005
Note payable – Interest at 0.0%, and secured by automotive assets of Flowstar,
payable $569 per month, principal only, due July 2008	$10,813	$17,634
Note payable – Interest at 7.75%, compounded monthly and secured by automotive assets of
Flowstar, payable $677 per month, principal and interest, due September 2009	20,064	26,358
Note payable – Interest at 9.45%, compounded monthly and secured by automotive assets of
Flowstar, payable $387 per month, principal and interest, due July 2010	14,059	17,200
Note payable – Interest at 0.90%, compounded monthly and secured by automotive assets of
Flowstar, payable $627 per month, principal and interest, due September 2010	27,767	34,998
Note payable – Interest at 0.0%, and secured by automotive assets of Flowstar,
payable $825 per month, principal only, due November 2009	28,887	38,773
Notes payable – Interest at 0.0%, unsecured, due April 2007	22,475	22,475
Total notes payable	124,065	157,438
Amounts due within one year	47,936	47,038
	$76,129	$110,400

Future principal payments on notes payable are as follows:

Years ending December 31,
2007	$47,936
2008	32,426
2009	26,595
2010	8,251
2011	8,857
$124,065

NOTE 8 – COMMON STOCK AND WARRANTS

The Company is authorized to issue 250,000,000 shares of $0.0001 par value common stock and 50,000,000 shares of $0.0001 par value preferred stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. The preferred shares may be issued in series, with the powers, rights and limitations of the preferred shares to be determined by the Company’s board of directors. As of December 31, 2006, no preferred shares had been issued.

2006 Stock Transactions
In January 2006, the Company issued 2,208,654 shares of common stock for total proceeds of $773,029. These shares were issued upon the exercise of warrants at an exercise price of $0.35 per share.

In May and June 2006, the Company issued 1,500,000 shares of common stock for total proceeds of $225,000. These shares were issued to directors of the Company upon the exercise of warrants at an exercise price of $0.15 per share.

In August 2006, the Company issued 625,240 shares of common stock for total proceeds of $218,694. These shares were issued upon the exercise of warrants at an exercise price of $0.35 per share.

In December 2006, the Company completed a private placement of 7,944,150 units at a price of $0.50 per unit for total proceeds of $3,972,075. Each unit consists of one share of common stock and one common stock warrant. One warrant entitles the holder to purchase one additional common share at a price of $0.75 per share at any time until the close of business on December 15, 2008. After six months from the date of issue, the warrants shall be deemed exercised, in accordance with their terms, if at any time prior to their expiry the weighted average trading price of the Company's common shares as traded on the NASD OTC Bulletin Board for the previous ten (10) trading days is at least $1.50 per share. In the event that the aggregate exercise price for the warrants is not tendered to the Company within 30 days of their deemed exercise, at the option of the Company, such warrants will be deemed cancelled Holders of debentures totaling $1,180,250 agreed to have their investment redirected to units of this private placement. In conjunction with this private placement the Company paid a 10% commission in the form of 796,274 units that have the same terms and conditions as the private placement units.

On November 22, 2006, in connection with an agreement with Mr. Jack Huber, the Company issued 1,000,000 shares of common stock to settle an outstanding liability which arose as a result of the requirements in Tranche 2, Stage One of the Vasjar purchase agreements (Refer to Note 9).

Additional equity transactions during the year ended December 31, 2006 included the issuance of 200,000 shares of common stock valued at $108,000 to a consultant for services related to developing a marketing strategy for products currently sold by the Company, 312,500 shares of common stock valued at $156,563 issued to consultants for investor relations and product marketing services, and the issuance of 100,000 shares of common stock valued at $63,900 to compensate two directors of the Company in the form of directors’ fees.

2005 Stock Transactions
During the year ended December 31, 2005, the Company issued 1,579,571 shares of common stock for total proceeds of $663,000. These shares were issued on the exercise of warrants at exercise prices ranging from $0.25 to $1.00 per share.

On November 10, 2005, the Company issued 1,200,000 shares of common stock to settle certain outstanding related party payables incurred for consulting services provided in prior years by directors of the Company.

Additional equity transactions in 2005 included the following: separate issuances of 25,000 and 7,500 shares of common stock for assistance with investor relations, and the issuance of 50,000 shares of common stock to compensate a director of the company.

Common Stock Warrants
In May 2006, the Company issued 100,000 common stock warrants with an exercise price of $0.74 per share and an expiration date of May 2009 in exchange for investor relations services. The fair market value of the warrants was recorded at $46,000 and is included in advertising and investor relations.

In November 2006, the Company issued 275,000 common stock warrants with an exercise price of $0.50 per share and an expiration date of November 2009 in exchange for investor relations services. The fair market value of the warrants was recorded at $72,400 and is included in advertising and investor relations.

During March and April 2004, the Company completed a private placement of 3,231,000 units with 926,000 whole share purchase warrants exercisable to purchase one additional common share at a price of $0.50 until March 15, 2006, 1,740,000 one-half of one share purchase warrants where one whole warrant is exercisable to purchase one additional common share at a price of $1.00 until the close of business on March 15, 2005, and 565,000 one-half of one share purchase warrants, with each whole warrant exercisable to purchase one additional common share at a price of $1.00 until the close of business on April 16, 2005. In March 2006, the Company received funds from the holders of 190,000 of these warrants who indicated that they wished them to be exercised. Subsequent to receiving this notice, these investors decided to forego their right to exercise these warrants and instead decided to have their investment redirected to units of the private placement which closed in December 2006. The remaining warrants not part of this redirection transaction have now expired.

In December 2003, the Company issued 1,400,000 common stock warrants with an exercise price of $0.25 per share and an expiration date of December 2006, to three consultants for providing services. During the current year, the Company received notice from a warrant holder of their intention to exercise 200,000 warrants. The funds relating to the exercise of these warrants were not received until January 2007 and accordingly the expiry date for these warrants was extended to that date. In addition, the holders of 300,000 warrants gave the Company notice of their intention to exercise their warrants however no funds have been received relating to the exercise of these warrants. The expiry date relating to these 300,000 warrants has been extended to April 2007. The incremental value attributed to the extension of these warrants was nominal. The remaining warrants expired December 1, 2006.

As of December 31, 2006, the Company had the following common stock purchase warrants outstanding:

Number of shares	Exercise	Expiration
under warrants	price	date
200,000	$0.25	January 2007
300,000	$0.25	April 2007
1,000,000	$0.15	June 2008
100,000	$0.74	May 2009
7,944,150	$0.75	December 2008
275,000	$0.50	November 2009
9,819,150

NOTE 9 –AGREEMENT WITH VASJAR TRADING LTD.

In connection with the acquisition of Flowstar, the Company concluded the acquisition of 100% of the outstanding shares of Vasjar, a British Virgin Islands company on August 19, 2004. Vasjar in turn owns five Barbadian subsidiaries including 100% of the outstanding shares of Quadra Products International Inc. (“Quadra”) and Flowstar International, Inc. (“Flowstar International”). Vasjar’s wholly-owned subsidiary Quadra owns the rights to the technology related to the DCR 900 system. Pursuant to an agreement dated effective as of August 30, 2003, Flowray Inc. had transferred to Quadra all of its intellectual property rights, including rights to DCR technology, in consideration of a promissory note in the principal amount of $436,270 (CDN$604,500) without interest. On December 31, 2004 Flowray and Flowstar were amalgamated and as a result the promissory note is now an asset of Flowstar. This promissory note is eliminated upon consolidation.

The purchase called for the initial payment of 2,400,000 common shares of Wescorp, with an additional minimum 2,080,000 common shares issued over three years (480,000 on or before April 1, 2005, 800,000 on or before April 1, 2006, and 800,000 on or before April 1, 2007).

In consideration of the purchase of all the outstanding shares of Vasjar from its two shareholder entities that each owned 50% of Vasjar’s outstanding shares, Wescorp issued shares (and will issue additional shares), all of which are required to be registered for resale upon delivery, to each of the two former shareholders of Vasjar in equal amounts as follows:

  Tranche 1: an aggregate of 2,400,000 shares of common stock of the Company (1,200,000 shares to each of the shareholders) on April 28, 2004; and

  Tranche 2: up to an aggregate of 2,080,000 additional shares of common stock of the Company (1,040,000 additional shares to each of the two former shareholders to be issued in stages as follows:

Stage One. On or before April 1, 2005, the Company was required to issue 480,000 additional shares based on sales achieved in the 2004 calendar year. Wescorp was not able to deliver free-trading shares on April 1, 2005 and was obligated to issue to the former Vasjar shareholders an additional 288,000 Wescorp common shares (144,000 shares to each shareholder). These shares were delivered and accepted by the former Vasjar shareholders on September 28, 2005. During the year ended December 31, 2005, the Company recorded a $233,280 charge to operations as a result of the penalty shares.

Stage Two. On or before April 1, 2006, the Company was required to issue 800,000 additional shares based on sales achieved in the 2005 calendar year. The Company was not able to deliver free-trading shares on April 1, 2006, and as a result, the Company was obligated to issue to the former Vasjar shareholders an additional 720,000 Wescorp common shares (360,000 shares to each shareholder). During the year ended December 31, 2006, the Company recorded a $316,800 charge to operations as a result of the penalty shares. This amount is included in accrued liabilities at December 31, 2006.

Stage Three. On or before April 1, 2007, Wescorp was required to issue 800,000 common shares (400,000 shares to each shareholder) to the former Vasjar shareholders based on sales achieved in the 2006 calendar year. The Company was not able to deliver free-trading shares on April 1, 2007, and as a result, the Company was obligated to issue to the former Vasjar shareholders an additional 80,000 Wescorp common shares (40,000 shares to each shareholder).

On April 1, 2006, the Company was not able to deliver free-trading shares called for under Tranche 2, Stage Two, and thus the Company was required to pay the former Vasjar shareholders an additional 80,000 Wescorp common shares for each month that the shares were not delivered. As of February 1, 2007, Wescorp was required to pay an additional 880,000 common shares. In February 2007, Mr. Jack Huber acquired the interests of the former Vasjar shareholders in connection with the share delivery requirements of Tranche 2, Stage Two. As a result, the Company now owes the shares under Tranche 2, Stage Two to Mr. Huber. As of the date of these financial statements, the Company had not yet delivered the shares owed to Mr. Huber pursuant to Tranche 2, Stage Two.

If any of the Wescorp shares to be issued to the former Vasjar shareholders have not been delivered for a period of 182 days after the applicable due date, the former Vasjar shareholders may at their option terminate the share purchase agreements. The former Vasjar shareholders did not exercise these rights, and they received all of the penalty shares that accrued until this obligation had been met under both Stage One and Stage Two. Wescorp has also received a written waiver from Mr. Huber waiving and canceling any termination rights that Mr. Huber may have as a result of his acquisition of certain rights under the Vasjar purchase agreements. In addition, the Company pledged to the former Vasjar shareholders all the Vasjar shares as security to guarantee Wescorp’s performance under the share purchase agreements.

The balance of the fair market value of the shares due to the former Vasjar shareholders is $800,000 and has been included in current liabilities.

Through March 2007, the Company had recorded a charge to operations of $96,000 to issue an additional 240,000 common shares as the free-trading shares associated with Stage Two have not been issued.

NOTE 10 – CONVERTIBLE DEBENTURES

During the year ended December 31, 2005, the Company issued debentures in the amount of $1,552,319 which bear interest at the rate of 14% per annum payable quarterly that originally matured on December 31, 2005. During the current year, holders of debentures totaling $1,180,250 agreed to have their investment redirected to units of the private placement that was completed in December 2006 (see Note 8). In addition, the holders of $90,000 in debentures have agreed to extend the terms of the debenture agreement through June 30, 2007. The remaining balance for debentures totaling $282,069 was repaid in the year ended December 31, 2006. The remaining debentures are secured by way of a security interest over the inventories and accounts receivable of Flowstar.

The debentures may, at the option of the holder, be converted into units of the Company at a price of $0.90 per unit at any time prior to the maturity date. Each unit shall be comprised of one common share of the Company and one common share purchase warrant each of which may be exercised at any time up to December 31, 2007 as follows:

a)	if exercised on or before June 30, 2007, the holder of a warrant shall be entitled to purchase one common share for each warrant held for $1.00 per common share; and

b)	thereafter until the maturity date the holder of each warrant shall be entitled to purchase one (1) common share for each warrant held for $2.00 per share common share.

The Company shall be entitled to prepay the debenture in whole or in part, at any time prior to the maturity date subject to the following:

a)	the Company provides the holder with at least one month’s prior written notice of the Company’s intention to repay the debenture; and

b)

at the date the notice is issued the weighted average trading price of the Company's common shares as traded on the NASD OTC Bulletin Board for the ten previous trading days was at least $1.35 per share.

The convertible debentures contained a beneficial conversion feature computed at their intrinsic value, which was the difference between the conversion price and the fair value on the debenture issuance date of the units into which the debt was convertible, multiplied by the number of shares into which the debt was convertible at the commitment date. Since the beneficial conversion feature was to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $207,000, was recorded as an interest expense and a component of equity on the issuance date.

NOTE 11 – STOCK OPTIONS

During the year ended December 31, 2006, the Company issued a combined total of 526,391 (2005 - 2,326,881) options to purchase common shares to officers. Changes in the number of stock options outstanding are summarized as follows:

	December 31, 2006		December 31, 2005
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Outstanding, beginning of period	2,326,881	$0.56	-	$-
Granted	526,391	0.51	2,326,881	0.56
Outstanding, end of period	2,853,272	$0.55	2,326,881	$0.56

The weighted average remaining contractual life of the options is 34 months.

NOTE 12 – STOCK-BASED COMPENSATION

The fair value of stock option grants during the years ended December 31, 2006 and 2005 were calculated using the Black-Scholes option pricing model incorporating the following weighted average assumptions:

	2006	2005
Risk free interest rate	4.0%	3.0%
Expected dividend yield	Nil	Nil
Expected stock price volatility	111%	117%
	2 to 4
Expected average option life	years	4 years
Weighted average grant date fair value per
option	$ 0.34	$ 0.43

NOTE 13 – WARRANTS

The fair value of the warrants issued during the year ended December 31, 2006 was calculated using the Black-Scholes option pricing model incorporating the following weighted average assumptions:

Risk free interest rate	4.0%
Expected dividend yield	Nil
Expected stock price volatility	111%
Expected average option life	3 years
Weighted average grant date fair value per
option	$ 0.32

There were no warrants issued during the year ended December 31, 2005.

NOTE 14 – MEASUREMENT UNCERTAINTY

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Stock options and the warrants attached to the units issued by the Company are non-transferable. Option pricing models require the input of subjective assumptions including expected share price volatility. The fair value estimate can vary materially as a result of changes in the assumptions.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Agreement with Legal Service Provider
In September 2003, the Company approved a transaction with a legal service provider in recognition of a previous credit accommodation. The transaction provided for a direct grant of 100,000 common shares and an additional 100,000 common stock warrants exercisable at $0.50 for five years with a cashless exercise feature. As part of the transaction, the party agreed to cap legal service costs at an agreed upon maximum rate from September 2003 to December 2004, amounting to a reduction of $100 per hour. As of December 31, 2006, the Company had issued 100,000 shares but no warrants to the legal service provider. The Company no longer has engaged this legal service provider.

Agreement with Ellycrack AS
In March 2004, Ellycrack granted the Company an option exercisable until June 1, 2005 to acquire exclusive rights to use Ellycrack’s high intensive catalytic cracking technology and intellectual property. This would also include the exclusive rights to manufacture, and sell products or systems derived from or utilizing Ellycrack’s technology in North America.

Later in 2004, the Company entered into a joint venture (“JV”) agreement with Ellycrack (superseding prior agreements) that gives Wescorp a 50% interest in the rights to use and benefit from Ellycrack’s high intensive catalytic cracking technology and intellectual property worldwide. In exchange, the Company must pay for the construction and design modifications of a full scale prototype in Canada to the point that such a prototype is commercially saleable. After this point, all future costs will be shared equally between the Company and Ellycrack.

Operating Leases
The Company leases office and manufacturing space in Edmonton, Alberta, Canada for approximately $6,200 per month and office space in Houston, Texas for $800 per month under month-to-month operating lease agreements. The Company also leases office space in Calgary, Alberta, Canada for approximately $5,220 per month which expires in June 2011.

In addition, the Company has entered into lease agreements with respect to vehicles which have minimum lease payments of approximately $1,360 per month until May 2009 and a photocopier which has minimum lease payments of approximately $500 per month until December 2008.

In October 2006, the Company entered into an agreement with a Canadian research and development organization to provide facilities and other resources necessary to test the Ellycrack pilot plant under long-term usage. These tests are necessary in order to determine the potential commercial feasibility of this process and what, if any, modifications will be required to the design of a commercially viable plant. Under the terms of this agreement, the Company is required to pay a minimum fee of approximately $16,000 (CAD $18,500) per month commencing April 2007 for the provision of technical and research assistance and related services as well as facility rental for a period of twenty-four months. Upon signing the agreement the Company paid a deposit in the amount of $153,918 (CAD $180,000) which is included in prepaid expenses and advances.

Annual future aggregate minimum payments under operating leases and commitments are as follows:

Years ending December 31,
2007	$227,790
2008	275,400
2009	114,410
2010	68,904
2011	34,452
$720,956

Total rent expense for operating leases was $162,487 and $91,479 for the years ended December 31, 2006 and 2005, respectively.

NOTE 16 - RELATED PARTY TRANSACTIONS

Related Party Transactions
Summary of related party transactions as follows for the years ended December 31, 2006 and 2005:

	2006	2005
Stock-based compensation paid or accrued to directors of the Company	$84,494	$1,002,300
Interest accrued on note payable to AHC Holdings Inc. (“AHC”)	$21,370	$-
Consulting fees accrued to AHC	$130,000	$-

AHC is a private company beneficially owned and controlled by a director of the Company.

Executive Compensation
During the year ended December 31, 2007, the Company incurred a liability for compensation to its Chief Executive Officer in the amount of $14,159 (2005 - $30,862). The outstanding balance is reflected in due to related parties.

Note Payable
On June 20, 2006, the Company entered into an agreement with AHC, under which AHC would lend the Company $500,000. AHC is a private company beneficially owned and controlled by a director of the Company. The loan is structured as a promissory note that bears interest at the rate of 8% per annum, is due on demand, and is guaranteed by two of the Company’s officers. The outstanding balance of $500,000 and the related accrued interest of $21,370 are reflected in due to related parties.

Consulting Agreement
The Company has entered into a month-to-month agreement with AHC, under which AHC provides consulting services to the Company at a rate of $21,667 per month. The outstanding balance of $130,000 is reflected in due to related parties.

Related Party Notes Payable
On January 28, 2003, the Company entered into an agreement with AHC, under which AHC would lend Wescorp up to $1,750,000. The loan was structured as a borrowing facility, was unsecured and all advances bore interest at the rate of 15% per annum. All advances, regardless of the date advanced, were originally due on December 31, 2005. As of December 31, 2004, the Company had borrowed approximately $1,979,593 including accrued and unpaid interest.

On March 15, 2005, AHC agreed to convert this debt plus accrued and unpaid interest to units of the Company at a price of $0.87 per unit. Each unit consists of one common stock share and one common stock share purchase warrant (the "Warrant(s)") each of which may be exercised at any time up to June 30, 2008 as follows:

a) if exercised on or before June 30, 2007, the holder of each Warrant shall be entitled to purchase one common share for $1.00; and

b) thereafter until to June 30, 2008, the holder of each Warrant shall be entitled to purchase one common share for $2.00.

The original note was denominated in Canadian dollars. Upon signing the above agreement the parties agreed to a value of the note in the amount of $1,924,681 as at March 15, 2005. Based on this valuation, the Company agreed to issue 2,212,277 units in full settlement of the debt and accrued interest. As of December 31, 2006, these units had not yet been issued.

Further, on January 28, 2003, the Company granted warrants to AHC to purchase 1,000,000 shares of common stock at an exercise price of $0.15 per share in connection with the above stated loan. These warrants were exercised on March 6, 2006.

NOTE 17 – INCOME TAXES

At December 31, 2006, the Company had net deferred tax assets, calculated at an expected combined rate of 40%, of approximately $6,454,000 principally arising from net operating loss (“NOL”) carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established. The significant components of the net deferred tax assets were as follows at December 31:

	2006	2005
Available NOL carryforwards	$16,000,000	$12,600,000
Deferred tax asset	$6,454,000	$5,229,000
Deferred tax asset valuation allowance	$(6,454,000)	$(5,229,000)

At December 31, 2006, the Company has NOL carryforwards of approximately $17,400,000, which expire in the years 2009 through 2026. The Company allocated approximately $1,400,000 of NOL carryforwards to offset potential taxes related to the unrealized holding gain in available-for-sale securities. The increase in the allowance account from December 31, 2005 to December 31, 2006 was $1,225,000.

NOTE 18 – SUBSEQUENT EVENTS

In January 2007, the Company received $50,000 total proceeds from the exercise of 200,000 warrants with an exercise price of $0.25. These warrants were to have expired in December 2006 but were extended to January 2007 to allow the investor the opportunity to fund the exercise of the warrants. The incremental value attributed to the extension of these warrants was nominal.

On March 23, 2007, the Company exchanged its 170,000 shares of Synenco for 470,143 shares of Oilsands Quest Inc. (“Oilsands”), a company publicly traded on the American Stock Exchange. At March 23, 2007, the closing share price of Oilsands was $4.00 representing a fair value of $1,880,572. On the same date, the closing share price of Synenco was approximately $10.13 (CDN$11.72) representing a fair value of $1,722,370.

WESCORP ENERGY INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$820,190	$499,233
Restricted cash	-	171,000
Accounts receivable, net of allowance for doubtful
accounts of $17,235 and $20,408, respectively	280,561	695,445
Inventories (Note 4)	1,120,870	1,053,258
Short-term investment (Note 5)	1,322,367	-
Prepaid expenses	353,548	503,264
TOTAL CURRENT ASSETS	3,897,536	2,922,200

PROPERTY AND EQUIPMENT, net (Note 6)	102,862	138,196

OTHER ASSETS
Investments (Note 7)	1,729,678	2,655,925
Technology, net (Note 8)	2,436,293	2,694,616
Other receivables	107,227	72,023
TOTAL OTHER ASSETS	4,273,198	5,422,564

TOTAL ASSETS	$8,273,596	$8,482,960

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,044,003	$1,697,212
Current portion of notes payable (Note 9)	371,471	47,936
Agreement payable (Note 10)	800,000	800,000
Due to related parties (Note 16)	822,415	665,529
Related party note payable (Note 16)	1,924,681	1,924,681
Convertible debentures (Note 11)	90,000	90,000
TOTAL CURRENT LIABILITIES	6,052,570	5,225,358

NOTES PAYABLE, net of current portion (Note 9)	63,390	76,129

CONVERTIBLE DEBENTURES (Note 11)	2,250,000	-

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 50,000,000 shares authorized, $0.0001
par value; no shares issued (Note 12)
Common stock, 250,000,000 shares authorized, $0.0001
par value; 55,012,370 and 52,195,130 shares
issued and outstanding, respectively (Note 12)	5,499	5,218
Additional paid-in capital	22,704,963	21,332,583
Deferred compensation	(108,164)	-
Subscription receivable	(22,500)	(97,500)
Funds received for exercise of warrants	316,241	382,354
Accumulated other comprehensive income	380,498	1,259,213
Accumulated deficit	(23,368,901)	(19,700,395)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(92,364)	3,181,473

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$8,273,596	$8,482,960

The accompanying notes are an integral part of these consolidated financial statements.

WESCORP ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

REVENUES	$493,622	$981,447	$1,311,604	$2,060,790

COST OF SALES	300,873	504,089	728,528	1,070,956

GROSS PROFIT	192,749	477,358	583,076	989,834

EXPENSES
Wages and benefits	435,942	351,520	866,320	678,130
Wages stock-based (Note 14)	37,200	20,556	137,600	42,856
Consulting	318,206	96,351	557,895	196,982
Research and development	98,394	147,132	266,679	320,981
Amortization of technology	129,161	129,161	258,323	258,323
Office	120,787	100,852	214,395	180,517
Advertising and investor relations	132,335	85,727	187,886	129,805
Travel	95,634	73,670	176,405	116,199
Legal and accounting	75,639	81,437	175,352	135,601
Insurance	31,120	36,580	65,305	75,000
Depreciation and amortization	23,666	25,955	46,320	51,998
Interest, finance and bank charges	32,599	51,792	44,832	54,119
Directors fees	22,244	17,605	39,732	17,605
Interest on debentures	29,687	56,979	36,591	111,705
TOTAL OPERATING	1,582,614	1,275,317	3,073,635	2,369,821
EXPENSES

LOSS FROM OPERATIONS	(1,389,865)	(797,959)	(2,490,559)	(1,379,987)

OTHER EXPENSE
Penalty for late delivery of shares (Note	(121,808)	(120,000)	(739,480)	(120,000)
10)
Penalty for late filing of registration	(424,839)	-	(424,839)	-
statement
Foreign currency translation gain (loss)	(17,194)	2,751	(21,275)	1,772
Interest and other income	5,791	-	7,647	-
Gain on disposition of assets	-	1,361	-	1,361
TOTAL OTHER EXPENSE	(558,050)	(115,888)	(1,177,947)	(116,867)

NET LOSS	$(1,947,915)	$(913,847)	$(3,668,506)	$(1,496,854)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)	$(0.02)	$(0.07)	$(0.04)

WEIGHTED AVERAGE NUMBER COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	54,048,270	41,128,176	52,788,687	40,675,097

The accompanying notes are an integral part of these consolidated financial statements.

WESCORP ENERGY INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

						Funds		Accumulated	Total
	Common Stock					Received		Other	Stockholders'
	Number		Additional	Deferred	Subscription	for Exercise	Accumulated	Comprehensive	Equity	Comprehensive
	of Shares	Amount	Paid-in Capital	Compensation	Receivable	of Warrants	Deficit	Income (Loss)	(Deficit)	Loss

Balance, December 31, 2006	52,195,230	$5,218	$21,332,583	$-	$(97,500)	$382,354	$(19,700,395)	$1,259,213	$3,181,473	$(4,709,221)
Warrants exercised at $0.25
per share	200,000	20	49,980	-	-	-	-	-	50,000
Warrants exercised at $0.35
per share	570,000	57	199,443	-	-	(199,500)	-	-	-
Proceeds received from
common stock issued for
private placement at
$0.50 per unit	-	-	-	-	85,000	-	-	-	85,000
Common stock issued to settle
accounts payable at $0.44
per share	321,059	32	141,234	-	-	-	-	-	141,266
Common stock issued to settle
accounts payable at $0.50
per share	532,624	53	266,259	-	-	-	-	-	266,312
Common stock issued for
private placement at $0.50
per unit	20,000	2	9,998	-	(10,000)	-	-	-	-
Common stock issued for
director's fees at $0.48
per share	250,000	25	119,975	(120,000)	-	-	-	-	-
Amortization of deferred
compensation	-	-	-	11,836	-	-	-	-	11,836
Common stock issued
pursuant to terms of cashless
warrant at $0.49 per share	73,780	7	36,145	-	-	-	-	-	36,152
Common shares issued to				-
delay in share registration	849,677	85	424,754	-	-	-	-	-	424,839
Private placement issuance
costs	-	-	(13,008)	-	-	-	-	-	(13,008)
Foreign currency translation
gain	-	-	-	-	-	-	-	47,532	47,532	47,532
Unrealized holding loss on
available-for-sale securities	-	-	-	-	-	-	-	(926,247)	(926,247)	(926,247)
Stock-based compensation	-	-	137,600	-	-	-	-	-	137,600
Proceeds received from exercise
of warrants prior to
issuance	-	-	-	-	-	133,387	-	-	133,387
Net loss	-	-	-	-	-	-	(3,668,506)	-	(3,668,506)	(3,668,506)
Balance, June 30, 2007
(Unaudited)	55,012,370	$5,499	$22,704,963	$(108,164)	$(22,500)	$316,241	$(23,368,901)	$380,498	$(92,364)	$(4,547,221)

The accompanying notes are and integral part of these consolidated financial statements.

WESCORP ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,668,506)	$(1,496,854)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	46,320	51,998
Amortization of technology	258,323	258,323
Wages stock-based	137,600	42,856
Fair value of common stock issued to pay penalty for late filing of
registration statement	424,839	-
Gain on disposition of assets	-	(1,361)
Fair value of common stock and warrants issued for services	47,988	46,000
Changes in operating assets and liabilities:
Restricted cash	171,000	-
Accounts receivable	414,884	(430,392)
Inventories	(67,612)	(76,589)
Prepaid expenses	149,716	(107,501)
Deposits	-	(12,976)
Accounts payable and accrued liabilities	754,369	291,610
Net cash used in operating activities	(1,331,079)	(1,434,886)
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in short-term investment	(1,322,367)	-
Purchase of property and equipment	(10,986)	(12,628)
Cash invested in other receivables	(28,297)	-
Proceeds from disposition of assets	-	2,687
Increase in investments	-	(150,000)
Net cash used in investing activities	(1,361,650)	(159,941)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on notes payable	(8,940)	(11,200)
Proceeds from notes payable	319,736	-
Proceeds from convertible debentures	2,250,000	-
Increase in amounts due to related parties	156,886	507,263
Repayments on convertible debentures	-	(77,000)
Proceeds received from exercise of warrants prior to issuing shares	133,387	311,589
Proceeds from subscriptions receivable	85,000	29,772
Proceeds from issuance of common stock	50,000	479,954
Private placement issuance costs	(13,008)	-
Net cash provided by financing activities	2,973,061	1,240,378
Effect of exchange rates	40,625	74,918
Net increase (decrease) in cash	320,957	(279,531)
Cash, beginning of period	499,233	580,430
Cash, end of period	$820,190	$300,899
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for:
Interest	$36,581	$57,053
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Shares issued to settle accounts payable	$407,578	$-

The accompanying notes are an integral part of these consolidated financial statements.

WESCORP ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
June 30, 2007

NOTE 1 – BASIS OF PRESENTATION

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. The accompanying unaudited financial statements and related notes should be read in conjunction with the audited financial statements and the Form 10-KSB of the Company for the year ended December 31, 2006. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations.

Operating results for the six month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Going Concern

These consolidated financial statements have been prepared under the assumption that the Company will continue on a going concern basis and that it will be able to realize assets and discharge liabilities in the normal course of business. As shown in the accompanying financial statements, the Company had a working capital deficit of $2,046,870 at June 30, 2007 and has incurred an accumulated deficit of approximately $23,368,901 through June 30, 2007. The Company has changed its focus to acquire, develop, and commercialize technologies that are designed to improve the management, environmental and economic performance of field operations in the oil and gas industries which will, if successful, mitigate these factors which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern.

The Company’s continuance as a going concern is dependent upon its ability to raise financing and generate revenue in the future. Management believes the Company will attain these goals by seeking additional capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth, and fully implement its business plan.

Through the next fiscal year, management estimates that significant additional funding is necessary to continue operations, expand Canadian markets and develop markets in the United States for the Flowstar technology, develop a pilot plant for the Ellycrack technology, and to acquire any new businesses. The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for international expansion through affiliations and other business relationships.

NOTE 2 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Wescorp Energy Inc. (“Wescorp” or the “Company”) was incorporated in Delaware on August 11, 1998. The Company acquires, develops, and commercializes technologies that are designed to improve the management, environmental and economic performance of field operations for energy producers. The Company’s business model is to acquire, fund and develop new systems and technologies in this field through investments in companies or products for which early stage product development has been completed, and to provide consulting services with respect to these systems and technologies.

During the year ended December 31, 2004, the Company completed the purchase of two companies, Flowstar Technologies Inc. and Flowray Inc. (collectively called “Flowstar”) involved in the development of products for the petroleum industry. The original purchase agreement of the two companies was amended in 2004 to increase the interest to be acquired by Wescorp from 51% to 100%. The target companies were in the start-up phase of operations in 2003. In 2004, Flowstar completed the development and testing of its products and reported sales. In August 2004, the Company acquired 100% of the outstanding shares of Vasjar Trading Ltd. (“Vasjar”) in order to obtain the rights to the Digital Chart Recording (“DCR”) technology.

The DCR system consists of a turbine based flow measurement signal generating device, temperature and pressure probes and a flow computer, which performs all of the corrected flow calculations. The primary source of revenue for the Company is from the sale of DCR systems, related accessories and service of the systems.

The Company’s year end is December 31. The Company is headquartered in Calgary, Alberta, Canada.

NOTE 3 – RECLASSIFICATIONS

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

NOTE 4 – INVENTORIES

The components of inventory were as follows at:

	June 30,	December 31,
	2007	2006
	(Unaudited)
Finished goods	$1,097,539	$1,025,847
Raw materials	23,331	27,410
	$1,120,870	$1,053,258

NOTE 5 – SHORT-TERM INVESTMENT

During the period the Company invested approximately $1,316,577 (CAD 1,400,000) in a debenture certificate. This investment bears simple interest at a rate of 7% per annum and matures on December 31, 2007. The balance of $1,322,367 at June 30, 2007 includes accrued interest.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at:

	June 30,	December 31,
	2007	2006
	(Unaudited)
Automotive equipment	$166,275	$166,275
Computer hardware	40,599	37,135
Computer software	14,489	13,852
Furniture and fixtures	26,273	23,584
Leasehold improvements	38,143	38,143
Office equipment	43,702	43,318
Tools and equipment	26,299	22,489
	355,780	344,796
Less: accumulated depreciation	252,918	206,600
	$102,862	$138,196

Depreciation and amortization expense for the six months ended June 30, 2007 and 2006 was $46,320 and $51,998, respectively.

NOTE 7 – INVESTMENTS

Investments consisted of the following at:

	June 30,	December 31,
	2007	2006
	(Unaudited)
Oilsands Quest Inc.	$1,161,253	$-
Ellycrack AS	538,186	538,186
Eureka Oil AS	15,840	15,840
Tarblaster AS	14,399	14,399
Synenco Energy Inc.	-	2,087,500
	$1,729,678	$2,655,925

Synenco Energy Inc.
On June 9, 2003, the Company signed an option agreement allowing the Company to purchase up to 1,000,000 common stock shares of Synenco Energy Inc. (“Synenco”), a company involved in the potential development of an oil sands lease in the Athabasca Oil Sands area of northern Alberta, Canada. Under the terms of the option, the Company could acquire the maximum number of Synenco shares upon payment of $3,700,000 as follows: $2,815,000 in cash and $885,000 ($0.30 per share) in Company stock. To date, the Company has purchased 170,000 Synenco shares and paid $530,462, which was recorded as an investment using the cost basis. On April 23, 2004, the Company set aside 600,000 shares of common stock for delivery to the vendor as partial consideration of the proposed acquisition. On May 6, 2004, Wescorp delivered these shares to the vendor's legal counsel with an undertaking not to release the Wescorp shares until 170,000 Synenco shares have been transferred to Wescorp. The number of Synenco shares to be transferred to Wescorp corresponds to the amount of cash paid and shares issued by Wescorp in proportion to the total purchase price for the 1,000,000 Synenco shares. The balance of the option expired without being exercised on March 31, 2004. In November 2005, Synenco became a publicly traded company on the TSX Exchange and the value of the shares increased substantially. As such, the Company reclassified this investment to available-for-sale securities and recorded the investment at its fair value. During the quarter ended March 31, 2007 these shares were exchanged for shares of Oilsands Quest Inc. as described below.

Oilsands Quest Inc.
On March 23, 2007, the Company exchanged its 170,000 shares of Synenco for 470,143 common shares of Oilsands Quest Inc. (“Oilsands”), a company publicly traded on the American Stock Exchange under the symbol “BQI”. During the six months ended June 30, 2007, the Company recognized an unrealized holding loss of $926,247 in comprehensive income associated with the decline in the market value of the investment, inclusive of the Synenco investment prior to this transaction. No income tax effect has been reflected in accumulated other comprehensive income as the Company has available net operating loss carryforwards in excess of the net unrealized holding gain.

Agreement with Ellycrack AS
Wescorp has purchased an aggregate 752,000 shares of common stock of Ellycrack AS (“Ellycrack”), a privately held company in Norway, in exchange for 300,000 shares of its common stock and $269,000. Wescorp’s investment represents approximately 13% of the issued and outstanding common shares of Ellycrack.

Investment in Eureka Oil AS
In 2006, Wescorp paid $15,840 for 66,667 common shares of Eureka Oil AS (“Eureka”), a privately held company in Norway, at 1.50 Kroners per share (approximately $0.24 per share). Wescorp’s investment represents 0.03% of the issued and outstanding common shares of Eureka.

Investment in Tarblaster AS
In 2006, Wescorp paid $14,399 for 900,000 common shares of Tarblaster AS (“Tarblaster”), a privately held company in Norway, at 0.10 Kroners per share (approximately $0.02 per share). Wescorp’s investment represents 13.85% of the issued and outstanding common shares of Tarblaster.

NOTE 8 – TECHNOLOGY

The Company acquired DCR technology rights through its acquisitions of Flowstar and Vasjar which are included in intangible assets. These items represent the acquisition cost of the assets purchased from Flowstar and Vasjar in 2004. The Company’s intangible assets are summarized as follows:

	June 30,	December 31,
	2007	2006
	(Unaudited)
DCR technology acquired from Vasjar	$3,503,824	$3,503,824
DCR technology acquired from Flowstar	414,073	414,073
	3,917,897	3,917,897
Less: accumulated amortization	1,481,604	1,223,281
	$2,436,293	$2,694,616

The technology acquired from Flowstar relates to the right to use the DCR technology in markets in Canada and the technology acquired from Vasjar relates to markets outside of Canada. Amortization of the technology is recorded on a straight-line basis over its useful life of approximately eight years which is estimated to expire in March 2012. The Company periodically reviews its DCR technology rights to assess recoverability based on projected undiscounted cash flows from operations. Impairments are recognized in operating results when a permanent diminution in value occurs. To date, no indication of impairment of the Company’s DCR technology has been identified.

NOTE 9 – NOTES PAYABLE

The following comprises the Company’s notes payable at:

	June 30,	December 31,
	2007	2006
	(Unaudited)
Note payable – Interest at 0.0%, and secured by automotive assets of Flowstar, payable $569 per
month, principal only, due July 2008	$8,108	$10,813
Note payable – Interest at 7.75%, compounded monthly and secured by automotive assets of
Flowstar, payable $677 per month, principal and interest, due September 2009	18,327	20,064
Note payable – Interest at 9.45%, compounded monthly and secured by automotive assets of
Flowstar, payable $387 per month, principal and interest, due July 2010	13,554	14,059
Note payable – Interest at 0.90%, compounded monthly and secured by automotive assets of
Flowstar, payable $627 per month, principal and interest, due September 2010	26,431	27,767
Note payable – Interest at 0.0%, and secured by automotive assets of Flowstar, payable $825 per
month, principal only, due November 2009	26,230	28,887
Notes payable – Interest at 0.0%, unsecured	22,475	22,475
Notes payable – Interest at 12.0%, secured by accounts receivable and inventories of Flowstar,
payable $3,197 interest only per month, due November 2007	319,736	-
Total notes payable	434,861	124,065
Amounts due within one year	371,471	47,936
	$63,390	$76,129

Annual future aggregate principal payments on notes payable are as follows:

Periods ending June 30,
2007	$371,471
2008	32,351
2009	19,704
2010	2,478
2011	8,857
$434,861

NOTE 10 –AGREEMENT PAYABLE

In connection with the acquisition of Flowstar, the Company concluded the acquisition of 100% of the outstanding shares of Vasjar, a British Virgin Islands company on August 19, 2004. Vasjar in turn owns five Barbadian subsidiaries including 100% of the outstanding shares of Quadra Products International Inc. (“Quadra”) and Flowstar International, Inc. (“Flowstar International”). Vasjar’s wholly-owned subsidiary Quadra owns the rights to the technology related to the DCR 900 system. Pursuant to an agreement dated effective as of August 30, 2003, Flowray Inc. had transferred to Quadra all of its intellectual property rights, including rights to DCR technology, in consideration of a promissory note in the principal amount of $436,270 (CDN$604,500) without interest. On December 31, 2004 Flowray and Flowstar were amalgamated and as a result the promissory note is now an asset of Flowstar. This promissory note is eliminated upon consolidation.

The purchase called for the initial payment of 2,400,000 common shares of Wescorp, with an additional minimum 2,080,000 common shares issued over three years (480,000 on or before April 1, 2005, 800,000 on or before April 1, 2006, and 800,000 on or before April 1, 2007).

In consideration of the purchase of all the outstanding shares of Vasjar from its two shareholder entities that each owned 50% of Vasjar’s outstanding shares, Wescorp issued shares (and will issue additional shares), all of which are required to be registered for resale upon delivery, to each of the two former shareholders of Vasjar in equal amounts as follows:

  Tranche 1: an aggregate of 2,400,000 shares of common stock of the Company (1,200,000 shares to each of the shareholders) issued on April 28, 2004; and

  Tranche 2: up to an aggregate of 2,080,000 additional shares of common stock of the Company (1,040,000 additional shares to each of the two former shareholders to be issued in stages as follows:

Stage One. On or before April 1, 2005, the Company was required to issue 480,000 additional shares based on sales achieved in the 2004 calendar year. (240,000 shares to each shareholder).

Stage Two. On or before April 1, 2006, the Company was required to issue between 800,000 additional shares based on sales achieved in the 2005 calendar year (400,000 shares to each shareholder).

Stage Three. On or before April 1, 2007, Wescorp was required to issue 800,000 additional shares based on sales achieved in the 2006 calendar year.

The shares required to satisfy the requirements under Tranche 2, Stage One were issued in 2006.

On April 1, 2006, the Company was not able to deliver free-trading shares called for under Tranche 2, Stage Two, and thus the Company was required to pay the former Vasjar shareholders an additional 80,000 Wescorp common shares for each month that the shares were not delivered. In February 2007, Mr. Jack Huber acquired the interests of the former Vasjar shareholders in connection with the share delivery requirements of Tranche 2, Stage Two. As a result, the Company now owes the shares under Tranche 2, Stage Two to Mr. Huber. As of March 31, 2007, in addition to the 960,000 penalty shares incurred under the provisions of Tranche 2, Stage Two, Wescorp agreed to pay an additional 1,163,800 penalty shares to Mr. Huber. No further penalty shares will be incurred for Tranche 2, Stage Two. As of the date of these financial statements, the Company had not yet delivered the shares owed to Mr. Huber pursuant to Tranche 2, Stage Two. The aggregate penalty shares under this stage resulted in a charge to operations of $617,672 during the three months ended March 31, 2007 and the liability related to the additional shares is reflected in accounts payable.

On April 1, 2007, the Company was not able to deliver free-trading shares called for under Tranche 2, Stage Three, and thus the Company is required to pay the former Vasjar shareholders an additional 80,000 Wescorp common shares, compounded monthly, for each month that the shares are not delivered and will incur a charge to operations for the fair value of these common shares. Through August 2007, the Company has recorded a charge to operations of $224,600 to issue an additional 488,408 common shares as the free-trading shares associated with Stage Three have not been issued.

If any of the Wescorp shares to be issued to the former Vasjar shareholders have not been delivered for a period of 182 days after the applicable due date, the former Vasjar shareholders may at their option terminate the share purchase agreements. The former Vasjar shareholders did not exercise these rights, and they received all of the penalty shares that accrued until this obligation had been met under both Stage One and Stage Two. Wescorp has also received a written waiver from Mr. Huber waiving and canceling any termination rights that Mr. Huber may have as a result of his acquisition of certain rights under the Vasjar purchase agreements. In addition, the Company pledged to the former Vasjar shareholders all the Vasjar shares as security to guarantee Wescorp’s performance under the share purchase agreements.

The balance of the fair value of the 1.6 million shares relating to Tranche 2, Stages Two and Three is $800,000 and has been included in current liabilities.

NOTE 11 – CONVERTIBLE DEBENTURES

Short-term
During the year ended December 31, 2005, the Company issued debentures in the amount of $1,552,319 that bear interest at the rate of 14% per annum payable quarterly that originally matured on December 31, 2005. During the year ended December 31, 2006, holders of debentures totaling $1,180,250 agreed to have their investment redirected to units of the private placement that was completed in December 2006 (see Note 8). In addition, the holders of $90,000 in debentures have agreed to extend the terms of the debenture agreement through June 30, 2007. The remaining balance for debentures totaling $282,069 was repaid in the year ended December 31, 2006. The remaining debentures are secured by way of a security interest over the inventories and accounts receivable of Flowstar.

The debentures may, at the option of the holder, be converted into units of the Company at a price of $0.90 per unit at any time prior to the maturity date. Each unit shall be comprised of one common share of the Company and one common share purchase warrant each of which may be exercised at any time up to December 31, 2007 as follows:

a)	if exercised on or before June 30, 2007, the holder of a warrant shall be entitled to purchase one common share for each warrant held for $1.00 per common share; and

b)	thereafter until the maturity date the holder of each warrant shall be entitled to purchase one (1) common share for each warrant held for $2.00 per share common share.

The Company shall be entitled to prepay the debenture in whole or in part, at any time prior to the maturity date subject to the following:

a) the Company provides the holder with at least one month’s prior written notice of the Company’s intention to repay the debenture; and b) at the date the notice is issued the weighted average trading price of the Company's common shares as traded on the NASD OTC Bulletin Board for the ten previous trading days was at least $1.35 per share.

The convertible debentures contained a beneficial conversion feature computed at their intrinsic value, which was the difference between the conversion price and the fair value on the debenture issuance date of the units into which the debt was convertible, multiplied by the number of shares into which the debt was convertible at the commitment date. Since the beneficial conversion feature was to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $207,000, was recorded as an interest expense and a component of equity on the issuance date.

Long-term
During the period ended June 30, 2007, the Company issued a debenture in the amount of $2,250,000 which bears interest at the rate of 10% per annum. Interest on the principal amount of the debenture is payable biannually and commences December 31, 2007. The debenture is unsecured and matures on June 9, 2009.

The debentures may, at the option of the holder, be converted into units of the Company at a price of $1.00 per unit at any time prior to the maturity date. Each unit shall be comprised of one common share of the Company and one half common share purchase warrant. Each warrant entitles the holder thereof to purchase one (1) common share for each warrant held for a price of $3.00 per share common share for a period of up to two years from the date the warrant was issued. Management has determined that the fair value of the conversion feature is insignificant and has not recorded an equity component of this debenture.

The number of common shares and warrants that may be issued pursuant to the conversion of this debenture are subject to adjustments in the event that the Company:

a)	subdivides its outstanding common shares;

b)	combines its outstanding common shares into a smaller number of common shares; or

c)

issues by reclassification of its common shares, other securities of the Company (including any such reclassification in connection with a consolidation, merger, amalgamation or other combination in which the Company is the surviving corporation).

The Company shall be entitled to prepay the debenture in whole or in part, at any time prior to the maturity date by providing at least 30 days written notice to the debenture holder.

NOTE 12 – COMMON STOCK AND WARRANTS

The Company is authorized to issue 250,000,000 shares of $0.0001 par value common stock and 50,000,000 shares of $0.0001 par value preferred stock. All common shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. The preferred shares may be issued in series, with the powers, rights and limitations of the preferred shares to be determined by the Company’s board of directors. As of June 30, 2007, no preferred shares had been issued.

2007 Stock Transactions
In January 2007, the Company issued 200,000 shares of common stock for total proceeds of $50,000. These shares were issued on the exercise of warrants at an exercise price of $0.25 per share.

In June 2007, the Company issued 570,000 shares of common stock for total proceeds of $199,500. The proceeds for this transaction were received during the year ended December 31, 2006. These shares were issued on the exercise of warrants at an exercise price of $0.35 per share.

In June 2007, the Company issued 73,780 shares of common stock valued at $36,152 pursuant to the terms of a cashless warrant. The warrant was originally issued in December 2003 in relation to the provision of services by a consultant.

In June 2007, the Company issued 849,577 units valued at a price of $0.50 per unit. These units were issued pursuant to the same terms as a private placement of 7,944,150 units that was completed December 2006 which entitled each investor to an additional 10% of the original units subscribed for if the Company did not file a registration statement within 90 days of the closing of the private placement Each unit consists of one share of common stock and one common stock warrant. One warrant entitles the holder to purchase one additional common share at a price of $0.75 per share at any time until the close of business on December 15, 2008. After six months from the date of issue, the warrants shall be deemed exercised, in accordance with their terms, if at any time prior to their expiry the weighted average trading price of the Company's common shares as traded on the NASD OTC Bulletin Board for the previous ten (10) trading days is at least $1.50 per share. In the event that the aggregate exercise price for the warrants is not tendered to the Company within 30 days of their deemed exercise, at the option of the Company, such warrants will be deemed cancelled. The Company has recorded a charge of $424,839 to operations to account for this transaction.

In June 2007, the Company issued 20,000 units at a price of $0.50 per unit for total proceeds of $10,000 relating to a private placement of 7,944,150 units that was completed December 2006. These units were fully paid for at the time the private placement had been closed but the Company inadvertently failed to issue the units at that time.

Additional equity transactions during the six months ended June 30, 2007 included the issuance of 853,683 shares of common stock to settle certain accounts payable totaling $407,578 and the issuance of 250,000 shares of common stock valued at $120,000 to compensate two directors of the Company in the form of directors’ fees for periods ranging from one to four years.

Common Stock Warrants

In May 2006, the Company issued 100,000 common stock warrants with an exercise price of $0.74 per share and an expiration date of May 2009 in exchange for investor relations services. The fair market value of the warrants was recorded at $46,000 and was included in advertising and investor relations expense.

In November 2006, the Company issued 275,000 common stock warrants with an exercise price of $0.50 per share and an expiration date of November 2009 in exchange for investor relations services. The estimated fair value of the warrants was recorded at $72,400 and was included in advertising and investor relations expense.

In December 2003, the Company issued 1,400,000 common stock warrants with an exercise price of $0.25 per share and an expiration date of December 2006, to three consultants for providing services. During the current year, the Company received notice from a warrant holder of their intention to exercise 200,000 warrants. The funds relating to the exercise of these warrants were not received until January 2007 and accordingly the expiry date for these warrants was extended to that date. In addition, the holders of 300,000 warrants gave the Company notice of their intention to exercise their warrants however no funds have been received relating to the exercise of these warrants. The expiry date relating to these 300,000 warrants was extended to April 2007 at which time the warrants were not exercised. These warrants contain provisions which provide for an automatic cashless exercise feature that requires the Company to issue 73,780 shares common stock to the holder of these warrants. As at the date of these financial statements no shares have been issued pursuant to the terms of these warrants. The incremental value attributed to the extension of these warrants was nominal. The remaining warrants expired December 1, 2006.

In December 2006, the Company completed a private placement of 7,944,150 units at a price of $0.50 per unit for total proceeds of $3,972,075. Each unit consists of one share of common stock and one common stock warrant. One warrant entitles the holder to purchase one additional common share at a price of $0.75 per share at any time until the close of business on December 15, 2008. After six months from the date of issue, the warrants shall be deemed exercised, in accordance with their terms, if at any time prior to their expiry the weighted average trading price of the Company's common shares as traded on the NASD OTC Bulletin Board for the previous ten (10) trading days is at least $1.50 per share. In the event that the aggregate exercise price for the warrants is not tendered to the Company within 30 days of their deemed exercise, at the option of the Company, such warrants will be deemed cancelled.

As of June 30, 2007, the Company had the following common stock purchase warrants outstanding:

Number of shares	Exercise	Expiration
under warrants	price	date
	$ 0.15	June 2008
1,000,000
	$ 0.74	May 2009
100,000
	$ 0.75	December 2008
7,964,150
	$ 0.75	December 2008
532,624
	$ 0.75	December 2008
849,677
	$ 0.50	November 2009
275,000

10,721,451

NOTE 13 – STOCK OPTIONS

During the six months ended June 30, 2007, issued a combined total of 494,564 options to purchase common shares to officers. Changes in the number of options outstanding are summarized as follows:

	June 30, 2007		December 31, 2006
	(Unaudited)
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Outstanding, beginning of period	2,853,272	$0.55	2,326,881	$0.56
Granted	494,564	0.47	526,391	0.51
Outstanding, end of period	3,347,836	$0.54	2,853,272	$0.55

The weighted average remaining contractual life of the options is 27 months.

NOTE 14 – WAGES STOCK-BASED

The fair value of the stock options granted in the six months ended June 30, 2007 was calculated using the Black-Scholes option pricing model incorporating the following weighted average assumptions:

Risk free interest rate	4.0%

Expected dividend yield	Nil

Expected stock price volatility	111%

Expected average option life	2 to 4 years

Weighted average grant date fair value per option	$ 0.27

NOTE 15 – MEASUREMENT UNCERTAINTY

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Stock options and the warrants attached to the units issued by the Company are non-transferable. Option pricing models require the input of subjective assumptions including expected share price volatility. The fair value estimate can vary materially as a result of changes in the assumptions.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Agreement with Legal Service Provider
In September 2003, the Company approved a transaction with a legal service provider in recognition of a previous credit accommodation. The transaction provided for a direct grant of 100,000 common shares and an additional 100,000 common stock warrants exercisable at $0.50 for five years with a cashless exercise feature. As part of the transaction, the party agreed to cap legal service costs at an agreed upon maximum rate from September 2003 to December 2004, amounting to a reduction of $100 per hour. As of June 30, 2007, the Company had issued 100,000 shares but no warrants to the legal service provider. The Company no longer has engaged this legal service provider.

Agreement with Ellycrack AS
In March 2004, Ellycrack granted the Company an option exercisable until June 1, 2005 to acquire exclusive rights to use Ellycrack’s high intensive catalytic cracking technology and intellectual property. This option also included the exclusive rights to manufacture, and sell products or systems derived from or utilizing Ellycrack’s technology in North America.

Later in 2004, the Company entered into a joint venture (“JV”) agreement with Ellycrack (superseding prior agreements) that gives Wescorp a 50% interest in the rights to use and benefit from Ellycrack’s high intensive catalytic cracking technology and intellectual property worldwide. In exchange, the Company must pay for the construction and design modifications of a full scale prototype in Canada to the point that such a prototype is commercially saleable. After this point, all future costs will be shared equally between the Company and Ellycrack.

Operating Leases
The Company leases office and manufacturing space in Edmonton, Alberta, Canada for approximately $8,210 per month and office space in Houston, Texas for $3,200 per month under month-to-month operating lease agreements. The Company also leases office space in Calgary, Alberta, Canada for approximately $5,720 per month which expires in June 2011.

In addition, the Company has entered into lease agreements with respect to vehicles which have minimum lease payments of approximately $3,120 per month until May 2010 and a photocopier which has minimum lease payments of approximately $550 per month until December 2008.

In October 2006, the Company entered into an agreement with a Canadian research and development organization to provide facilities and other resources necessary to test the Ellycrack pilot plant under long-term usage. These tests are necessary in order to determine the potential commercial feasibility of this process and what, if any, modifications will be required to the design of a commercially viable plant. Under the terms of this agreement, the Company is required to pay a minimum fee of approximately $17,400 (CAD $18,500) per month commencing August 2007 for the provision of technical and research assistance and related services as well as facility rental for a period of twenty-four months. Upon signing the agreement the Company paid a deposit in the amount of $169,272 (CAD $180,000).

Annual future aggregate minimum payments under operating leases and commitments are as follows:

Periods ending June 30,
2007	$199,680
2008	313,800
2009	208,370
2010	75,504
$797,354

NOTE 17 - RELATED PARTY TRANSACTIONS

Summary of related party transactions as follows for the six months ended:

	June 30,	June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Interest accrued on note payable to AHC	$19,335	$-
Consulting fees accrued to AHC	$130,000	$-
Stock-based compensation paid or accrued to a director of the Company	$45,200	$42,856

Executive Compensation
During the six months ended June 30, 2007, the Company incurred an expense for compensation to its Chief Executive Officer in the amount of $7,051 (June 30, 2006 - $7,263) which has not yet been paid . The outstanding balance of $21,210 (December 31, 2006 -14,159) is reflected in due to related parties.

Note Payable
On June 20, 2006, the Company entered into an agreement with AHC, under which AHC would lend the Company $500,000. AHC is a private company beneficially owned and controlled by a director of the Company. The loan is structured as a promissory note that is unsecured, bears interest at the rate of 8% per annum, is due on demand, and is guaranteed by two of the Company’s officers. At June 30, 2007, the outstanding principal balance of $500,000 and the related accrued interest of $41,205 (December 31, 2006 – $21,370) are reflected in due to related parties.

Consulting Agreement
The Company has entered into an agreement with AHC, under which AHC would provide consulting services to the Company at a rate of $21,667 per month. The outstanding balance of $260,000 (December 31, 2006 - $130,000) is reflected in due to related parties.

Related Party Notes Payable
On January 28, 2003, the Company entered into an agreement with AHC, under which AHC would lend Wescorp up to $1,750,000. The loan was structured as a borrowing facility, was unsecured and all advances bore interest at the rate of 15% per annum. All advances, regardless of the date advanced, were originally due on December 31, 2005. As of December 31, 2004, the Company had borrowed approximately $1,979,593 including accrued and unpaid interest.

On March 15, 2005, AHC agreed to convert this debt plus accrued and unpaid interest to units of the Company at a price of $0.87 per unit. Each unit consists of one common stock share and one common stock share purchase warrant (the "Warrant(s)") each of which may be exercised at any time up to June 30, 2008 as follows:

a)	if exercised on or before June 30, 2007, the holder of each Warrant shall be entitled to purchase one common share for $1.00; and

b)	thereafter until to June 30, 2008, the holder of each Warrant shall be entitled to purchase one common share for $2.00.

The original note was denominated in Canadian dollars. Upon signing the above agreement the parties agreed to a value of the note in the amount of $1,924,681 as at March 15, 2005. Based on this valuation, the Company agreed to issue 2,212,277 units in full settlement of the debt and accrued interest. As of June 30, 2007, these units had not yet been issued.

NOTE 18 – INCOME TAXES

At June 30, 2007, the Company had net deferred tax assets, calculated at an expected combined rate of 40%, of approximately $7,530,000 principally arising from net operating loss (“NOL”) carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established. The significant components of the deferred tax asset as follows:

	June 30, 2007	December
		31, 2006
	(Unaudited)
NOL carryforwards	$18,600,000	$16,000,000
Deferred tax asset	$7,530,000	$6,454,000
Deferred tax asset valuation allowance	$(7,530,000)	$(6,454,000)

At June 30, 2007, the Company had NOL carryforwards of approximately $19,230,000 which expire in the years 2014 through 2025. The Company recognized approximately $630,000 of NOL carryforwards to offset potential taxes related to the unrealized gain in available–for-sale securities. The increase in the allowance account from December 31, 2006 to June 30, 2007 was $1,076,000.

[BACK COVER OF PROSPECTUS]

25,275,319 Shares of Common Stock

WESCORP ENERGY INC.

___________

Preliminary Prospectus

___________

          Until [_______], 2007, all dealers that effect transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

November ___, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Delaware. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorney fees), judgments, fines (including excise taxes assessed a person with respect to an employee benefit plan) and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

Section 145 of the Delaware Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered by this prospectus. The Selling Stockholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the SEC registration fee.

Amount*
SEC registration fee	$
Accounting fees and expenses	$
Legal fees and expenses	$
Printing fees and expenses	$
Blue-sky fees and expenses	$
Transfer agent and registrar fees and expenses	$
Miscellaneous Fees	$
Fees to be paid by Selling Stockholders	$
Total Fees	$

* To be completed by amendment.

Item 26. Recent Sales of Unregistered Securities.

On January 22, 2007, upon the exercise of previously outstanding warrants at $0.25 per share, we issued 200,000 shares of common stock for total proceeds of $50,000. The warrants originally were issued as part of a private placement to accredited investors outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On February 23, 2007, in connection with an agreement with OKKO International Inc., we issued 321,059 shares of common stock to settle an outstanding liability. The shares were issued to a single non-U.S. resident, who is also an accredited investor, in reliance upon the exemption from registration under Regulation S of the Securities Act as a private transaction under Section 4(2) of the Securities Act.

On June 22, 2007, upon the exercise of previously outstanding warrants at $0.35 per share, we issued 570,000 shares of common stock for total proceeds of $199,500. The warrants originally were issued as part of a private placement to accredited investors outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On June 22, 2007, pursuant to the terms of a cashless warrant, we issued 73,780 shares of common stock. The warrants originally were issued as part of a private placement to accredited investors outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On June 22, 2007, we issued 250,000 shares of common stock for total proceeds of $120,000. These shares were issued for directors’ fees at a value of $0.48 per share. The shares were issued to the directors as accredited investors through private transactions under Section 4(2) and Regulation D of the Securities Act.

On June 22, 2007, we issued 20,000 units of unregistered common stock, for $0.50 per unit, for total proceeds of $10,000. These units were issued pursuant to a private offering closed on December 14, 2006, under Regulation D of the Securities Act pursuant to which we sold 7,944,150 units of unregistered common stock, for $0.50 per unit, for total proceeds of $3,972,075. Each unit consists of one share of common stock and one common stock warrant. One warrant entitles the holder to purchase one additional common share at a price of $0.75 per share at any time until the close of business on December 14, 2008. After six months from the date of issue, the warrants shall be deemed exercised, in accordance with their terms, if at any time prior to their expiry the weighted average trading price of our common shares as traded on the NASD OTC Bulletin Board for the previous ten (10) trading days is at least $1.50 per share. In the event that the aggregate exercise price for the warrants is not tendered to us within 30 days of their deemed exercise, at our option, such warrants will be deemed cancelled.

All of the foregoing units were issued either to non-U.S. residents or companies outside the United States in reliance upon the exemption from registration under Regulation S of the Securities Act, or to “accredited investors” as defined in Rule 501 of the Securities Act in reliance upon an exemption from registration under Regulation D of the Securities Act. These issuances qualified for exemption from registration because (i) the units were purchased by accredited or foreign investors only; (ii) we did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from us regarding the offering; and (iv) the purchasers received “restricted securities.”

We agreed to file a registration statement within 45 days after the final closing in order to register for resale both the shares and the shares issuable upon exercise of the warrants. We were unable to comply with the requirement to file the registration statement within the required time frame and has incurred a 10% penalty with respect to this registration. On June 22, 2007, we issued 849,677 units of unregistered common stock, for $0.50 per unit, for total proceeds of $424,839 pursuant to this requirement. All of the foregoing units were issued either to non-U.S. residents or companies outside the United States in reliance upon the exemption from registration under Regulation S of the Securities Act, or to “accredited investors” as defined in Rule 501 of the Securities Act in reliance upon an exemption from registration under Regulation D of the Securities Act. These issuances qualified for exemption from registration because (i) the units were purchased by accredited or foreign investors only; (ii) we did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from us regarding the offering; and (iv) the purchasers received “restricted securities.”

In conjunction with the private placement closed on December 14, 2006, we paid a 10% commission in the form of 796,274 units that have the same terms and conditions as the private placement. On June 22, 2007, we issued 532,624 units of unregistered common stock, for $0.50 per unit, for total proceeds of $266,312 in relation to this commission. All of the foregoing units were issued either to non-U.S. residents or companies outside the United States in reliance upon the exemption from registration under Regulation S of the Securities Act, or to “accredited investors” as defined in Rule 501 of the Securities Act in reliance upon an exemption from registration under Regulation D of the Securities Act. These issuances qualified for exemption from registration because (i) the units were purchased by accredited or foreign investors only; (ii) we did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from us regarding the offering; and (iv) the purchasers received “restricted securities.”

On September 10, 2007, we issued 2,500,000 units, for $0.50 per unit for total proceeds of $1,250,000. These units we issued pursuant to a private offering under Regulation 5 of the Securities Act. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at a price of $1.75 any time until the close of business of September 10, 2010. All of the foregoing units were issued to a non-U.S. resident outside the United States in reliance upon the exemption from registration under Regulation S of the Securities Act. This issuance qualified for exemption from registration because (i) the units were purchased by an accredited foreign investor only; (ii) we did not engage in any general solicitation or advertising to market the securities; (iii) the purchaser was provided the opportunity to ask questions and receive answers from us regarding the offering; and (iv) the purchasers received “restricted securities.”

No commissions or fees were paid in connection with any of the foregoing sales of securities.

Item 27. Exhibits.

The following is a complete list of exhibits filed as part of this registration statement, which exhibits are incorporated into this prospectus.

Exhibit
Number	Description

2.1*	Memorandum of Agreement dated as of March 27, 2003by and among the Company, Flowray and Flowstar (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.2*	Share Purchase Agreement dated as of January 14, 2004 between the Company and the Trustee of the Epithia Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.3*	Share Purchase Agreement dated as of January 14, 2004 between the Company and the Trustee of the Abuelo Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.4*	Amending Agreement dated as of June 16, 2004 between the Company and the Trustee of the Epithia Trust (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.5*	Amending Agreement dated as of June 16, 2004 between the Company and the Trustee of the Abuelo Trust (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.6*	Hypothecation Agreement dated as of July 6, 2004 by and among the Company, the Trustee of the Epithia Trust and Yearwood & Boyce (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.7*	Hypothecation Agreement dated as of July 6, 2004 by and among the Company, the Trustee of the Abuelo Trust and Yearwood & Boyce (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.8*	Memorandum Amending Agreement dated January 14, 2004, by and among the Company, Flowray and Flowstar (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.9*

Share Purchase and Subscription Agreement dated as of June 9, 2003 by and among the Company, 1049265 Alberta Ltd., Flowray, Flowstar, New Millennium Acquisitions Ltd. (New Millennium) and Gregory Burghardt (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.10*

Share Purchase and Subscription Amending Agreement dated as of January 14, 2004 by and among the Company, 1049265 Alberta Ltd., Flowray, Flowstar, New Millennium and Gregory Burghardt (incorporated by reference to Form 8- K/A filed on May 12, 2004)

2.11*	Share Purchase Agreement dated as of January 14, 2004 between the Company and Epithia Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.12*	Share Purchase Agreement dated as of January 14, 2004 between the Company and Abuelo Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.13*

Share Purchase Option Agreement dated as of February 10, 2004 between the Company and Olav Ellingsen regarding an option to purchase outstanding shares of Ellycrack AS (incorporated by reference to Form 8-K filed on April 8, 2004)

2.14*	Agreement and Plan of Merger between the Company and Strategic Decision Sciences, USA, Inc. dated as of September 5, 2007 (incorporated by reference to Form 8-K filed on September 11, 2007)

3.1*	Restated Articles of Incorporation of Wescorp Energy Inc. filed February 17, 2004 (incorporated by reference to Definitive Proxy Statement filed on December 9, 2003)

3.2*	Amended and Restated Bylaws of Wescorp Energy Inc. (incorporated by reference to the Company’s Form 10SB12G filed with the Commission on March 24, 2000, File No. 000- 30095.)

5.1**	Opinion of Patton Boggs LLP

10.1*	Subscription Agreement dated as of March 15, 2005 between AHC Holdings Inc. and Wescorp Energy Inc. (incorporated by reference to Form 8-K filed on March 21, 2005)

10.2*	Common Stock Purchase Warrant issued to AHC Holdings Inc. pursuant to entering into a Subscription Agreement dated March 15, 2005 (incorporated by reference to Form 8-K filed on March 21, 2005)

10.3*

Certificate for 14% Secured Convertible Debenture issued to accredited investors pursuant to entering into a Subscription Agreement dated April 28, 2005 (incorporated by reference to Form 8-K filed on April 29, 2005)

10.4*	Subscription Agreement dated as of April 28, 2005 between accredited investors and Wescorp (incorporated by reference to Form 8-K filed on April 29, 2005)

10.5*

Common Stock Purchase Warrant to be issued to accredited investors converting 14% Secured Convertible Debentures into equity pursuant to entering into a Subscription Agreement dated as of April 28, 2005 (incorporated by reference to Form 8-K filed on April 29, 2005)

10.6*	Memorandum of Understanding dated as of September 21, 2004 between the Company and Ellycrack AS (incorporated by reference to Form 8-K filed on September 28, 2004)

10.7*	Employment Agreement dated as of September 1, 2007 by and among the Company and Douglas Biles (incorporated by reference to Form 8-K filed on September 21, 2007)

10.8*	Employment Agreement dated as of April 1, 2005 between Terry Mereniuk and Flowstar (Incorporated by reference to Form 10QSB filed on November 14, 2005)

10.9*	Loan Agreement dated as of January 28, 2003 between the Company and AHC Holdings Ltd. (incorporated by reference to Form 8-K filed April 28, 2003)

10.10*

Addendum to the Loan Agreement dated as of February 6, 2003 providing AHC a warrant to purchase 1,000,000 shares of the Company’s common stock at $0.15 per share as a bonus for providing the Loan (incorporated by reference to Form 8-K filed April 28, 2003)

10.11*	Intellectual Property Purchase Agreement dated and effective August 30, 2003 between Flowray and Quadra Products International Inc. (incorporated by reference to Form 8-K/A filed on May 12, 2004)

10.12*

Letter of Intent dated as of February 10, 2004 between the Company and Ellycrack AS regarding options to acquire three licenses in Canada, the United States and Mexico (incorporated by reference to Form 8- K filed on April 8, 2004)

10.13*	Audit Committee Charter (incorporated by reference to Form 10-KSB filed on April 13, 2004)

10.14*	Audit Committee Terms of Reference (incorporated by reference to Form 10-KSB filed on April 13, 2004)

10.15*	Employment Agreement dated as of September 1, 2007 between the Company and Scott Shemwell (incorporated by reference to Form 8-K filed on September 21, 2007)

10.16*	Consulting Agreement dated as of September 1, 2007 between the Company and Steve Cowper (incorporated by reference to Form 8-K filed on September 21, 2007)

10.17*	Form of Subscription Agreement for purchasers resident in Alberta and Ontario (incorporated by reference to Form 8-K filed on September 14, 2007)

10.18*	Form of Warrant Agreement, dated September 10, 2007 (incorporated by reference to Form 8-K filed on September 14, 2007)

21.1	Schedule of Subsidiaries of Wescorp Energy Inc.

23.1	Consent of Accountant

23.2	Consent of Attorney

24.1	Power of Attorney (included in Signature Page)

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* Previously filed.
** To be filed by amendment.

Item 28. Undertakings

The undersigned registrant undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

5.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, on November 9, 2007.

WESCORP ENERGY INC.

By: /s/ Douglas Biles
Douglas Biles, Chief Executive Officer and Director

Date: November 13, 2007

By: /s/ Terry Mereniuk
Terry Mereniuk, Chief Financial Officer and Director

Date: November 13, 2007

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Douglas Biles and Terry Mereniuk, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection there with, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By: /s/ John Anderson
John Anderson, Secretary / Treasurer and Director

Date: November 13, 2007

By: /s/ Alfred Comeau
Alfred Comeau, Director

Date: November 13, 2007

By: /s/ Steve Cowper
Steve Cowper, Director

Date: November 13, 2007

By: /s/ Robert M. Nicolay
Robert M. Nicolay, Director

Date: November 13, 2007

Exhibit Index

Exhibit
Number	Description

2.1*	Memorandum of Agreement dated as of March 27, 2003by and among the Company, Flowray and Flowstar (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.2*	Share Purchase Agreement dated as of January 14, 2004 between the Company and the Trustee of the Epithia Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.3*	Share Purchase Agreement dated as of January 14, 2004 between the Company and the Trustee of the Abuelo Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.4*	Amending Agreement dated as of June 16, 2004 between the Company and the Trustee of the Epithia Trust (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.5*	Amending Agreement dated as of June 16, 2004 between the Company and the Trustee of the Abuelo Trust (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.6*	Hypothecation Agreement dated as of July 6, 2004 by and among the Company, the Trustee of the Epithia Trust and Yearwood & Boyce (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.7*	Hypothecation Agreement dated as of July 6, 2004 by and among the Company, the Trustee of the Abuelo Trust and Yearwood & Boyce (incorporated by reference to Form 10-QSB filed on August 26, 2004)

2.8*	Memorandum Amending Agreement dated January 14, 2004, by and among the Company, Flowray and Flowstar (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.9*

Share Purchase and Subscription Agreement dated as of June 9, 2003 by and among the Company, 1049265 Alberta Ltd., Flowray, Flowstar, New Millennium Acquisitions Ltd. (New Millennium) and Gregory Burghardt (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.10*

Share Purchase and Subscription Amending Agreement dated as of January 14, 2004 by and among the Company, 1049265 Alberta Ltd., Flowray, Flowstar, New Millennium and Gregory Burghardt (incorporated by reference to Form 8- K/A filed on May 12, 2004)

2.11*	Share Purchase Agreement dated as of January 14, 2004 between the Company and Epithia Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.12*	Share Purchase Agreement dated as of January 14, 2004 between the Company and Abuelo Trust (incorporated by reference to Form 8-K/A filed on May 12, 2004)

2.13*

Share Purchase Option Agreement dated as of February 10, 2004 between the Company and Olav Ellingsen regarding an option to purchase outstanding shares of Ellycrack AS (incorporated by reference to Form 8-K filed on April 8, 2004)

2.14*	Agreement and Plan of Merger between the Company and Strategic Decision Sciences, USA, Inc. dated as of September 5, 2007 (incorporated by reference to Form 8-K filed on September 11, 2007)

3.1*	Restated Articles of Incorporation of Wescorp Energy Inc. filed February 17, 2004 (incorporated by reference to Definitive Proxy Statement filed on December 9, 2003)

3.2*	Amended and Restated Bylaws of Wescorp Energy Inc. (incorporated by reference to the Company’s Form 10SB12G filed with the Commission on March 24, 2000, File No. 000- 30095.)

5.1**	Opinion of Patton Boggs LLP

10.1*	Subscription Agreement dated as of March 15, 2005 between AHC Holdings Inc. and Wescorp Energy Inc. (incorporated by reference to Form 8-K filed on March 21, 2005)

10.2*	Common Stock Purchase Warrant issued to AHC Holdings Inc. pursuant to entering into a Subscription Agreement dated March 15, 2005 (incorporated by reference to Form 8-K filed on March 21, 2005)

10.3*

Certificate for 14% Secured Convertible Debenture issued to accredited investors pursuant to entering into a Subscription Agreement dated April 28, 2005 (incorporated by reference to Form 8-K filed on April 29, 2005)

10.4*	Subscription Agreement dated as of April 28, 2005 between accredited investors and Wescorp (incorporated by reference to Form 8-K filed on April 29, 2005)

10.5*

Common Stock Purchase Warrant to be issued to accredited investors converting 14% Secured Convertible Debentures into equity pursuant to entering into a Subscription Agreement dated as of April 28, 2005 (incorporated by reference to Form 8-K filed on April 29, 2005)

10.6*	Memorandum of Understanding dated as of September 21, 2004 between the Company and Ellycrack AS (incorporated by reference to Form 8-K filed on September 28, 2004)

10.7*	Employment Agreement dated as of September 1, 2007 by and among the Company and Douglas Biles (incorporated by reference to Form 8-K filed on September 21, 2007)

10.8*	Employment Agreement dated as of April 1, 2005 between Terry Mereniuk and Flowstar (Incorporated by reference to Form 10QSB filed on November 14, 2005)

10.9*	Loan Agreement dated as of January 28, 2003 between the Company and AHC Holdings Ltd. (incorporated by reference to Form 8-K filed April 28, 2003)

10.10*

Addendum to the Loan Agreement dated as of February 6, 2003 providing AHC a warrant to purchase 1,000,000 shares of the Company’s common stock at $0.15 per share as a bonus for providing the Loan (incorporated by reference to Form 8-K filed April 28, 2003)

10.11*	Intellectual Property Purchase Agreement dated and effective August 30, 2003 between Flowray and Quadra Products International Inc. (incorporated by reference to Form 8-K/A filed on May 12, 2004)

10.12*

Letter of Intent dated as of February 10, 2004 between the Company and Ellycrack AS regarding options to acquire three licenses in Canada, the United States and Mexico (incorporated by reference to Form 8- K filed on April 8, 2004)

10.13*	Audit Committee Charter (incorporated by reference to Form 10-KSB filed on April 13, 2004)

10.14*	Audit Committee Terms of Reference (incorporated by reference to Form 10-KSB filed on April 13, 2004)

10.15*	Employment Agreement dated as of September 1, 2007 between the Company and Scott Shemwell (incorporated by reference to Form 8-K filed on September 21, 2007)

10.16*	Consulting Agreement dated as of September 1, 2007 between the Company and Steve Cowper (incorporated by reference to Form 8-K filed on September 21, 2007)

10.17*	Form of Subscription Agreement for purchasers resident in Alberta and Ontario (incorporated by reference to Form 8-K filed on September 14, 2007)

10.18*	Form of Warrant Agreement, dated September 10, 2007 (incorporated by reference to Form 8-K filed on September 14, 2007)

21.1	Schedule of Subsidiaries of Wescorp Energy Inc.

23.1	Consent of Accountant

23.2	Consent of Attorney

24.1	Power of Attorney (included in Signature Page)

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* Previously filed.
** To be filed by amendment